Exhibit 2.1

Certain confidential information contained in this exhibit have been omitted by means of redacting a portion of the text and replacing it with [***], pursuant to Regulation S-K Item 601(b) of the Securities Act of 1933, as amended. Certain confidential information has been excluded from this exhibit because it is: (i) not material; and (ii) the registrant treats such information as private or confidential.

Execution Version

Unit Purchase Agreement
Dated March 11, 2022

by and among

Evening Post Group, LLC,
EPI Health, LLC,
and
Novan, Inc.

i

Exhibits
Exhibit A    R&W Insurance Policy
Exhibit B    Form of Working Capital Statement
Exhibit C     Transition Services Agreement
Exhibit D    Financing Documents

Schedules

Schedule 1.1        Purchaser Products and Product Candidates
Schedule 1.2        Permitted Encumbrances
Schedule 2.2(c)(iii)    Officers
Schedule 2.2(c)(v)    Required Consents
Schedule 2.7(b)     Allocation Guidelines
Schedule 6.8(a)    Additional Financial Statements
Schedule 7.2(a)(vi)    Other Indemnity Matters

UNIT PURCHASE AGREEMENT
THIS UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of March 11, 2022, is made by and among EPI Health, LLC, a South Carolina limited liability company (the “Company”), Evening Post Group, LLC, a South Carolina limited liability company (“Seller”), and Novan, Inc., a Delaware corporation (“Purchaser”).
RECITALS
WHEREAS, Seller owns beneficially and of record all of the issued and outstanding units of membership interest of the Company (the “Units”); and
WHEREAS, the parties hereto desire that, subject to the terms and conditions of this Agreement, in exchange for the consideration set forth herein, Purchaser shall purchase from Seller all of the Units held by Seller, such that following such purchase, Purchaser shall own all of the Units.
NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
Article 1
DEFINITIONS

Section 1.1Certain Definitions. As used herein, the terms below shall have the following meanings.
“Acceptable Buyer” means a company with common stock listed on the New York Stock Exchange or The Nasdaq Stock Market LLC (“Nasdaq”) that meets the following standards on the closing date of the acquisition of Purchaser or its Affiliate: (i) aggregate worldwide market value of the voting and non-voting common equity held by its non-affiliates of $200 million or more; (ii) an average daily trading volume over the prior twenty trading days of 250,000 shares or more; (iii) a minimum closing price of $5.00 per share of common stock on the day immediately preceding the closing of such acquisition; and (iv) positive net income (i.e. not a net loss) on a GAAP basis in each of the last two (2) fiscal years ending immediately prior to the closing date of such acquisition, as well as in each of the full calendar quarters ending after the end of such last fiscal year ending immediately prior to the closing of such acquisition.

“Action” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.
“Assets” means all of the properties and assets of the Company or used or held for use by the Company in the Business of any kind, whether tangible or intangible, real or personal or mixed.

“Audited Financial Statements” means the audited balance sheets of the Company as of September 30, 2021 and September 30, 2020, and the related statements of operations, changes in member’s equity, and cash flows for each of the fiscal years then ended, including the notes thereto.
“Business” means the business conducted by or on behalf of the Company, as currently conducted, including the testing, developing, advertising, promoting, manufacturing, selling, marketing, importing, exporting, commercializing and distributing of the Products.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Laws to be closed in New York City, New York.
“Calendar Quarter” means the respective periods of three (3) consecutive calendar months beginning on January 1, April 1, July 1 and October 1; provided that the first Calendar Quarter shall begin on the Closing Date and end on the first of March 31, July 31, September 30 or December 31 to occur after the Closing Date.
“Calendar Year” means the twelve (12) month fiscal period commencing on January 1; provided that the first Calendar Year shall begin on the Closing Date and end on the first December 31 to occur after the Closing Date.
“Cash” means all cash and cash equivalents (including marketable securities and marketable short-term investments and increased by deposits, checks, wires, and drafts of account in transit) of the Company, determined in accordance with GAAP that (a) are not held in escrow, (b) are not required to be held by or at the direction of a Governmental Body pursuant to a regulatory or Contractual requirement, (c) are not required to secure deposits or obligations to customers, suppliers, distributors, landlords or any other Person, and (d) are not otherwise subject to any other Contractual or legal restriction that would impair the ability of the owner of such cash and cash equivalents to freely transfer or use such cash and cash equivalents for any lawful purpose.
“CARES Act” means the (i) Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) enacted March 27, 2020, as amended, supplemented or otherwise modified and including any successor or similar legislation, regulation, rule, interim final rule, FAQ or other guidance related thereto, including any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided financing as contemplated by Title IV of such Coronavirus Aid, Relief and Economic Security Act, (ii) the Families First Act and (iii) the American Rescue Plan.
“Change of Control” means, with respect to the Company: (a) the sale of all or substantially all of the Company’s assets to a third party other than Purchaser or one of its Affiliates; (b) a merger, reorganization or consolidation involving the Company in which the voting securities of the Company outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, or consolidation; or (c) a person or entity, or group of persons or entities acting in concert, acquire more than fifty percent (50%) of the voting equity securities or management control of the Company.
“Closing Cash Amount” means all Cash as of 11:59 pm eastern time on the Closing Date, calculated without giving effect to (a) the consummation of the Contemplated Transactions or any financing thereof, or (b) any transactions occurring on the Closing Date after the Closing that discharge any Indebtedness or Transaction Fees.

“Closing Working Capital” means the Working Capital as of 11:59 pm eastern time on the Closing Date, calculated without giving effect to the consummation of the Contemplated Transactions or any financing thereof.
“Code” means the Internal Revenue Code of 1986.
“Commercially Reasonable Efforts” means that level of effort and resources as is customary in the pharmaceutical industry, by a company of similar size and scope of Purchaser and Company, for carrying out obligations or tasks for the development, manufacturing and commercialization, as the case may be, of a pharmaceutical product having similar market potential, patent and other proprietary position, profit potential or strategic value, based on conditions then prevailing, taking into account scientific, business and marketing considerations, including comparable perceived market potential, comparable regulatory approvals and pathways, the competitiveness of alternative products in the marketplace or under development and cost of development or commercialization.
“Company Legacy Product” means each of the following Products of the Company, in each case as marketed and as approved for marketing as of the Closing and as may be marketed for the same indication and same patient population pursuant to any amendment or supplement to the Registration for any such Product: (i) Minolira (biphasic minocycline hydrochloride immediate release/extended release 105 mg and 135 mg tablets), (ii) Cloderm (clocortoline pivalate cream 0.1%), (iii) Rhofade (oxymetazoline hydrochloride cream 1%), (iv) Sitavig (acyclovir 50mg tablets for sale pursuant to a prescription) (“Sitavig”), and (v) Nuvail (poly-ureaurethane 16% nail solution). Company Legacy Products shall not mean or include Wynzora (calcipotriene and betamethasone dipropionate cream) (“Wynzora”) or any products commercialized by Bayer or its affiliates, licensees, successors or assigns pursuant to the Sitavig Agreement.
“Company LLC Agreement” means the First Amended and Restated Operating Agreement of the Company, dated as of September 20, 2021, by and among the Company and Seller.
“Company Privacy and Data Security Policies” means the Company’s and, if applicable to the Business, Seller’s policies related to compliance with Information Privacy and Security Laws and protecting the confidentiality, integrity and availability of information subject to the Information Privacy and Security Laws and other confidential information and data of the Business.
“Competing Product” means a pharmaceutical product or medical device product that is authorized for sale in the United States for the same indication and patient population as any of the Company Legacy Products; provided that the term “Competing Product” shall not include (i) any products or product candidates of Purchaser set forth on Schedule 1.1; or (ii) any products commercialized by Bayer or its affiliates, licensees, successors or assigns pursuant to the Sitavig Agreement.
“Contemplated Transactions” means the purchase and sale of the Units and the other transactions contemplated to be completed in accordance with the terms and conditions of this Agreement and the other Transaction Documents.
“Contracts” means any written contracts, agreements, leases or licenses.
“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by

Contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).
“Court Order” means any order, judgment, decision, consent decree, injunction, ruling or order of any Governmental Body that is expressly by its terms binding on any Person or such Person’s property.
“Covered Taxes” means any (a) Tax of the Company with respect to a Pre-Closing Tax Period, taking into account, for the avoidance of doubt, any Transaction Tax Deductions; (b) Tax for a Pre-Closing Tax Period of another Person for which the Company has Liability pursuant to Treasury Regulations Section 1.1502-6 (or similar provision of other Tax Regulations) as a result of filing an affiliated, combined, consolidated, unitary or similar Tax Return with such Person for a Pre-Closing Tax Period; (c) Liability of the Company for Tax for a Pre-Closing Tax Period of another Person as transferee or successor to such Person provided the event or transaction giving rise to the status as transferee or successor occurred in a Pre-Closing Tax Period; (d) Liability of the Company for Tax of another Person with respect to a Pre-Closing Tax Period as a result of a Tax Sharing Agreement entered into in a Pre-Closing Tax Period or (e) Tax arising after the Closing Date relating to the inclusion of any item of income in, or excluding any item of deduction from, taxable income in any taxable period beginning on, or ending after, the Closing Date as a result of any adjustments under Code Section 481 (or any corresponding or similar provision of state, local or foreign Tax Law) relating to a change in method of accounting for any Pre-Closing Tax Period; provided, however, that Covered Taxes shall not include (and nor shall Indebtedness include), and Seller shall not have any Liability pursuant to this Agreement with respect to, Taxes to the extent such Taxes arise as a result of or are related to Purchaser (i) taking any action, or causing the Company to take any action, on the Closing Date after the Closing that is outside the Ordinary Course of Business that has an effect on a Pre-Closing Tax Period, (ii) making, or causing the Company to make, any election (including any election under Code Sections 338 or 336, or that changes the Tax classification of the Company), after the Closing that has an effect on a Pre-Closing Tax Period, or (iii) causing the Company to change any accounting method after the Closing that has an effect on a Pre-Closing Tax Period.
“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions and any mutation thereof and related or associated epidemics, pandemics, disease outbreaks or public health emergencies.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Body in connection with or in response to COVID-19, including the CARES Act.
“DOJ” means the U.S. Department of Justice.
“Earnout Period” means the period starting on the Closing Date and ending on the later of (i) the expiration of the Second Sales Milestone Earnout Period, (ii) the expiration or termination of the Sitavig Agreement, and (iii) the payment to Seller of the last possible Sitavig Earnout Payment hereunder.
“Employer’s Portion” means the employer portion of any employment or payroll Taxes arising in connection with any payment made at or in connection with the Closing pursuant to, or arising as a result of, this Agreement or the Contemplated Transactions.
“Employment Agreements” means the Employment Agreement between Purchaser and the Specified Employee, to be dated as of the Closing Date.

“Encumbrance” means (i) any lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, or encumbrance, or (2) in the case of any security, any restriction on the voting or transfer of such security, other than restrictions on transfer or voting arising under applicable state and federal securities Laws.
“Environmental Laws” means any and all applicable Laws that regulate the protection of human health and safety and the environment, including ambient air, man-made structures, surface water, groundwater or land, or emissions, discharges or releases of Hazardous Substances into the environment, or the storage, treatment, labeling, disposal or handling of Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person, trade or business that is, or at any relevant time was, together with the Company, treated as a single employer under Code Section 414.
“Escrow Agent” means PNC Bank, N.A.
“Escrow Agreement” means the escrow agreement, dated as of the date hereof, by and among Purchaser, Seller, and the Escrow Agent.
“Export and Import Approvals” means all export licenses, license exceptions, consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export and Import Control Laws.
“Export and Import Control Laws” means any Law, regulation, or Court Order governing (a) imports, exports, reexports, or transfers of products, services, software, or technologies from or to any jurisdiction, including from and to the United States; (b) any release of technology or software in any foreign country or to any foreign person (anyone other than, with respect to applicable U.S. Laws, a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (c) economic sanctions or embargoes; or (d) compliance with unsanctioned foreign boycotts. For clarity, Export and Import Control Laws include the Export Administration Act of 1979, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Arms Export Control Act, and their respective regulations, including the Export Administration Regulations, the Office of Foreign Asset Control Regulations, the International Traffic in Arms Regulations, U.S. Customs Regulations and the Foreign Trade Regulations.
“FDA” means the United States Food and Drug Administration or any successor agency thereto.
“FFDCA” means the United States Food, Drug and Cosmetic Act, 21 U.S.C. 301, et seq., as it may be amended from time to time, and the regulations promulgated or issued thereunder.
“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements, as applicable.
“Financing Documents” means the Guaranty Agreement in favor of Seller by Company, dated as of the Closing Date; the Secured Promissory Note and Security Agreement from Purchaser to Seller, dated as of the Closing Date; and the Security Agreement, dated as of the Closing Date, made by Company in favor of Seller, all in the forms attached hereto in Exhibit D.

“Force Majeure Event” means the following events where beyond the reasonable control of the affected party: (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or action not due to the noncompliance of the impacted party; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) epidemic or pandemic; and (g) strikes, labor stoppages or slowdowns or other industrial disturbances.
“Fraud” means Delaware common law fraud with a specific intent to deceive (and not a constructive fraud, equitable fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence) with respect to the making of the representations and warranties set forth in Article 3, 4, or 5 of this Agreement, as applicable, or any certificate delivered in connection with the Agreement.
“FTC” means the U.S. Federal Trade Commission.
“Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and the second sentence of Section 3.1(b) (Organization; Qualification; Power and Authorization), Section 3.3 (Capitalization), Section 3.4(a) (Assets), the second sentence of Section 3.5(d) (Sitavig Agreement), Section 3.8 (Taxes), Section 3.20 (Brokers), Section 4.1(a) and the second sentence of Section 4.1(b) (Organization and Power), Section 4.2 (Authorization), Section 4.4 (Ownership of Units), Section 4.5 (Brokers), Section 5.1 (Organization and Power), Section 5.2 (Authorization), and Section 5.6 (Brokers).
“Funded Indebtedness” means the sum of all monies required by the Company to repay in full all amounts due under any Contracts for borrowed money, and to obtain the release of the Encumbrances in favor of any Person securing the indebtedness evidenced by such agreements, in each case as calculated in accordance with the Payoff Letters.
“GAAP” means accounting principles generally accepted in the United States of America, consistently applied and maintained by the Company throughout the applicable periods.
“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district, locality or other jurisdiction of any nature, foreign or domestic; (b) international, multinational, national, federal, state, provincial, territorial, county, local, municipal, or other government, foreign or domestic, or the government of any political subdivision of any of the foregoing; or (c) any entity, authority, agency, ministry, or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions, and including any court or other judicial or arbitral tribunal or any government-sponsored entity or self-regulatory organization (SRO).
“Hazardous Substance” means any “hazardous substance,” “hazardous material,” “hazardous waste,” “pollutant,” “contaminant” or “toxic substance,” as defined or regulated by any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and Laws promulgated thereunder, or any analogous state and local Laws.
“Healthcare Laws” mean all local, state, federal and foreign healthcare laws applicable to the Company or its properties, Business, Products or other assets is bound or affected, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal false statements law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), all criminal laws relating to healthcare fraud and abuse, including 18 U.S.C. §§ 286, 287, 1035, 1347, 1349 and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the FFDCA, the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), any other Law governing a government funded or sponsored healthcare program, and the regulations promulgated pursuant to such Laws, and any other similar Law, including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs.
“Indebtedness” means: (a) any monetary obligations of the Company for borrowed money (including all obligations for principal, interest premiums, prepayment premiums, penalties, fees, expenses, breakage costs and break-up fees); (b) any monetary obligations of the Company evidenced by any note, bond, debenture or other debt security; (c) any monetary obligations of the Company for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, but only to the extent actually drawn; (d) the net amount, which may be positive or negative, of any obligations of the Company under any currency or interest rate swap, hedge or similar protection device; (e) any of the foregoing to the extent guaranteed by the Company, in each case calculated in accordance with GAAP; (f) any notes or other amounts (including the net amount of any intercompany trade receivables and trade and note payables, if any) owed by the Company to Seller or any Affiliate of Seller, in each case, including any interest or prepayment costs or fees owing thereon, and (g) any and all liabilities for Taxes that the Company or its Subsidiaries deferred as permitted under the CARES Act; provided, however, that in no event shall “Indebtedness” hereunder include or be deemed to include (y) any item or amount included in Transaction Fees or any royalty payments or milestone payments or other deferred purchase price payments under any purchase agreement, license agreement, or other Contract of the Company, or (z) any Liability with respect to the Disputed Rebate Claim.
“Indemnification Escrow Account” means the account into which the Indemnification Escrow Amount is deposited and held by the Escrow Agent.
“Indemnification Escrow Amount” means One Hundred Thirty-Seven Thousand Five Hundred Dollars ($137,500.00).
“Independent Accountant” means the independent accounting firm to be mutually agreed upon by Purchaser and Seller.
“Information Privacy and Security Laws” means all applicable Laws concerning the privacy or security or processing of Personal Information, including the Health Insurance Portability and Accountability Act, the Health Information Technology for Clinical Health Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state social security number protection Laws, state data breach notification Laws, state consumer protection Laws, the European Union Directive 95/46/EC, the European Union General Data Protection Regulation, the European Union Directive 2002/58/EC, as amended by 2009/136/EC, the California Consumer Privacy Act of 2018, Cal. Civ. Code § 1798.100 et seq., and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).
“Knowledge of the Company,” “to the Company’s Knowledge” or any similar phrases, when used with respect to the Company, means the actual knowledge of each of John Donofrio, Melissa Goodhead, Brett Fair, Kevin Scott and Joe Waring, in each case after due inquiry.
“Knowledge of the Purchaser” “to the Purchaser’s Knowledge” or any similar phrases, when used with respect to the Purchaser, means the actual knowledge of each of Paula Brown Stafford, John M. Gay, Brian Johnson and Andrew Novak, in each case after due inquiry.
“Latest Balance Sheet” means the unaudited balance sheet of the Company as of the Latest Balance Sheet Date.
“Latest Balance Sheet Date” means December 31, 2021.
“Laws” (each, a “Law”) means, with respect to a particular Person, any federal, foreign, state, and local laws (including provisions of common law), statutes, ordinances, regulations, rules, codes, judgements, decrees or other rules of law binding on or applicable to such Person, but, for the avoidance of doubt, excluding any Court Orders.
“Leased Real Property” means all Real Property leased, subleased, licensed or otherwise used or occupied by the Company pursuant to the Real Property Leases.
“Liability” means any liability, obligation, commitment, expense, deficiency, guaranty or endorsement of or by any Person, whether known or unknown, and whether accrued, absolute, contingent, matured or unmatured.
“Loss” means any losses, obligations, damages, judgments, penalties, deficiencies, costs and expenses of any nature (including reasonable and documented attorneys’ and experts’ fees and disbursements).
“Material Adverse Effect” means, with respect to the Company, any change, effect, development, circumstance, change of facts, condition, occurrence or event (each, an “Effect”) that, individually or in the aggregate taken with all other Effects, is reasonably expected to have a material adverse effect on the business, assets (whether tangible or intangible), financial condition, capitalization, operations or results of operations of the Company; provided, however, that none of the following shall be taken into account (either alone or in combination) in determining whether there has been a Material Adverse Effect: (a) the effect of any change that is generally applicable to the industry and markets in which the Company operates; (b) the effect of any change that is generally applicable to the United States economy or its securities or financing markets; (c) the effect of any change arising in connection with earthquakes, fires and other similar destructive natural events, acts of war, sabotage or terrorism or military actions, or any worsening or escalation of the foregoing; (d) pandemics, epidemics, disease outbreaks, and other public health emergencies, including COVID-19 including any COVID-19 Measures or any other Law, guidelines or recommendations by any Governmental Body relating to such epidemic or pandemic, and any actions taken in good faith by the Company in connection therewith, (e) the effect of any change in GAAP or applicable Laws; (f) the effect of any events or occurrences, directly or indirectly, related to the announcement or consummation of the Contemplated Transactions (including any loss of or adverse change in the relationship of the Company with its employees, customers, suppliers or partners related thereto); (g) the effect of any action taken by Purchaser or any of its Affiliates or any omission to act by Purchaser or any of its Affiliates; (h) the effect of any action taken by Seller or Company or any omission to act by

Seller or the Company, in each case, that is in compliance with the terms of this Agreement or was otherwise taken (or not taken) with the consent of or at the request of Purchaser or any of its Affiliates; or (i) any matters specifically disclosed in the Company Disclosure Schedule; provided, however, that the changes and effects in the case of clause (a) through (e) of this sentence do not disproportionately affect the Company in any material respect as compared to other similar companies (in which case, solely the disproportionate impact shall be taken into account); and, provided, further, that the failure of the Company to meet any internal or external projections, forecasts, budgets or estimates of revenues or earnings shall not, in and of itself, be evidence that a Material Adverse Effect has occurred.
“MC2 Amended and Restated Agreement” means that certain the Amended and Restated Promotion and Collaboration Agreement between the Company and MC2 Therapeutics Limited, dated February 27, 2022 and effective as of January 1, 2022, as may be amended, modified or supplemented from time to time.
“NDA” means a New Drug Application submitted to or approved by the FDA pursuant to 21 U.S.C. § 355 to permit the commercialization of a drug in the United States, and all supplements, amendments and replacements thereto.
“Net Sales” means, with respect to a Product, the gross amounts invoiced for sales of such product by or on behalf of Company and its Affiliates, and its and their licensees and sublicensees (each a “Selling Party”) to Third Parties during the applicable period, less each of the following deductions (in each case including any equivalent or similar adjustments), to the extent accrued or actually taken or paid as applicable, with respect to the sale of such Company Legacy Product in each case with respect to such sales and deductions that are in accordance with GAAP and, to the extent in accordance with GAAP as generally and consistently applied, Purchaser’s internal accounting policies:
(a)normal and customary trade, quantity and prompt pay discounts or rebates with respect to sales of a Company Legacy Product;
(b)refunds, credits and allowances for rejection or return of previously sold product, damaged or lost goods or for retroactive price reductions and billing errors;
(c)rebates, credits, coupons, co-pays and chargebacks to managed health care organizations, pharmacies, pharmacy benefit managers, national, state/provincial, local, and other governments, their agencies and buyers and reimbursers, or to trade customers;
(d)wholesaler allowances and inventory management fees;
(e)amounts written off by reason of uncollected debt if and when actually written off or allowed, provided that such amounts shall be added back to Net Sales if and when collected;
(f)costs of freight, shipping, insurance, customs duties and other transportation charges directly related to the distribution of such Company Legacy Product; and
(g)Taxes, duties, tariffs or other governmental charges (including any Tax such as a value added or similar Tax, but excluding any Taxes based on income) levied on or measured by the billing amount for the product.

In no event will any particular amount identified above be deducted more than once in calculating Net Sales. Sales of Company Legacy Product between Company and its Affiliates or any other Selling Party for resale are excluded from the computation of Net Sales, but the subsequent resale of such product to a Third Party is included within the computation of Net Sales.
Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (1) the distribution of reasonable quantities of promotional samples of Products for which no payment or reimbursement is received and (2) Products provided for clinical trials or research purposes, or charitable or compassionate use purposes for which no payment or reimbursement is received.
Net Sales for a Combination Product (as defined below) is calculated as follows:
i.If the Company Legacy Product and Other Products each are sold separately, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the public or list price in the of such Company Legacy Product sold separately in the same formulation and dosage, and B is the sum of the public or list prices of the Other Products sold separately in the same formulation and dosage.
ii.If the Company Legacy Product is sold independently of the Other Products, but the public or list price of the Other Products cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction A/C, where A is the public or list price of such Company Legacy Product sold independently and C is the public or list price of the Combination Product.
iii.If the Other Products are sold independently of the Company Legacy Product, but the public or list price of such Company Legacy Product cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction 1-B/C, where B is the sum of the public or list prices of the Other Products and C is the public or list price of the Combination Product.
If neither the Company Legacy Product nor the Other Products are sold independently, Purchaser and the Company, on the one hand, and Seller, on the other hand, shall negotiate in good faith an adjustment to Net Sales that reasonably reflects the fair market value of the contribution of the Company Legacy Product in the Combination Product to the total fair market value of the Combination Product. “Combination Product” means a collection or group of products sold together (such as in a kit or package) that contains (a) a Company Legacy Product and (b) one or more other functional products (“Other Products”) that has been sold separately for use without the Company Legacy Product.
“Off-the-Shelf Software” means unmodified commercially-available, off-the-shelf, click-wrap, shrink-wrap or similar software obtained from a Person (a) on general commercial terms and which is generally available on similar commercial terms, and (b) which is not distributed as “open source software” or “free software” or under a similar licensing or distribution model.
“Ordinary Course of Business” means the ordinary course of the Business, consistent with the past customs and practices of and on behalf of the Company.

“Organizational Documents” means, with respect to any Person (other than a natural person), the certificate/articles of formation/incorporation/organization, bylaws, partnership agreement, limited liability company agreement, trust agreement or other similar organizational document or agreement, as applicable, of such Person.
“Permits” means any license, permit, approval, registration, clearance, listing, exemption, declaration, consent, certificate, or authorization of, or filing with any Governmental Body.
“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith; (b) statutory, mechanics’, laborers’, materialmen’s, warehouseman’s, carrier’s and other similar Encumbrances arising in the Ordinary Course of Business for sums not yet due, (i) any and all matters of record in the jurisdiction where the Real Property is located, including zoning restrictions, easements and other reservations, covenants, conditions, oil and gas leases, mineral severances and Encumbrances which are not violated by the current use of occupancy of the Company’s Real Property, (ii) any easements, rights-of-way, building or use restrictions, prescriptive rights, encroachments, protrusions, rights and party walls, and (iii) statutory and contractual landlord’s Encumbrances, rights of distress or Encumbrances under any Real Property Lease or other leases pursuant to which the Company is a lessee, in each case of clauses (i), (ii) and (iii), that do not individually or in the aggregate materially detract from the value or otherwise materially interfere with the current use or occupancy of the Company’s Real Property or otherwise materially impair the Company’s operation of the Business as currently conducted; (d) any and all Encumbrances encumbering the underlying fee interest of the Leased Real Property; (e) restrictions on transfer arising under applicable state and federal securities laws; (f) such other imperfections of title as do not materially detract from the value or otherwise materially interfere with the current use of the Company’s properties or otherwise impair the Company’s operation of the Business as currently conducted; and (g) the Encumbrances set forth on Schedule 1.2.
“Person” means any person or entity, including an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture and Governmental Body.
“Personal Information” means information about an identified or identifiable natural Person or that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular consumer or household. Personal Information includes information that is regulated, protected, or governed as “personally identifiable information,” “personal information,” “personal data,” “nonpublic personal information,” or the like under applicable Law.
“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.
“Products” means all pharmaceutical or medical device products or product candidates currently being developed, tested, manufactured, promoted, advertised, marketed, sold, distributed, or otherwise commercialized by or on behalf of the Company, which includes the Company Legacy Products and Wynzora (calcipotriene and betamethasone dipropionate cream), but for clarity does not include any products developed, tested, manufactured, promoted, advertised, marketed, sold, distributed, or otherwise commercialized by Bayer or its Affiliates, licensees, successors, or assigns pursuant to the Sitavig Agreement.

“R&W Insurance Policy” means an insurance policy issued by Travelers Excess and Surplus Lines Company or an affiliate thereof in the form attached as Exhibit B and bound as of the date hereof.
“Real Property” means any fee simple, leasehold or other interest in any real property, together with all buildings, improvements, fixtures and easements.
“Real Property Leases” means all leases, subleases, license or other agreements pursuant to which the Company is a lessor, lessee, sublessor or sublessee of, or otherwise uses or occupies, or has granted to any third party any right or option to use or occupy, any Real Property.
“Registration” means any regulatory filing, submission, application, marketing authorization, permit, license, registration, regulatory clearance, exemption, approval, or similar Permit held in the name of the Company and issued by a Governmental Body, including any NDA, that is required by applicable Law to commercialize a Product in any jurisdiction where such Product is currently commercialized by the Company.
“Retention Level” means Two Hundred Seventy-Five Thousand Dollars ($275,000).
“Sitavig Agreement” means that certain OTC Switch License Agreement between the Company and Bayer Healthcare LLC, dated as of February 21, 2020, as may be amended, modified or supplemented from time to time as permitted by Section 2.5(c)(i) hereof.
“Specified Employee” means John Donofrio.
“Straddle Period” means any taxable period beginning on or before, but ending after, the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which at least a majority of the voting power of the equity securities or equity interests is owned or controlled, directly or indirectly, by such Person and/or its Subsidiaries.
“Tax” or “Taxes” means any federal, state, local or foreign net income, gross income, net worth, alternative minimum, real property, gross receipts, sales, use, ad valorem, transfer, capital stock, franchise, capital, capital gains, capital acquisition, dividend withholding, profits, license, lease, service, service use, withholding, payroll including social security and unemployment or similar charges or contributions imposed on or measured by wages, employment, disability, workers compensation, excise, corporation, severance, wealth, transfer, stamp, occupation, premium, personal property, windfall profits, alternative or add-on minimum, any Liability under any state abandoned or unclaimed property, escheat or similar Law, additions to Tax, environmental, customs, duties including import and export duties, estimated or other taxes or assessments of a similar nature, together with any interest, penalties, fees and additions to Tax imposed by a Governmental Body with respect thereto, whether disputed or not.
“Tax Return” means any return, declaration, report, statement, or other document required to be filed with a taxing authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.
“Tax Sharing Agreement” means any written Contract the principal purpose of which is Tax sharing or allocation.

“Transaction Bonus” means any bonus, change of control payment, retention payment or similar compensation paid or payable by the Company in connection with the Closing, whether paid concurrently with or following the Closing, together with the Employer’s Portion of any payroll or employment Taxes attributable to the foregoing.
“Transaction Documents” means this Agreement, the Escrow Agreement, the R&W Insurance Policy, the Transition Services Agreement, the Employment Agreements, the EPI Sublease Agreement and the Financing Documents.
“Transaction Fees” means, without duplication, (a) all fees, costs and expenses incurred by the Company (and Seller to the extent such fees, costs, payments and expenses are to be borne by the Company) in connection with the negotiation, preparation and execution of this Agreement or the consummation of the Contemplated Transactions, along with any other sale process conducted by the Company, including any brokerage or investment banking fees or commissions, or fees and expenses payable to accountants, attorneys and other professional advisors, incurred by the Company or on behalf of Seller; (b) any Transaction Bonuses; and (c) 50% of the fees of the Escrow Agent. Notwithstanding anything to the contrary contained herein, no Liability shall be treated as both a Transaction Fee and also Indebtedness or a Current Liability.
“Transaction Tax Deductions” means the amount of the income Tax deductions permitted under applicable Tax Laws on a “more likely than not” basis to be taken, in a Pre-Closing Tax Period attributable to (a) the payment of amounts described in the definition of Transaction Fees, (b) the write off of deferred financing costs and any other deductions arising in connection with the payment of Indebtedness at Closing, (c) the vesting or payment of amounts with respect to restricted Units of the Company for which timely elections under Code Section 83(b) were not made and any Employer’s Portion of any payroll or employment Taxes attributable to such and (d) without duplication, any compensatory payments made pursuant to this Agreement, including bonuses (including those taken into account in calculating the Purchase Price through the calculation of Working Capital) and any Employer’s Portion of payroll or employment Taxes with respect thereto.
“Transition Services Agreement” means the Transition Services Agreement between Purchaser, the Company and Seller, to be dated as of the Closing Date and substantially in the form attached hereto as Exhibit C.
“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time (including temporary regulations and corresponding provisions of succeeding regulations).
“Unaudited Financial Statements” means the Latest Balance Sheet and the balance sheet as of December 31, 2020 and the related unaudited statements of operations, member’s equity and cash flows for the three-month period ended on the Latest Balance Sheet Date and the three-month period ended December 31, 2020, including the notes thereto.
“Vectans Transfer Agreement” means that certain Transfer and License Agreement, dated February 21, 2020, between Vectans Pharma and the Company.
“Working Capital” means the difference between (A) the amounts shown in the line items from the balance sheet of the Company listed on the Working Capital Statement under “Current Assets” and (B) the amounts shown in the line items from the balance sheet of the Company listed on the Working Capital Statement under “Current Liabilities,” in each case (i) calculated in accordance with the principles, practices and procedures set forth on the Working Capital Statement, and (ii) determined as of 11:59 pm eastern time on the Closing Date and calculated without giving effect to the consummation of the Contemplated Transactions or any financing thereof. For the avoidance of doubt, (x) only line items included in the Working Capital Statement shall be used in determining Working Capital, (y) no Liability with respect to the Disputed Rebate Claim shall be included in Current Liabilities for purposes of determining Working Capital, and (z) “Current Assets” shall exclude any deferred Tax assets and “Current Liabilities” shall exclude any deferred Tax liabilities.
“Working Capital Escrow Account” means the account into which the Working Capital Escrow Amount is deposited and held by the Escrow Agent.
“Working Capital Escrow Amount” means Three Hundred Thousand Dollars ($300,000).
“Working Capital Statement” means the statement of the Working Capital in the form attached hereto as Exhibit B.
“Working Capital Target” means an amount equal to $(5,683,139).
Section 1.2Terms Defined Elsewhere. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term	Section
10b5-1 Plan	Section 2.5(g)
Aclaris Agreement	Schedule 7.2(a)(vi)
Affected Employees	Section 6.4(a)
Agreement	Preamble
Allergan Agreement	Schedule 7.2(a)(vi)
Allergan Arbitration Matters	Schedule 7.2(a)(vi)
Allocable Consideration	Section 2.7(b)
Allocation Guidelines	Section 2.7(b)
Allocation Schedule	Section 2.7(b)
Amount in Dispute	Section 7.3(m)
Annual Wynzora Earnout Payment	Section 2.5(b)
Annual Wynzora Threshold	Section 2.5(b)
Aspect Agreement	Schedule 7.2(a)(vi)
Auditor Consent	Section 6.8
Base Purchase Price	Section 2.1(b)
Bayer	Section 2.5(c)
Business Intellectual Property	Section 3.14(a)
Calculation Notice	Section 2.6(b)
Cash Adjustment Amount	Section 2.6(d)
Cash Closing Purchase Price	Section 2.4(b)
Cash Statement	Section 2.3(c)
Claim Notice	Section 7.4(a)
Closing	Section 2.2(a)
Closing Cash	Section 2.6(a)

Closing Date	Section 2.2(a)
Closing Indebtedness	Section 2.6(a)
Closing Purchase Price	Section 2.4
Closing Transaction Fees	Section 2.6(a)
Combination Product	Definition of Net Sales
Company	Preamble
Company Disclosure Schedules	Preamble to Article 3
Company Intellectual Property	Section 3.14(a)
Contingent Share Consideration	Section 2.5(e)
Continuing Clients	Section 9.13(a)
Contracting Parties	Section 9.8
Copyrights	Section 3.14(a)
Correct Setoff Amount	Section 7.3(m)
D&O Insurance Policies	Section 6.2(b)
Deductible	Section 7.3(a)
Deferred Purchase Price	Section 2.4(a)
Dispute Notice	Section 7.4(b)
Disputed Calculation	Section 2.6(b)
Disputed Rebate Claim	Schedule 7.2(a)(vi)
Earnout Payments	Section 2.5(b)
Effect	Definition of Material Adverse Effect
Employee Plans	Section 3.9(a)
Estimated Cash	Section 2.3(c)
Estimated Indebtedness	Section 2.3(b)
Estimated Transaction Fees	Section 2.3(d)
Estimated WC Statement	Section 2.3(a)
Estimated Working Capital	Section 2.3(a)
Exchange Act	Section 5.4(d)
FCPA	Section 3.22(a)
Final Sales Milestone Report	Section 2.5(f)
First Sales Milestone Earnout Payment	Section 2.5(b)
First Sales Milestone Earnout Period	Section 2.5(b)
First Sales Milestone Event	Section 2.5(b)
Incorrect Setoff Amount	Section 7.3(m)
Indebtedness Adjustment Amount	Section 2.6(d)
Indebtedness Statement	Section 2.3(b)
Indemnified Officers	Section 6.2(a)
Indemnified Party	Section 7.4(a)
Initial Calculations	Section 2.6(a)
Insurance Policies	Section 3.15

Intellectual Property	Section 3.14(a)
Intellectual Property Registrations	Section 3.14(b)
IRCA	Section 3.13(e)
Material Contracts	Section 3.5(a)
Material Customers	Section 3.19(a)
Material Suppliers	Section 3.19(b)
Nasdaq	Definition of Acceptable Buyer
Non-Compete Area	Section 6.6(a)
Non-Compete Period	Section 6.6(a)
Non-Disclosure Agreement	Section 6.7(b)
Nonparty Affiliates	Section 9.8
Operational Covenants	Section 2.5(h)
Other Products	Definition of Net Sales
Padagis Settlement Agreement	Section 3.21(f)
Parties’ Auditor	Section 2.5(k)
Patents	Section 3.14(a)
Payoff Letters	Section 2.3(b)
Pre-Closing Company Material	Section 9.13(c)
Product Percentage	Section 2.5(i)
Promissory Note	Section 2.4(a)
Protected Material	Section 9.13(b)
Purchase Price	Section 2.1(b)
Purchaser	Preamble
Purchaser Common Stock	Section 2.5(d)
Purchaser Disclosure Schedules	Preamble to Article 5
Purchaser General Representations	Section 7.1(a)
Purchaser Indemnitees	Section 7.2(a)
Purchaser Reports	Section 5.4(d)
Quarterly Wynzora Earnout Payment	Section 2.5(b)
Quarterly Wynzora Payment Amount	Section 2.5(b)
Quarterly Wynzora Threshold	Section 2.5(b)
Record Retention Period	Section 6.3
Required Financial Statements	Section 6.8
Responsible Party	Section 7.4(a)
Sales Milestone Earnout Payment	Section 2.5(b)
Sales Milestone Earnout Payments	Section 2.5(b)
Sales Milestone Earnout Period	Section 2.5(b)
Sales Milestone Events	Section 2.5(b)
Sales Milestone Report	Section 2.5(f)
Sanctions Program	Section 3.23(a)

SEC	Section 5.4(d)
Second Sales Milestone Earnout Period	Section 2.5(b)
Second Sales Milestone Event	Section 2.5(b)
Securities Act	Section 5.4(d)
Security Incident	Section 3.26(d)
Seller	Preamble
Seller Indemnitees	Section 7.2(b)
Seller’s Auditor	Section 2.5(k)
Selling Party	Definition of Net Sales
Share Issuance Cap	Section 2.5(d)
Sitavig	Definition of Company Legacy Product
Sitavig Earnout Payment	Section 2.5(c)
Submissions	Section 3.21(a)
Survival Period	Section 7.1(b)
Tail Policies	Section 6.2(b)
Taro Settlement Agreement	Section 3.21(f)
Third Party Claim	Section 7.5(a)
Third Party Claim Notice	Section 7.5(a)
Total Adjustment Amount	Section 2.6(d)
Trade Secrets	Section 3.14(a)
Trademarks	Section 3.14(a)
Transaction Fee Statement	Section 2.3(d)
Transaction Fees Adjustment Amount	Section 2.6(d)
Transfer Taxes	Section 8.3
Transition Services Earnout Event	Section 2.5(a)
Transition Services Earnout Payment	Section 2.5(a)
True Up Sales Milestone Report	Section 2.5(f)
True-up Adjustment	Section 2.5(e)
True-up Trigger	Section 2.5(f)
UK Bribery Act	Section 3.22(a)
Units	Recitals
Vectans Payments	Section 3.5(c)
WARN Act Laws	Section 3.13(c)
Working Capital Adjustment Amount	Section 2.6(d)
Wynzora	Definition of Company Legacy Product
Wynzora Earnout Payments	Section 2.5(b)
Wynzora Earnout Period	Section 2.5(b)
Wynzora Milestone Event	Section 2.5(b)

Section 1.3Interpretation. In this Agreement, unless otherwise specified or where the context otherwise requires:
(a)the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;
(b)words importing any gender shall include other genders;
(c)words importing the singular only shall include the plural and vice versa;
(d)the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation” or “but not limited to;”
(e)the words “hereof,” “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;
(f)the word “or” has the inclusive meaning represented by the phrase “and/or”;
(g)references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;
(h)references to any Person include the successors and permitted assigns of such Person;
(i)any reference in this Agreement to “made available” means provided in the Project Sapphire Virtual Data Room and accessible therein by Purchaser and its representatives either (i) at least three (3) Business Days prior to the date hereof and not subsequently removed, or (ii) any time prior to Closing where notice of such availability has been provided by electronic mail to Purchaser and receipt is acknowledged by Purchaser or its counsel;
(j)the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement;
(k)references to “day” or “days” are to calendar days unless otherwise specified herein;
(l)(i) any reference to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; and (ii) any reference to a Governmental Body shall be deemed also to refer to any successor thereto;

(m)any reference to a Contract, instrument, plan or other document means such Contract, instrument, plan or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;
(n)when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, it being understood that if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;
(o)any reference in this Agreement to $ shall mean U.S. dollars; and
(p)the Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement as if set forth in full herein.
Article 2
PURCHASE AND SALE OF UNITS
Section 2.1The Purchase and Sale of Units.
(a)Subject to the terms and conditions of this Agreement, at the Closing Seller shall sell, convey, assign, transfer, and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Units, free and clear of any Encumbrances, other than restrictions on transfer arising under applicable state and federal securities Laws.
(b)The aggregate purchase price to be paid by Purchaser for the Units shall be an amount equal to Twenty-Seven Million Five Hundred Thousand Dollars ($27,500,000) (such amount, the “Base Purchase Price”), plus the Earnout Payments in accordance with Section 2.5, plus or minus the adjustments thereto in accordance with Section 2.4 and Section 2.6 (together, as so adjusted, the “Purchase Price”).
Section 2.2Closing of the Contemplated Transactions; Closing Deliverables.
(a)The closing of the Contemplated Transactions (the “Closing”) will take place concurrently with the execution and delivery of this Agreement on the date hereof (the “Closing Date”), effective at 11:59 pm eastern time on the Closing Date. The Closing will take place through the electronic exchange of executed documents and other closing deliveries via email or facsimile transmission.
(b)Purchaser Closing Deliverables. At the Closing, in addition to the other documents, agreements and instruments required to be executed and delivered by Purchaser pursuant to this Agreement, Purchaser shall deliver the following:
(i)a counterpart of this Agreement, duly executed by Purchaser;
(ii)the Cash Closing Purchase Price, payable in accordance with Section 2.4;
(iii)a copy of the R&W Insurance Policy;
(iv)a copy of the Escrow Agreement, duly executed by Purchaser;

(v)the Financing Documents, duly executed by Purchaser and Company;
(vi)a copy of the Transition Services Agreement, duly executed by Purchaser; and
(vii)all other documents, certificates, instruments or writings as reasonably requested by Seller at or prior to the Closing in connection with the consummation of the Contemplated Transactions.
(c)Seller Closing Deliverables. At the Closing, in addition to the other documents, agreements and instruments required to be executed and delivered by Seller pursuant to this Agreement, Seller shall deliver the following:
(i)a counterpart of this Agreement, duly executed by the Company and Seller;
(ii)a certificate signed under penalties of perjury that satisfies the requirements of Treasury Regulations Section 1.1445-2(b) that Seller is not a “foreign person” for purposes of Section 1445 of the Code;
(iii)letters of resignations from all of the directors, managers and/or officers of the Company set forth on Schedule 2.2(c)(iii) in a form reasonably acceptable to Purchaser;
(iv)a copy of the Escrow Agreement, duly executed by Seller and the Escrow Agent;
(v)the approvals, consents and waivers listed on Schedule 2.2(c)(v) of this Agreement, each in a form and substance reasonably satisfactory to Purchaser;
(vi)a certificate of the secretary of the Company, in form and substance reasonably satisfactory to Purchaser, certifying that (A) attached thereto is a true, correct and complete copy of (1) the Company LLC Agreement, (2) resolutions duly adopted by the sole member of the Company authorizing the performance of the Contemplated Transactions and the execution and delivery of the Transaction Documents to which the Company is a party, and (3) a certificate of existence or good standing as of a recent date of the Company from the Secretary of State of the State of South Carolina, (B) the resolutions referenced in subsection (A)(2) are still in effect and (C) nothing has occurred since the date of the issuance of the certificate(s) referenced in subsection (A)(3) that would adversely affect the Company’s existence or good standing in any such jurisdiction;
(vii)a certificate of the secretary of Seller, in form and substance reasonably satisfactory to Purchaser, certifying that (A) attached thereto is a true, correct and complete copy of (1) the operating agreement of Seller, (2) resolutions duly adopted by the members of Seller authorizing the performance of the Contemplated Transactions and the execution and delivery of the Transaction Documents to which Seller is a party, and (3) a certificate of existence or good standing as of a recent date of the Company from the Secretary of State of the State of South Carolina, (B) the resolutions referenced in subsection (A)(2) are still in effect and (C) nothing has occurred since the date of the issuance of the certificate(s) referenced in subsection (A)(3) that would adversely affect Seller’s existence or good standing in any such jurisdiction;

(viii)a certificate of good standing as of a recent date for Seller issued by the Secretary of State of the State of South Carolina;
(ix)a copy of the Transition Services Agreement, duly executed by Seller and the Company;
(x)a copy of the Employment Agreements, duly executed by the Specified Employee;
(xi)a copy of the MC2 Amended and Restated Agreement, duly executed by MC2 and the Company;
(xii)a copy of the EPI Sublease Agreement, duly executed by Seller and Company;
(xiii)a completed IRS Form W-9, Request for Taxpayer Identification Number and Certification, executed by Seller; and
(xiv)duly executed assignments of membership interests in form reasonably acceptable to Purchaser, in each case sufficient to transfer the Units to Purchaser free and clear of all Encumbrances, other than restrictions on transfer arising under applicable state and federal securities laws;
(xv)a contribution agreement evidencing settlement of the intercompany payable from the Company to Seller by Seller contributing the receivable to the capital to the Company, effective prior to Closing, in the form attached hereto as Schedule 2(c)(xv);
(xvi)resolutions duly adopted by the sole member of the Company terminating the EPI Health, LLC 2019 Equity Participation Plan and a written acknowledgement from each Specified Employee that no awards have been made to him under such Plan; and
(xvii)all other documents, certificates, instruments or writings as reasonably requested by Purchaser at or prior to the Closing in connection with the consummation of the Contemplated Transactions.
Section 2.3Closing Estimates. At least three (3) Business Days prior to the date hereof (or such later date as Purchaser may agree in writing), Seller has provided to Purchaser a certificate signed by an authorized officer of the Company attaching:
(a)a statement (the “Estimated WC Statement”) setting forth the estimated Closing Working Capital (the “Estimated Working Capital”);
(b)a statement (the “Indebtedness Statement”) setting forth the aggregate amount of Indebtedness (which shall include the Funded Indebtedness) that is estimated to be outstanding as of 11:59 pm eastern time on the Closing Date but without taking into account (i) the consummation of the Contemplated Transactions or the financing thereof or (y) any transactions occurring on the Closing Date after the Closing outside the Ordinary Course of Business (the “Estimated Indebtedness”), together with all payoff letters relating to the Funded Indebtedness (the “Payoff Letters”) or other payment instructions related thereto;
(c)a statement (the “Cash Statement”) setting forth the estimated Closing Cash Amount (the “Estimated Cash”);

(d)a statement (the “Transaction Fee Statement”) setting forth the estimated amount of the unpaid Transaction Fees remaining unpaid as of immediately prior to the Closing, together with any payment instructions related thereto (the “Estimated Transaction Fees”); and
(e)a statement setting forth the calculation of the Closing Purchase Price.
Notwithstanding anything in this Agreement to the contrary, it is the intent of the parties that no double counting shall occur with respect to amounts taken into account in the determination of the Closing Cash Amount, Working Capital, Indebtedness or Transaction Fees, and this Agreement shall be interpreted consistent therewith.
Section 2.4Closing Purchase Price; and Closing Payments. At the Closing, the aggregate amount payable by Purchaser to Seller shall be an amount (the “Closing Purchase Price”) equal to: (A) the Base Purchase Price; minus (B) the sum of (1) the Estimated Indebtedness, (2) the Estimated Transaction Fees, (3) the Working Capital Escrow Amount and (4) the Indemnification Escrow Amount; minus (C) if the Estimated Working Capital is less than the Working Capital Target, the amount of such difference; plus (D) if the Estimated Working Capital is greater than the Working Capital Target, the amount of such difference; plus (E) the Estimated Cash. At Closing, Purchaser shall:
(a)Issue a secured unsubordinated promissory note to Seller, effective on the Closing Date, in the form set forth on Exhibit D with a principal amount equal to Sixteen Million Five Hundred Thousand Dollars ($16,500,000) (the “Deferred Purchase Price”) payable on the two-year anniversary following the Closing Date (the “Promissory Note”);
(b)Pay by wire transfer of immediately available funds to Seller to an account designated in writing by Seller on or prior to Closing, an amount equal to the Closing Purchase Price less the Deferred Purchase Price (the “Cash Closing Purchase Price”);
(c)Pay on behalf of the Company, to such accounts designated in the Payoff Letters, by wire transfer of immediately available funds, an amount, in the aggregate, equal to the Funded Indebtedness to enable the Company to repay, or cause to be repaid, the Funded Indebtedness as set forth on the Indebtedness Statement;
(d)Pay on behalf of Seller and the Company, as applicable, to one or more accounts designated in the Transaction Fee Statement, by wire transfer of immediately available funds, the amount of Estimated Transaction Fees to enable Seller or the Company, as applicable, to pay, or cause to be paid, the Estimated Transaction Fees as set forth on the Transaction Fee Statement;
(e)Pay by wire transfer of immediately available funds to the Escrow Agent, to an account designated in writing by the Escrow Agent, an amount equal to the Working Capital Escrow Amount, to be held and distributed by the Escrow Agent pursuant to the terms of the Escrow Agreement to satisfy any adjustments to the Purchase Price in favor of Purchaser pursuant to Section 2.6; and
(f)Pay by wire transfer of immediately available funds to the Escrow Agent, to an account designated in writing by the Escrow Agent, an amount equal to the Indemnification Escrow Amount, to be held and distributed by the Escrow Agent pursuant to the terms of the Escrow Agreement to satisfy any indemnification obligations as set form in Article 7.
Section 2.5Contingent Consideration Based on Earnout. Seller may be entitled to, and Purchaser shall be obligated to pay as Purchase Price the consideration pursuant to the terms and conditions set forth in this Section 2.5, as follows:

(a)Upon Seller’s completion of the transition services set forth in Exhibit A of the Transition Services Agreement during the initial twelve month term of the Transition Services Agreement (the “Transition Services Earnout Event”), a payment of One Million Dollars ($1,000,000.00) (the “Transition Services Earnout Payment”), provided that in the event that Seller fails to complete such transition services during the initial twelve-month term of the Transition Services Agreement where such failure arises from or is caused by either Company or Purchaser’s failure to satisfy any obligation under the Transition Services Agreement or as a result of a Force Majeure Event, Seller shall be deemed to have completed the transition services for purposes of achieving the Transition Services Earnout Event. Except for any set-off pursuant to Section 7.3(m), the Transition Services Earnout Payment shall be nonrefundable, noncreditable, and fully earned upon achievement of the Transition Services Earnout Event. The Parties agree that fifty percent (50%) of the Transition Services Earnout Payment is compensation for the Transition Services performed under the Transition Services Agreement and fifty percent (50%) of the Transition Services Earnout Payment is Purchase Price contingent on the successful completion of the transition. The timing of the Transition Services Earnout Payment shall be consistent with Section 2.5(e) below.
(b)During the period beginning on April 1, 2022 and ending on March 31, 2023 (the “Wynzora Earnout Period”), if the Company’s Net Sales of Wynzora during a Calendar Quarter equals or exceeds the applicable Quarterly Wynzora Threshold (each, a “Wynzora Milestone Event”), Purchaser shall make a payment to Seller within ninety (90) days of the end of such Calendar Quarter in an amount equal to the Quarterly Wynzora Payment Amount (each, a “Quarterly Wynzora Earnout Payment”). If during the Wynzora Earnout Period the aggregate Net Sales of Wynzora during the entire Wynzora Earnout Period equals or exceeds Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the “Annual Wynzora Threshold”), then Purchaser shall make a payment within ninety (90) days of the end of such Wynzora Earnout Period in an amount equal to (i) Two Million Five Hundred Thousand Dollars ($2,500,000), minus (ii) the aggregate amount of Quarterly Wynzora Earnout Payments that have been paid by Purchaser to Seller with respect to any earlier quarter(s) of the Wynzora Earnout Period (the “Annual Wynzora Earnout Payment” and, together with the Quarterly Wynzora Earnout Payments, the “Wynzora Earnout Payments”)). In no event shall the aggregate amount paid under all Wynzora Earnout Payments exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00). For purposes of this Section 2.5, the “Quarterly Wynzora Threshold” for each quarter of the Wynzora Earnout Period is equal to the following:

Quarter	Threshold
4/1/22 to 6/30/22	$1.9M
7/1/22 to 9/30/22	$2.5M
10/1/22 to 12/31/22	$3.9M
1/1/23 to 3/31/23	$4.2M

The “Quarterly Wynzora Payment Amount” is equal to Six Hundred Twenty-Five Thousand Dollars ($625,000.00).
(c)(i) During the period beginning on April 1, 2022 and ending on March 31, 2023 (the “First Sales Milestone Earnout Period”), if the Company’s aggregate Net Sales of the Company Legacy Products equal or exceed Thirty Million Dollars ($30,000,000.00) (the “First Sales Milestone Event”), Purchaser shall make a one-time payment to Seller within ninety (90) days of the end of the First Sales Milestone Earnout Period (with such timing of payment being subject to adjustment in accordance with Section 2.5(f) below) in an amount equal to Three Million Dollars ($3,000,000.00) (the “First Sales Milestone Earnout Payment”); and (ii) during the period beginning on April 1, 2023 and ending on March 31, 2026 (the “Second Sales Milestone Earnout Period” and, together with the First Sales Milestone Earnout Period and the Wynzora Earnout Period, the “Sales Milestone Earnout Period”), if the Company’s aggregate Net Sales of the Company Legacy Products in any consecutive four Calendar Quarters exceeds Thirty Five Million Dollars ($35,000,000.00) (the “Second Sales Milestone Event,” and, together with the First Sales Milestone Event and the Wynzora Milestone Event, the “Sales Milestone Events”), Purchaser shall make a one-time payment to Seller in an amount equal to Five Million Dollars ($5,000,000.00) (the “Second Sales Milestone Earnout Payment,” and, together with the First Sales Milestone Earnout Payment and the Wynzora Earnout Payment, the “Sales Milestone Earnout Payments”; and together with the Transition Services Earnout Payment and the Sitavig Milestone Payments, the “Earnout Payments”)) within ninety (90) days of the end of the Calendar Quarter in which the Company achieves the Second Sales Milestone Event (with such timing of payment being subject to adjustment in accordance with Section 2.5(f) below). Except for any set-off pursuant to Section 7.3(m), each of the Sales Milestone Earnout Payments shall be nonrefundable, noncreditable, and fully earned upon achievement of the applicable Sales Milestone Event. For clarity, the First Sales Milestone Event and the Second Sales Milestone Event may each be achieved during the applicable Sales Milestone Earnout Period, in which case each of the Sales Milestone Earnout Payments shall be paid by Purchaser to Seller, but neither the First Sales Milestone Event nor the Second Sales Milestone Event shall be paid more than once. In addition to the documentation contemplated in Section 2.5(f) below, Purchaser shall deliver written notice of achievement of each Sales Milestone Event within forty-five (45) days of achieving each such event.
(d)Reference is made to the Sitavig Agreement, pursuant to which Bayer Healthcare LLC (“Bayer”) is obligated to make payments to the Company upon the achievement of Regulatory Milestones and Commercial Milestones (as defined in the Sitavig Agreement). Upon the payment by Bayer to the Company of the payment for each of the Regulatory Milestone and the Commercial Milestones specified in the table below (but only those so specified) in an amount set forth in the second column of such table, Purchaser shall make a one-time payment to the Company in an amount set forth in the third column of such table (each, a “Sitavig Earnout Payment”):

Milestone Event (the capitalized terms in this chart have the meanings given to them in the Sitavig Agreement)	Payment Due from Bayer to Company	Payment Due from Purchaser to Seller
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

(i)Notwithstanding the foregoing, and for clarity: (A) no payment shall be due and payable by Purchaser to Seller unless and until the payment due from Bayer for the applicable milestone has been irrevocably paid in full in immediately available funds to Purchaser; (B) no payments shall be due from Purchaser to Seller with respect to any milestones or other events in connection with the Sitavig Agreement except the milestones specified in the table above; and (C) in the event that the Company is contractually obligated to pay any portion of the amounts payable by Bayer to the Company under the Sitavig Agreement to any third party as a royalty or other compensation for the license or use of Intellectual Property pursuant to an agreement by which the Company is bound as of the Closing (other than the Vectans Payments that are due and payable to Vectans), and Purchaser elects to pay such portion to such third party, then the amounts payable by Purchaser to Seller above shall be reduced by such portion.
(ii)Following the Closing, Purchaser and the Company shall not amend, modify or breach the Sitavig Agreement in a manner that would delay or impair the achievement of the applicable Regulatory Milestone Event or Commercial Milestone (as defined in the Sitavig Agreement), or reduce, delay or otherwise impair the payment of the applicable milestone payments by Bayer, or enter into a separate agreement with Bayer or any other Person in order to circumvent Purchaser’s obligation to Seller under this Section 2.5(d), in each case without the prior written approval of Seller, such approval not to be unreasonably withheld, conditioned or delayed. In the event that a Regulatory Milestone event or Commercial Milestone event is achieved but the corresponding payment is not made by Bayer to Company in accordance with the terms of the Sitavig Agreement or in the event that Bayer otherwise breaches the Sitavig Agreement resulting in any such payment not to be made to Company, Company shall use commercially reasonable efforts (which commercially reasonable efforts shall not take into account other business relationships of Purchaser with Bayer or its successor beyond the Sitavig Agreement) to enforce its rights under the Sitavig Agreement to obtain any such payment from Bayer, and to the extent that Purchaser receives any payment from Bayer but it is less than the amount set forth in this Section 2.5(d), Purchaser will pay a portion of any such payment actually received from Bayer, net of Purchaser’s costs of recovery, in proportion to the amounts to be paid to Seller as provided in this Section 2.5(d); provided neither Purchaser nor the Company shall be required to initiate any litigation against Bayer to enforce the rights of the Company under the Sitavig Agreement. Following the Closing, the Company shall, to the extent permitted under the Sitavig Agreement, deliver to Seller, within fifteen (15) days following receipt thereof, copies of the quarterly reports delivered by Bayer to Company showing Net Sales in the Territory of the OTC Product, any Additional Sitavig Products, and any Acyclovir Products (each as defined in the Sitavig Agreement); provided that Purchaser and Company shall use commercially reasonable efforts to obtain consent from Bayer to the disclosure of such reports to Seller in accordance with the foregoing.

(e)The Transition Services Earnout Payment and the Sitavig Earnout Payments shall be due and payable within ninety (90) days following the achievement of the applicable earnout event. Other than the Transition Services Earnout Payment, which, if earned, must be paid in cash, the Earnout Payments may be paid, in Purchaser’s sole discretion, in the form of cash, shares of common stock, $0.0001 par value per share, of Purchaser (the “Purchaser Common Stock”) or a combination of both (Earnout Payments paid in shares of Purchaser Common Stock are referred to as the “Contingent Share Consideration” and shares of Purchaser Common Stock issued as Contingent Share Consideration are referred to as “Contingent Shares”). The number of Contingent Shares shall be calculated by dividing the Contingent Share Consideration by the price per share of Purchaser Common Stock that is equal to the volume weighted average price per share of Purchaser Common Stock on Nasdaq for the twenty (20) consecutive trading days ending on the second trading day immediately preceding the date the applicable earnout event is achieved. If, prior to the end of the Second Sales Milestone Earnout Period, (i) Purchaser becomes a private company, (ii) Purchaser becomes a subsidiary of a private company, (iii) Purchaser is delisted from the Nasdaq and not transferred to another national securities exchange, or (iv) there is a Change of Control of the Company where the purchaser of the Company is not an Acceptable Buyer, then thereafter any Earnout Payments shall be paid in the form of cash. For clarity, if there is a Change of Control of the Company where the purchaser is an Acceptable Buyer, then Purchaser shall cause the Acceptable Buyer to assume the obligations of Purchaser hereunder with respect to any Earnout Payments earned and payable in accordance with the terms hereof following such acquisition. If Purchaser elects to pay any portion of the Earnout Payments using Contingent Shares, Purchaser shall not issue Contingent Shares to the extent that the Contingent Shares to be issued by Purchaser, together with all Contingent Shares previously issued by Purchaser to Seller, along with any other equity issued in connection with the Contemplated Transactions, would exceed 19.99% of the issued and outstanding shares of Purchaser Common Stock as of immediately prior to Closing (the “Share Issuance Cap”), and if stockholder approval has not already been obtained to issue shares of Purchaser Common Stock above the Share Issuance Cap, then Purchaser may obtain stockholder approval in accordance with applicable Law and, if applicable, the rules and regulations of Nasdaq prior to such issuance. In no event will this Agreement be interpreted by either party as obligating Purchaser to issue any Contingent Shares in violation of applicable Law or the rules and regulations of Nasdaq requiring stockholder approval of certain issuances of equity securities or otherwise in excess of the Share Issuance Cap. If stockholder approval is not obtained within ninety (90) days after the applicable earnout event has been achieved, or Purchaser otherwise, in its sole discretion, determines not to seek stockholder approval, Purchaser shall not issue Contingent Shares to the extent that such issuance would cause the Share Issuance Cap to be exceeded, and Purchaser shall instead pay any Earnout Payment owed in cash. If an Earnout Payment is owed to Seller and Purchaser elects to pay any portion of the Earnout Payment using Contingent Shares, Purchaser shall either (i) deliver a certificate executed by an officer of Purchaser immediately prior to the issuance of any Contingent Shares stating that the Purchaser General Representations are true and correct as of the date of issuance, or (ii) pay the applicable Earnout Payment to Seller in cash.
(f)Purchaser shall provide to Seller, within sixty (60) days after the end of each Calendar Quarter during each Sales Milestone Earnout Period, a report showing (i) (A) the Net Sales for the Company Legacy Products and Wynzora during the prior Calendar Quarter, (B) during the First Sales Milestone Earnout Period, the aggregate Net Sales of the Company Legacy Products during the First Sales Milestone Earnout Period, (C) during the Second Sales Milestone Earnout Period, the aggregate Net Sales of the Company Legacy Products during the twelve-month period ending on the last date of the prior Calendar Quarter, and (D) during the Wynzora Earnout Period, the Net Sales of Wynzora during such Calendar Quarter and the aggregate Net Sales of Wynzora during the Wynzora Earnout Period, (ii) the basis for any deductions from gross invoiced or billed sales to determine Net Sales, and (iii) the exchange rates used in calculating the foregoing (“Sales Milestone Report”). The quarterly Net Sales for the Company

Legacy Products and Wynzora (and Net Sales for each applicable Sales Milestone Earnout Period) will be subject to a true-up adjustment to take into account deductions under the definition of Net Sales either (a) allowed during a Calendar Quarter (and each applicable Sales Milestone Earnout Period) that were not accrued or taken during such Calendar Quarter (or applicable Sales Milestone Earnout Period), or (b) accrued during a Calendar Quarter (or applicable Sales Milestone Earnout Period) but not taken or later subject to a reversal following the end of such calendar quarter (or applicable Sales Milestone Earnout Period) (each of (a) and (b), a “True-up Adjustment”). Each Sales Milestone Report provided by Purchaser shall set forth the amount of any True-up Adjustment applicable to any prior Calendar Quarter(s). Subject to the remainder of this Section 2.5(f), each Sales Milestone Report delivered by Purchaser to Seller after and with respect to the last Calendar Quarter of each of the First Sales Milestone Earnout Period, the Second Sales Milestone Earnout Period, and the Wynzora Earnout Period shall, without limiting audit rights of Seller, be considered the final report for that period upon which the applicable Earnout Payment for such period will be based (the “Final Sales Milestone Report”). If the aggregate Net Sales for the applicable earnout period covered by the Final Sales Milestone Report (or the entire Wynzora Earnout Period, in the case of the Wynzora Milestone Event) is within seven and one-half percent (7.5%) (plus or minus) of the aggregate Net Sales amount required to achieve the applicable Sales Milestone Event (or the full potential amount of Wynzora Earnout Payments, in the case of the Wynzora Milestone Event) (a “True-up Trigger”), then, regardless of whether the amount of aggregate Net Sales shown in such Final Sales Milestone Report is sufficient to achieve the applicable Sales Milestone Event, the applicable Earnout Payment shall not be paid by Purchaser to Seller at that time. Upon the conclusion of the period ending One Hundred Eighty (180) days following the delivery of a Final Sales Milestone Report that includes a True-up Trigger, Purchaser shall perform an additional True-up Adjustment with respect to the aggregate Net Sales for the applicable earnout period covered by such Final Sales Milestone Report. Within thirty (30) days following such the end of the aforementioned 180-day period, Purchaser will deliver to Seller a “True Up Sales Milestone Report” that reflects such True-up Adjustment and the final calculation of aggregate Net Sales for the applicable First Sales Milestone Earnout Period, Second Sales Milestone Earnout Period, or Wynzora Earnout Period, as the case may be. If the aggregate Net Sales for the applicable earnout period covered by the True Up Sales Milestone Report equals or exceeds the aggregate Net Sales amount required to achieve the applicable Sales Milestone Event, then the applicable Earnout Payment will be paid by Purchaser to Seller on the date that the True Up Sales Milestone Report is delivered.
(g)Until such time as all Earnout Payments under this Section 2.5 have been finally determined, Purchaser shall make an officer of Purchaser and the Company reasonably available to Seller to answer questions and provide reasonable documentation relating to both (i) compliance by Purchaser and Company with their covenants under this Section 2.5, and (ii) the Sales Milestone Reports delivered hereunder and the calculation of Net Sales as necessary for purposes of the review of such Sales Milestone Report to the extent that such access does not materially interfere with the conduct of the business. In addition, for purposes described in the prior sentence, Purchaser shall provide (or cause Company to provide) access to the books, records, supporting data, and employees of Purchaser and the Company (including accounting and marketing staff) involved in the preparation of the Sales Milestone Reports to the extent that such access does not materially interfere with the conduct of the business. Seller acknowledges that it may receive material non-public information from Purchaser and the Company pursuant to the requirements of this Agreement, and Seller shall not effect any transaction (other than the Contemplated Transactions) in (x) any securities of Purchaser, (y) any securities that are convertible into or exchangeable for securities of Purchaser, or (z) any derivative with respect to securities of Purchaser, whether any such transaction described in clause (x), (y) or (z) above is to be settled by delivery of securities, in cash or otherwise, until such material non-public information has been publicly disclosed by Purchaser through a press release or by a filing with the SEC or is no longer material; provided that such prohibition shall not apply to purchases or sales of Purchaser’s securities made pursuant to any binding contract, specific instruction or written plan made while Seller was unaware of any material, non-public information of Purchaser and (i) such contract, instruction or plan meets all of the requirements of the affirmative defense provided by Rule 10b5-1 promulgated under the Exchange Act (the “10b5-1 Plan”), and (ii) Purchaser was given the ability to review the 10b5-1 Plan, or any amendment or modification thereto, in advance.
(h)From and after the Closing through the end of the Second Sales Milestone Earnout Period (or, if earlier, the payment of the Second Sales Milestone Earnout Payment, whether or not the Second Sales Milestone Event has been achieved), Purchaser agrees that it will use (and it will cause the Company to use) Commercially Reasonable Efforts to commercialize the Company Legacy Products and Wynzora. Without limiting the prior sentence, from and after the Closing Date through the end of the Second Sales Milestone Earnout Period (or, if earlier, the payment of the Second Sales Milestone Earnout Payment, whether or not the Second Sales Milestone Event has been achieved), Purchaser covenants that, except with the prior written consent of Seller, Purchaser shall not (and shall cause the Company not to) take any of the following actions (the “Operational Covenants”): (i) take any action that is undertaken with a primary purpose of preventing the Company from achieving any Earnout Payment, (ii) materially breach any material contracts relating to the Company Legacy Products or Wynzora or amend the same in a manner that would reduce, delay or otherwise impair the payment of the Sales Milestone Earnout Payments, (iii) materially reduce in the aggregate the resources devoted to support the field sales representatives, promotion for the Company Legacy Products and Wynzora, and managed care access from the level of resources devoted by Seller and the Company to the same in the twelve (12) month period prior to the Closing (subject, in the case of Sitavig, to adjustments and changes in connection with the OTC switch contemplated by the Sitavig Agreement; and subject in the case of Wynzora, to adjustments and changes as contemplated by the MC2 Amended and Restated Agreement), or (iv) commence any action to voluntarily cease the operations of the Business. Purchaser and Company shall be excused from performance of the Operational Covenants to the extent that a Force Majeure Event prevents or delays such performance during the Sales Milestone Earnout Period, provided that the Purchaser and Company shall use Commercially Reasonable Efforts to overcome the Force Majeure Event as soon as practicable. Subject to the provisions contained in this Section 2.5, Purchaser shall have full authority and sole discretion in good faith to operate the Business and direct the Company’s conduct of the Business, including with respect to commercializing the Company Legacy Products and Wynzora, from and after the Closing Date and has no obligation to cause the Company to achieve any Earnout Payment or maximize the amount of the Earnout Payments.
(i)In the event of a sale of all or substantially all of the assets of the Business with respect to all Company Legacy Products to a Third Party in one or a series of related transactions before the end of the First Sales Milestone Earnout Period, then the First Sales Earnout Milestone Payment shall be deemed fully earned and payable by Purchaser to Seller, whether or not the First Sales Milestone Event has occurred, and Purchaser shall pay such Earnout Payments to Seller within thirty (30) days following such asset sale and Purchaser shall require the buyer in such sale to assume Purchaser’s obligations under this Agreement regarding the Second Sales Earnout Payment or pay to Seller such Second Sales Milestone Earnout Payment. In the event of a sale of all or substantially all of the assets of the Business with respect to all Company Legacy Products to a Third Party in one or a series of related transactions after the end of the First Sales Milestone Earnout Period but before the end of the Second Sales Milestone Earnout Period, then Purchaser shall not consummate such asset sale unless either Purchaser assigns and the buyer assumes Purchaser’s obligations under this Agreement regarding the Second Sales Milestone Earnout Payment, or Purchaser pays to Seller the Second Sales Milestone Earnout Payment. In the event of a sale of all or substantially all of the assets of the Business with respect to Wynzora (whether or not in the context of a sale of all or substantially all of the assets of the Business with respect to all Company Legacy Products as contemplated in this Section 2.5(i)), to a Third Party in one or a series of related transactions before the end of the Wynzora Milestone Earnout Period, then the Wynzora Earnout Payments for any remaining Calendar Quarters shall be deemed fully earned and payable by Purchaser to Seller, whether or not the Wynzora Milestone Event has occurred, and Purchaser shall pay such Wynzora Earnout Payment to Seller within thirty (30) days following such asset sale.
(j)In the event of a sale of all or substantially all of the assets of the Business with respect to a particular Company Legacy Product to a Third Party (but not in the context of a sale of all or substantially all of the assets of the Business with respect to all Company Legacy Products as contemplated in Section 2.5(i)), then (i) a portion of the First Sales Milestone Earnout Payment (if the sale occurs prior to the end of the First Sales Milestone Earnout Period) and a portion of the Second Sales Milestone Earnout Payment based on the Product Percentage (if the sale occurs prior to the end of the Second Sales Milestone Earnout Period), in each case calculated using the Product Percentage, will be paid to Seller within thirty (30) days following such asset sale, and (ii) a reduction will be made to the First Sales Milestone Event (if the sale occurs prior to the end of the First Sales Milestone Earnout Period) and to the Second Sales Milestone Event (if the sale occurs prior to the end of the Second Sales Milestone Earnout Period), in each case calculated using the Product Percentage, to be applied on a pro forma basis over the applicable Sales Milestone Earnout Period. The “Product Percentage” for a Company Legacy Product will be determined by dividing (i) the Net Sales of such Company Legacy Product for the prior twelve months before the sale of the assets of such Company Legacy Product by (ii) the Net Sales of all Company Legacy Products for the prior twelve months before the sale of the assets of the applicable Company Legacy Product.
(k)Purchaser shall keep true and complete books of accounts and other records in sufficient detail in accordance with GAAP so that the Earnout Payments payable hereunder can be properly ascertained. Purchaser shall, at the written request of Seller, permit an independent certified public accountant selected by Seller (“Seller’s Auditor”), to have access during ordinary business hours to such books and records as may be reasonably necessary for the Seller’s Auditor to determine the correctness of any Earnout Payments made or to be made under this Agreement, which books and records shall only be used by Seller’s Auditor for such purpose. Seller’s Auditor will execute a reasonable written confidentiality agreement with Purchaser and will disclose to Seller only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement. Seller’s Auditor will send a copy of the report to Purchaser at the same time it is sent to Seller. The report sent to Purchaser will also include the methodology and calculations used to determine the results. Such examination shall be (i) conducted at the facility(ies) where such books and records are maintained, (ii) conducted without significant disruption to operations of Purchaser, (iii) for the First Sales Milestone Earnout Period, initiated only once and no later than sixty (60) calendar days following the later of (x) delivery of the Sales Milestone Report for the last quarter of the First Sales Milestone Earnout Period or (y) the delivery of the applicable True Up Sales Milestone Report referenced in Section 2.5(f), if applicable, and (iv) for the Second Sales Milestone Earnout Period, initiated only once and no earlier than January 1, 2025 and no later than sixty (60) calendar days following the later of (x) delivery of the Sales Milestone Report for the last quarter of the Second Sales Milestone Earnout Period or (y) the delivery of the applicable True Up Sales Milestone Report referenced in Section 2.5(f), if applicable. Seller shall be responsible for expenses of Seller’s Auditor, except that Purchaser shall reimburse Seller for the cost of any audit if Seller’s Auditor determines any Earnout Payment is actually owed for the period of the audit in contrast to Purchaser’s computations. In the event of a dispute over the results of any audit conducted by Seller’s Auditor pursuant to this Section 2.5(k), Seller and Purchaser shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days and if the amount set forth in Seller’s Auditor’s report would entitle Seller to receive a Sales Milestone Earnout Payment, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by the Parties or to such other

Person as the Parties shall mutually agree (the “Parties’ Auditor”). The Parties’ Auditor’s determination shall be based solely on written material submitted by Seller and Purchaser (or by in-person or telephonic conference, if mutually agreed by the parties) and none of Seller, Purchaser or their respective Affiliates shall have any ex parte conversations with the Parties’ Auditor without the prior written consent of the other parties. The Parties’ Auditor shall act as an expert and not an arbitrator. Nothing herein shall be construed to authorize or permit the Parties’ Auditor to resolve any specific item in dispute by making an adjustment that is outside of the range for such specific item as defined by the Sales Milestone Report and the report of the Sellers’ Auditor. The decision of the Parties’ Auditor shall be final and the fees and costs of the Parties’ Auditor shall be split equally between the Parties. If the Parties’ Auditor concludes that either additional amounts were owed to Seller or excess payments were paid to Seller, Purchaser shall pay the additional amounts, or Seller shall reimburse Purchaser for such excess payments, as applicable, in either case, within thirty (30) days after the date on which the conclusions of such dispute proceeding are provided to the Parties, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller or Purchaser, as applicable.
(l)In the event that prior to the end of the Second Sales Milestone Earnout Period, Purchaser, the Company or an Affiliate thereof sells, offers for sale, markets, promotes, distributes, commercializes, or otherwise exploits any Competing Product, the Net Sales of such Competing Product during the Sales Milestone Earnout Period shall be included within the calculation of Net Sales of Company Legacy Products for purposes of Section 2.5(b).
(m)Each Sales Milestone Event must be achieved prior to or in the applicable Sales Milestone Earnout Period. If not timely achieved, the applicable earnout event expires with no corresponding Earnout Payment, even if the applicable Sales Milestone Event is achieved after the end of the applicable period.
(n)Purchaser, Seller and the Company acknowledge that: (i) the right to receive a portion of any Earnout Payment, if any, shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Purchaser or the Company and shall not entitle any Person to any rights common to any holder of Purchaser’s or the Company’s equity interests; (ii) the right to receive any Earnout Payment, if any, shall not accrue or bear any interest; (iii) Purchaser and the Company hereby disclaim the existence of any fiduciary obligations running to Seller; and (iv) the right to receive any Earnout Payment, if any, is not transferable or assignable in whole or in part, directly or indirectly, without the consent of Purchaser; provided that the right to receive the Earnout Payments shall be assignable without the prior consent of Purchaser to an Affiliate of Seller so long as such assignment is for not less than Seller’s entire right, title and interest to receive the Earnout Payments. Any transfer or assignment of any right to receive a portion of any Earnout Payment in violation of this section shall be null and void.
(o)For the avoidance of doubt, all Earnout Payments made by Purchaser pursuant to this Section 2.5 shall be treated for federal income Tax purposes as additional purchase price for the Units.
Section 2.6Post-Closing Adjustments.
(a)Purchaser shall cause to be prepared and, as soon as practical, but in no event later than ninety (90) days after the Closing Date, shall cause to be delivered to Seller, a statement setting forth Purchaser’s calculation of (i) the Closing Working Capital (including each component item thereof as set forth on the Working Capital Statement); (ii) the actual Closing Cash Amount (the “Closing Cash”); (iii) the Indebtedness as of 11:59 pm eastern time on the Closing Date but without taking into account (x) the consummation of the Contemplated Transactions or the financing thereof or (y) any transactions occurring on the Closing Date after the Closing outside the Ordinary Course of Business, (the “Closing Indebtedness”); and (iv) the Transaction Fees unpaid as of the Closing Date (the “Closing Transaction Fees”) (collectively, the “Initial Calculations”), together with such schedules and data with respect to the determination of the Closing Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Fees as may be appropriate to support such Initial Calculations. If Purchaser fails to provide the Initial Calculations within ninety (90) days after the Closing Date, (w) the Estimated Working Capital set forth on the Estimated WC Statement shall be deemed the Closing Working Capital, as finally determined in accordance with this Section 2.6; (x) the Estimated Cash set forth on the Cash Statement shall be deemed the Closing Cash, as finally determined in accordance with this Section 2.6; (y) the Estimated Indebtedness set forth on the Indebtedness Statement shall be deemed the Closing Indebtedness, as finally determined in accordance with this Section 2.6; and (z) the Estimated Transaction Fees set forth on the Transaction Fee Statement shall be deemed the Closing Transaction Fees, as finally determined in accordance with this Section 2.6.
(b)Within 45 days after receipt by Seller of the Initial Calculations, Seller may deliver to Purchaser a written notice (the “Calculation Notice”) either (i) advising that Purchaser agrees with and accepts the Initial Calculations or (ii) setting forth an explanation in reasonable detail of those items in the Initial Calculations that Seller disputes and of what Seller believes is the correct calculation of Closing Working Capital, Closing Cash, Closing Indebtedness or Closing Transaction Fees (each a “Disputed Calculation”). If Seller does not submit a Calculation Notice within the 45-day period provided herein, then the Initial Calculations shall become final and shall not be subject to further review, challenge or adjustment. Any component of the Initial Calculation that is not disputed in a Calculation Notice shall be final and binding on the parties hereto and not subject to appeal. If Purchaser shall concur with the Calculation Notice, or if Purchaser shall not object to the Calculation Notice in a writing received by Seller within 30 days after Purchaser’s receipt of the Calculation Notice, the calculation of the Closing Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Fees set forth in the Calculation Notice shall become final and shall not be subject to further review, challenge or adjustment.
(c)If Seller has submitted a Calculation Notice and Purchaser has disputed the same within the above referenced 30-day period, but Seller and Purchaser are unable to resolve any disputes regarding the Closing Working Capital, the Closing Cash, the Closing Indebtedness or the Closing Transaction Fees, as applicable, within 30 days after the date of Purchaser’s objection to the Calculation Notice, then such disputes shall be referred to the Independent Accountant, and the determination of the Independent Accountant, which shall be in writing, shall be final and binding on the parties hereto, and shall not be subject to further review, challenge or adjustment. The Independent Accountant shall determine the Closing Working Capital, the Closing Cash, the Closing Indebtedness and the Closing Transaction Fees in accordance with the standards described in this Section 2.6. The Independent Accountant shall be instructed by Purchaser and Seller to use its best efforts to reach such determination not more than 30 days after such referral. The Independent Accountant’s determination shall be based solely on written material submitted by Seller and Purchaser (or by in-person or telephonic conference, if mutually agreed by the parties) and none of Seller, Purchaser or their respective Affiliates shall have any ex parte conversations with the Independent Accountant without the prior written consent of the other parties. The Independent Accountant shall act as an expert and not an arbitrator. Nothing herein shall be construed to authorize or permit the Independent Accountant to resolve any specific item in dispute by making an adjustment that is outside of the range for such specific item as defined by the applicable Initial Calculation and the applicable Disputed Calculation. When rendering decisions with respect to items in dispute, the Independent Accountant will take into consideration both sides of any required accounting entry when resolving such disputed item (e.g., a misclassification of outstanding checks between cash and accounts payable will require adjustment to both accounts, even if cash is the account subject to the dispute and accounts payable is not). Seller and Purchaser shall each pay its own costs and expenses incurred in connection with this Section 2.6; provided, however, that Seller, on the one hand, and Purchaser, on the other hand, shall each pay the fees and expenses of the Independent Accountant based on the inverse of the percentage of the amounts that the Independent Accountant determines in such party’s favor bears to the aggregate amount of the total items in dispute as originally submitted to the Independent Accountant. By way of example only, should the aggregate items in dispute sum to $1,000, and the Independent Accountant awards $600 in favor of Seller’s position, 60% of the Independent Accountant’s fees and expenses would be borne by Purchaser and 40% would be borne by Seller. Each party agrees to execute a customary engagement letter with the Independent Accountant if so requested by the Independent Accountant.
(d)The “Working Capital Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Working Capital, as finally determined in accordance with this Section 2.6, minus (ii) the Estimated Working Capital. The “Cash Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Cash, as finally determined in accordance with this Section 2.6, minus (ii) the Estimated Cash. The “Indebtedness Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Indebtedness, as finally determined in accordance with this Section 2.6, minus (ii) the Estimated Indebtedness. The “Transaction Fees Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Transaction Fees, as finally determined in accordance with this Section 2.6, minus (ii) the Estimated Transaction Fees. The “Total Adjustment Amount,” which may be positive or negative, shall mean (i) the Working Capital Adjustment Amount; plus (ii) the Cash Adjustment Amount; minus (iii) the Indebtedness Adjustment Amount; minus (iv) the Transaction Fees Adjustment Amount.
(e)If the Total Adjustment Amount is positive, then Purchaser shall deliver, or shall cause the Company to deliver to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, an amount equal to such Total Adjustment Amount. If the Total Adjustment Amount is a negative number, then Purchaser and Seller shall promptly provide a joint written instruction to the Escrow Agent to deliver from the Working Capital Escrow Account to Purchaser an amount equal to the absolute value of the Total Adjustment Amount. Pursuant to the terms of the Escrow Agreement, upon the final determination of the Total Adjustment Amount and upon payment of any appropriate amount to Purchaser as contemplated above, all of the then-remaining Working Capital Escrow Amount shall be released to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller. For the avoidance of doubt, if a negative Total Adjustment Amount is greater than the Working Capital Escrow Amount, the entire Working Capital Escrow Amount shall be disbursed to Purchaser and Seller shall promptly (but no later than five Business Days following the final determination of the Total Adjustment Amount) pay to Purchaser the amount of such negative Total Adjustment Amount that is in excess of the Working Capital Escrow Amount by wire transfer of immediately available funds to such account as is directed by Purchaser.
(f)Amounts paid pursuant to this Section 2.6 shall be deemed for Tax purposes to be an adjustment to the Purchase Price, to the extent permitted by applicable Law. Any payments made by any Person pursuant to this Section 2.6 shall be made by wire transfer of immediately available funds within 10 Business Days after the date on which the Closing Working Capital, the Closing Cash, the Closing Indebtedness and the Closing Transaction Fees are final and binding on the parties.
(g)In connection with this Section 2.6, each party shall give each other a reasonable opportunity to review the working papers, trial balances and similar materials of the other for purposes of reviewing any calculations provided hereunder. Without limiting the generality of the foregoing, Purchaser and the Company shall provide Seller and the accountants engaged by Seller with reasonable access, during normal business hours and upon reasonable prior notice, to the Company’s personnel, properties, books and records and to any other information reasonably requested for purposes of preparing and reviewing the calculations. The parties each acknowledge and waive any actual or potential conflict of employees of the Company assisting Seller as described in this Section 2.6 and Purchaser will not, and will cause the Company not to, prevent such access by Seller on account of any such actual or potential conflict.
Section 2.7Intended Tax Treatment; Allocation of Allocable Consideration.
(a)Purchaser and Seller agree that the sale and purchase of the Units shall be treated for U.S. federal and all applicable state and local income Tax purposes as the sale by Seller and the purchase by Purchaser of an undivided interest in each of the assets owned by the Company as of the Closing.
(b)Within 30 days after the Total Adjustment Amount is determined pursuant to Section 2.6, Purchaser shall deliver to Seller a schedule allocating the total consideration that Purchaser paid to Seller for the Units plus the liabilities of the Company as of immediately prior to the Closing and any additional amounts treated as consideration (collectively, the “Allocable Consideration”) among the assets owned by the Company as of the Closing for Tax purposes (the “Allocation Schedule”), which allocation shall be made in a manner consistent with the guidelines attached hereto as Schedule 2.7(b) (the “Allocation Guidelines”) and Code § 1060 and the Treasury Regulations issued thereunder.
(c)Seller shall notify Purchaser within 30 days of receipt of the Allocation Schedule of any reasonable objection Seller may have thereto. Seller and Purchaser agree to attempt to resolve any such objection with respect to such proposed allocation as promptly as practicable and in good faith. If Seller and Purchaser cannot mutually resolve Seller’s reasonable objections, the dispute shall be presented to the Independent Accountant, and the Independent Accountant shall, within 30 days thereafter, render a final and binding decision upon all of the parties. The fees, costs and expenses of the Independent Accountant incurred in connection therewith shall be borne in equal amounts by Purchaser, on the one hand, and Seller, on the other hand. After the Closing, all of the parties hereto will file all Tax Returns, declarations, and reports with any Governmental Body consistent with the Allocation Schedule (as revised to reflect resolutions of disputes by the Independent Accountant, if applicable), and in any proceeding related to the determination of any income Tax, none of Purchaser, Seller, the Company or their respective Affiliates shall take a position inconsistent with the Allocation Schedule. In the event that there is any proposed adjustment to the Allocable Consideration pursuant to this Agreement, Purchaser shall revise the Allocation Schedule to reflect any such adjustment using the same methodology as used in the initial Allocation Schedule and shall promptly deliver such revised Allocation Schedule to Seller.
Section 2.8Withholding. Notwithstanding anything to the contrary in this Agreement, to the extent required by the Code or other applicable Law, Purchaser, the Escrow Agent and any other applicable withholding agent shall be permitted to deduct and withhold, and pay over to any applicable Governmental Body, the amount of any Taxes that such Person determines in good faith are required to be deducted or withheld from any payments required to be made to or for the benefit of Seller under this Agreement or the Escrow Agreement. Purchaser shall provide reasonable advance written notice to Seller if Purchaser intends to withhold or deduct from any payments required to be made. Any amounts so deducted or withheld shall be treated as if paid to Seller.

Article 3
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Seller represents and warrants to Purchaser as set forth in this Article 3, subject to Section 9.11, and except as set forth in the disclosure schedules delivered by the Company to Purchaser in connection with this Agreement (collectively, the “Company Disclosure Schedules”), as follows:
Section 3.1Organization; Qualification; Power and Authorization.
(a)The Company is an entity duly organized, validly existing, and in good standing under the Laws of the State of South Carolina. The Company has the requisite limited liability company power and authority necessary to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party to own, lease and operate its facilities and assets as presently owned, leased and operated and to carry on the Business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not result in a Material Adverse Effect. The execution, delivery, and performance of each Transaction Document by the Company has been duly authorized by it, and the Company will have, as of the Closing Date, duly executed and delivered each Transaction Document to which it is a party.
(b)The Company has made available to Purchaser a true, correct and complete copy of the Company LLC Agreement and such Company LLC Agreement is in full force and effect and reflects all amendments made thereto. The Company is not in default under or in violation of any provision of the Company LLC Agreement.
Section 3.2Binding Effect and Noncontravention.
(a)Each Transaction Document to which the Company is a party constitutes, or when executed will constitute, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited.
(b)Except as otherwise set forth on Schedule 3.2(b), the execution, delivery, and performance by the Company of the Transaction Documents to which it is a party and the consummation of the Contemplated Transactions do not and shall not (with or without notice or lapse of time or both): (i) conflict with or result in or constitute a default under or violation of the Organizational Documents of the Company; (ii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or Real Property Lease; (iii) subject to any consents required under any state securities Laws, violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under any Court Order, Law, or Permit; or (iv) result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the Assets of the Company, except, in the case of subclause (ii) as would not, individually or in the aggregate, reasonably be expected to be material to the Company.
Section 3.3Capitalization.

(a)The membership interests of the Company are denominated in units, which carry the rights, preferences, and privileges as set forth the Company LLC Agreement. The Units represent 100% of the issued and outstanding membership interests of the Company and are owned by Seller. None of the outstanding Units were issued in violation of statutory preemptive rights or similar contractual rights or any applicable Law.
(b)Except as set forth on Schedule 3.3(b), as of Closing there are no (i) outstanding options, warrants, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, transfer, purchase, return or redeem any of its securities, (ii) securities of the Company reserved for issuance for any purpose, (iii) Units that are restricted or otherwise subject to forfeiture for any reason, or (iv) stock appreciation rights, phantom stock or similar plans or rights pursuant to which the Company has any obligations. Immediately following the Closing, Purchaser shall own 100% of the issued and outstanding equity interests of the Company.
(c)As of Closing hereunder, there are no (i) agreements pursuant to which registration rights in the securities of the Company have been granted, (ii) statutory preemptive rights or contractual rights of first refusal to which the Company is a party with respect to its equity securities, or (iii) voting trusts, proxies, or similar agreements to which the Company is a party with respect to its equity securities.
(d)The Company does not own any equity securities, or any options, warrants, or securities which are convertible or exchangeable for equity securities, in any other Person.
Section 3.4Assets.
(a)The Company has good and valid title to or, in the case of leased or licensed assets, a valid leasehold or license interest in, all of the Assets, including those reflected on the balance sheet included in the Unaudited Financial Statements, free and clear of all Encumbrances except for Permitted Encumbrances and those Encumbrances set forth on Schedule 3.4.
(b)The tangible properties and assets, real, personal and mixed, used or held for use by the Company constitute all right, title and interest in and to all properties and assets necessary for the conduct of the Business, in all material respects, as currently conducted and as currently proposed to be conducted.
Section 3.5Material Contracts.
(a)Schedule 3.5 lists as of the date of this Agreement each of the following current Contracts of the Company (“Material Contracts”):
(i)Contracts that require the payment by, or to, the Company after the date hereof of an amount in excess of $100,000 in the aggregate;
(ii)all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(iii)all Contracts that provide for the assumption of any environmental Liability of any Person or that are Tax Sharing Agreements;

(iv)all Contracts that relate to the acquisition or disposition by the Company of any business, the rights to any Product, any stock or a material amount of assets of the Company or any other Person, or any real property (whether by merger, purchase and sale of stock or assets, or otherwise);
(v)all employment agreements and consulting agreements which provide for any employee or consultant of the Company to receive compensation in excess of $100,000 per annum;
(vi)all Contracts for Indebtedness of the Company (including guarantees);
(vii)all Contracts relating to any joint venture, partnership, strategic alliance, or sharing of profits or losses with any Person to which the Company is a party or by which it or any of its assets is bound, along with any reseller, referral, advertising, agency, dealer, distributor, or joint marketing Contract;
(viii)all manufacturing or supply agreements (and associated quality agreements) (identifying such Contracts on a Product-by-Product basis), sponsored research agreements, collaboration agreements, grant agreements, pharmacovigilance agreements, clinical study agreements, medical information agreements, any agreements with a contract research organization or other provider of clinical trial or related services (excluding non-disclosure agreements with any such contract research organization or other provider of clinical trial or related services), or any other agreement related to research, studies and tests conducted by or on behalf of the Company or its Affiliates;
(ix)all Contracts containing any covenant limiting the freedom of the Company to compete in any line of business, or with any Person, or in any geographic area, or granting any exclusive distribution or resell rights or other exclusive rights in any market, field or territory to any customer, vendor, supplier, distributor, contractor or other Person;
(x)all collective bargaining agreement or other similar Contract with any labor organization, union, group or association covering employees of the Company;
(xi)all Contracts between or among the Company, on the one hand, and Seller or any Affiliate of Seller (other than the Company), on the other hand, other than employment agreements and Employee Plans;
(xii)all Contracts granting any “most favored nation” pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights or terms to any Person;
(xiii)all Contracts providing for “earn outs,” royalties, milestone payments, maintenance fees or other similar contingent payments by the Company;
(xiv)Contracts with any Person pursuant to which the Company has acquired or in-licensed rights in or to any Intellectual Property or pursuant to which the Company has granted or out-licensed rights in or to any Intellectual Property, including covenants not to sue, except for licenses to the Company for Off-the-Shelf Software where the aggregate annual license and/or maintenance payments by the Company for such software are less than $25,000 per year, specifying, with respect to each such Contract, the particular item(s) of Intellectual Property, and the particular Product(s), related thereto;

(xv)all Contracts under which entry into this Agreement or the consummation of the Contemplated Transactions would constitute an event of default or result in a termination thereof or cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder;
(xvi)any Contract providing for the development of any Company Intellectual Property, excluding any Contract between the Company and an employee or consultant of the Company entered into on the Company’s standard form of employment or consulting agreement that has been made available to Purchaser (or a substantially similar form);
(xvii)all other Contracts, including any service, operating or management agreement or arrangement with respect to any Leased Real Property, that involves payments of $75,000 annually or $200,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days;
(xviii)all Contracts with a Governmental Entity; or
(xix)all Contracts with any Material Customer or Material Supplier that are currently customers or suppliers of the Company as of the date of this Agreement; and
(xx)all other Contract that are material to the Company and not previously disclosed pursuant to this Section 3.5(a);
provided, however, that a Material Contract shall not include any (1) purchase or sale order entered into in the Ordinary Course of Business; (2) Contract that is terminable without penalty with notice of thirty (30) days or less; (3) confidentiality or non-disclosure agreement entered into in the Ordinary Course of Business or in connection with the Contemplated Transactions; or (4) any Employee Plan.
(b)Except as set forth in Schedule 3.5(b), (i) true, correct and complete copies of such Material Contracts (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser;(ii) each of the Material Contracts is valid and binding and in full force and effect and the Company is not in material default under or in material violation of any of the Material Contracts; (iii) the Company has not received any written notice of any breach that has not been cured or of any cancellation or termination of any of the Material Contracts, and, to the Knowledge of the Company, there is no material default under or material violation of any of the Material Contracts by the other parties thereto; (iv) each Material Contract is a legal, valid and enforceable obligation of the Company, and, to the Knowledge of the Company, each Material Contract is a legal, valid and enforceable obligation of the other parties thereto, in each case except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited; and (v) to the Knowledge of Company no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default by the Company under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.
(c)With respect to any Contracts with Material Customers and Material Suppliers that are not customers or suppliers of the Company as of the date of this Agreement, there was no material default by Company under, or material violation by Company of, such Contracts during the term of such contracts.
(d)Without limiting Section 3.5(b), true, correct and complete copies of the Sitavig Agreement and the Vectans Transfer Agreement (including all modifications,

amendments and supplements thereto and waivers thereunder) have been made available to Purchaser. Other than the payments required to be paid under the Vectans Transfer Agreement (the “Vectans Payments”), Company is not a party to any Contract with a Third Party for the license or use of any Intellectual Property which Contract requires the Company to pay any royalty, license fees, or other amounts to such Third Party from the amounts payable by Bayer to Company under the Sitavig Agreement.
Section 3.6Real Property.
(a)The Company does not own or have any right, option or obligation to purchase any Real Property, nor has the Company ever owned or had any right, option or obligation to purchase any Real Property.
(b)Schedule 3.6(b) sets forth a correct and complete list of the Real Property Leases (including all modifications and amendments thereof), including the address of each Leased Real Property. True, correct and complete copies of all Real Property Leases and all amendments, extensions, renewals, guaranties and other agreements with respect thereto have heretofore been made available to Purchaser. Each of the Real Property Leases is a valid, subsisting agreement, in full force and effect and the Company has not received written notice of any breach that has not been cured or of any cancellation or termination of any Real Property Leases. The Company is not currently in default under any of the Real Property Leases, and to the Knowledge of the Company, there is no default under any of the Real Property Leases by the other parties thereto, nor, to the Knowledge of the Company, does any condition exist which with notice or lapse of time or both would constitute a default thereunder. Each Real Property Lease is a legal, valid and enforceable obligation of the Company and, to the Knowledge of the Company, each Real Property Lease is a legal, valid and enforceable obligation of the other parties thereto, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited. The Company has a good and valid title to the leasehold estate in each Leased Real Property to which it is a party, free and clear of all Encumbrances, other than Permitted Encumbrances, and the Company enjoys a right of quiet possession of such Leased Real Property.
(c)The Company has not leased, subleased or otherwise granted to any Person the right or option to use or occupy any such Leased Real Property or any portion thereof, or assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Leased Real Property. There are no adverse parties or parties other than the Company or the applicable fee owner of the Leased Real Property that are in possession of any Leased Real Property or the improvements and fixtures thereon or any portion or portions thereof, and on the Closing Date the Company’s leasehold interests in the Leased Real Property under the applicable Real Property Lease will be free and clear of any and all subleases, leases, licensees, occupants or tenants (other than the Company). Schedule 3.6(c) sets forth those Real Property Leases that require the Company to notify or obtain the approval of the lessor or that may be terminated by the lessor as a result of the transactions contemplated by this Agreement. The Leased Real Property constitutes all real property currently used, owned or occupied by the Company.
(d)The Leased Real Property and all of its operating systems are in all material respects (i) in good operating condition and repair, free from structural, physical and mechanical defects, ordinary wear and tear excepted; (ii) maintained in a manner consistent with standards generally followed with respect to similar properties; and (iii) structurally sufficient and otherwise suitable for the conduct of the Business as presently conducted.
Section 3.7Financial Statements; Undisclosed Liabilities.

(a)The Company has made available to Purchaser true, correct and complete copies of the Financial Statements. The Financial Statements have been prepared in accordance with GAAP (without the application of any exceptions for private companies, other than ASC 842, Leases) and the requirements of Regulation S X that are applicable to financial statements filed by registrants under Regulation S-X Items 3-05 and 8-04, in each case applied on a consistent basis throughout the periods covered thereby; are based on the books and records of the Company; and fairly present in all material respects the financial position, results of operations, comprehensive loss, changes in members’ equity and cash flows of the Company for the periods covered thereby and as of the respective dates thereof; except that the Unaudited Financial Statements are subject to normal, recurring year-end audit adjustments that are not and will not be material.
(b)Except as provided on Schedule 3.7(b), all of the accounts receivable of the Company reflected on the Latest Balance Sheet (net of any reserves shown thereon) (i) are valid and enforceable (with all proper documentation to enforce collection), and existing on the date hereof; (ii) represent monies due for services rendered arising from bona fide transactions in the Ordinary Course of Business; (iii) are not subject to any refunds or adjustments or any defenses, known or asserted claims, refusals to pay or other rights of setoff, assignment, restrictions or security interests, except to the extent of the allowance for doubtful accounts on the Latest Balance Sheet.
(c)Other than with respect to trade payables which are made in the Ordinary Course of Business and, to the Knowledge of the Company, for which the third party recipient has raised no objection to the timing of payment, the Company is not delinquent in its payment of any accounts payable or accrued liability as of the date hereof, and no such accounts payable or accrued liabilities have been deferred (regardless of whether the Company and the third party have agreed to such deferral).
(d)Except as provided on Schedule 3.7(d), the Company does not have any liabilities, obligations or commitments (whether accrued, absolute, contingent or otherwise, whether due or to become due and regardless of when or by whom asserted) arising out of any transaction entered into at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, except (i) liabilities reflected on the Latest Balance Sheet, (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business that are not material to the Company, (iii) liabilities and obligations under this Agreement, or (iv) liabilities or obligations under executory Contracts that are either listed on Schedule 3.5 or, if not required to be listed on Schedule 3.5, were entered into by the Company in the Ordinary Course of Business and excluding liabilities arising out of or relating to any breach or violation of, or default under such Contract.
(e)Except as set forth on the Latest Balance Sheet, the Company has no Funded Indebtedness.
(f)To the Knowledge of the Company, Seller and its subsidiaries established and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of Seller’s financial reporting and the preparation of Seller’s financial statements in accordance with GAAP applied on a consistent basis. To the Knowledge of the Company, there are no material weaknesses in the design or operation of the Company’s internal controls. Neither the Company nor Seller has disclosed to its auditors or accountants, and to the Knowledge of the Company, there has not occurred, any fraud, whether or not material, that involves management or other employees.

Section 3.8Taxes. Except as set forth on Schedule 3.8:
(a)All Tax Returns required to have been filed by the Company have been timely and properly filed, and each such Tax Return is true, correct and complete. The Company has duly and timely paid all Taxes due and payable by the Company, whether or not shown on a Tax Return. Schedule 3.8(a) (i) contains a list of all states, territories and other jurisdictions (whether domestic or foreign) in which the Company has filed a Tax Return at any time during the six-year period ending on the date hereof, (ii) identifies those Tax Returns that have been audited or have been the subject of an investigation, examination or other Action, (iii) identifies those Tax Returns that currently are the subject of audit, examination or other Action, (iv) lists all Tax rulings and similar determinations requested or received by Seller or Company, and (v) identifies those Tax Returns that are due to be filed within 90 days after the date hereof. All deficiencies for Taxes asserted or assessed against the Company have been fully and timely paid, or otherwise settled with the relevant Governmental Body
(b)The Company has made available to Purchaser true and correct copies of all income and other material Tax Returns of the Company for all taxable periods commencing on or after January 1, 2015 other than consolidated Tax Returns.
(c)The Company is not currently subject to an Action for Taxes and no such Action has been proposed or threatened in writing against the Company and no basis exists for such an Action. There is no dispute or claim concerning any Liability for Taxes paid, collected or remitted (or to be paid, collected or remitted) by the Company either (i) claimed or raised by any Governmental Body in writing or (ii) as to which the Company has Knowledge. There is no legal basis for any Governmental Body to, and neither Seller nor the Company, or any manager or director or officer (or employee responsible for Tax matters) of Seller or Company expects any Governmental Body to, assess any additional Taxes from or with respect to the Company for any period.
(d)The Company has duly and timely withheld, collected and paid all Taxes required to have been withheld, collected and paid by it and, to the extent required, has properly paid or deposited such Taxes in accordance with applicable Law.
(e)There are no Encumbrances on any of the Assets of the Company with respect to Taxes, other than an Encumbrance described in clause (a) of the definition of Permitted Encumbrances.
(f)The Company has not waived any statute of limitations in respect of Taxes and has not agreed to any extension of time with respect to the assessment or collection of any Tax, which waiver or extension currently is effective.
(g)The Company is not the beneficiary of any currently effective extension of time within which to file any Tax Return.
(h)No claim has been made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation, or required to file any Tax Return, in that jurisdiction.
(i)The Company is not a party to any Tax Sharing Agreement which will be in effect after the Closing.
(j)The Company (i) has not been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, and (ii) has no Liability for Taxes of any Person (other than the Company) under Treasury

Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
(k)The Company has not engaged, directly or indirectly, in any transaction that would constitute a “reportable transaction” or “listed transaction” (as defined in Section 6707A of the Code and Treasury Regulation Section 1.6011-4).
(l)The Company has not entered into any written agreement or arrangement with any Governmental Body with respect to Taxes affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.
(m)The Company is not, and has not since its inception, been treated as a corporation for federal income Tax purposes.
(n)The Company is, and at all times since its formation has been, disregarded as an entity separate from Seller under and within the meaning of Treasury Regulations Section 301.7701-2(c)(2) and Section 301.7701-3(b)(1)(ii).
(o)The Company is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof beginning after the Closing Date as a result of (i) a change in, or use of an improper, method of accounting for a taxable period (or portion thereof) beginning on or before the Closing Date, (ii) any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or before the Closing Date, (iii) any installment sale or open transaction disposition made on or before the Closing Date, (iv) any prepaid amount received on or before the Closing Date, (v) any excess loss account created on or before the Closing Date, or (v) election under Section 108(i) of the Code (or any corresponding provision of state or local Law). The Company will not be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.
(p)Excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income, adequate reserves and accruals shall be reflected in the calculation of Closing Working Capital, Transaction Fees and Closing Indebtedness to provide for the payment of all Taxes attributable to the Pre-Closing Tax Period (other than, for the avoidance of doubt, Taxes attributable to actions described in the proviso in the definition of Covered Taxes).
(q)The Company has not deferred any Taxes (including the withholding, payment or collection thereof) under the CARES Act, and the Company has not claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.
(r)No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.
(s)To the extent applicable, all property of the Company that is subject to property Tax has been properly listed and described on the property Tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of the Company’s property constitutes omitted property for property Tax purposes.
(t)No asset of the Company is, or after the consummation of the transactions contemplated by this Agreement shall be, subject to the anti-churning rules of Code Section 197(f)(9) and Treasury Regulations Section 1.197-2(h).

Section 3.9Employee Benefit Plans.
(a)Schedule 3.9(a) lists all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all other material compensation, bonus, stock option, stock purchase, restricted stock, incentive (equity, phantom equity or otherwise), pension, deferred compensation, supplemental retirement, death, disability, medical, dental, hospitalization, vision, accident, life insurance, worker’s or unemployment compensation (other than contributions to a Government Entity), cafeteria, flexible spending, loan, employment, consulting, transaction bonus, retention, severance, salary continuation and other similar fringe or benefit plans, programs or arrangements currently maintained by or contributed to by, or required to be maintained by or contributed to by, the Company or any ERISA Affiliate of the Company (i) for the benefit of any current or former employee, manager, member, director or consultant of the Company or spouse or dependent of any of the foregoing, or (ii) under which the Company has any Liability with respect to any current or former employee, manager, member director or consultant of the Company or spouse or dependent of any of the foregoing (collectively, the “Employee Plans”), excluding arrangements under which the Company has any remaining obligations. The Company has made available to Purchaser correct and complete copies of all Employee Plans and all corresponding summary plan descriptions (“SPDs”), Form 5500 Annual Reports, the most recent determination, opinion or advisory letters received from the IRS, and all related trust agreements, insurance contracts and other funding agreements that implement each such Employee Plan.
(c)Except as set forth on Schedule 3.9(b), neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, has within the past six (6) years sponsored, maintained or contributed to, or has any Liability with respect to: (i) a plan subject to Title IV of ERISA or Section 412 of the Code (including a “multiemployer plan” within the meaning of Sections 3(37) and 4001(a)(3) of ERISA); (ii) a “multiple employer plan” (within the meaning of Section 413 of the Code and Section 210(a) of ERISA); (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); (iv) an employer stock ownership plan (within the meaning of Section 407(d)(6) of ERISA); (v) a trust intended to qualify as a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (iv) an arrangement providing post-employment health or employee welfare benefits, except as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or a similar state law.
(d)Each Employee Plan has been maintained, funded and administered in all material respects in accordance with its terms and with applicable Laws, including ERISA and the Code. There is no Action pending or, to the Company’s Knowledge, threatened in writing against the Company with respect to any Employee Plan (other than claims for benefits in the ordinary course). There have been no “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan and no “fiduciary” (within the meaning of Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Plan. All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each applicable Employee Plan and all contributions or other payments for any Company employees for any period ending on or before the Closing Date that are not yet due have been paid to each applicable Employee Plan or otherwise properly accrued in accordance with past Company practice and custom.
(e)Each Employee Plan that is intended to qualify under Section 401(a) of the Code meets in all material respects all requirements for qualification under Section 401(a) of the Code and the regulations thereunder, and to the Company’s Knowledge, there are no existing circumstances or events that reasonably could be expected to adversely affect the tax-qualified status of each such Employee Plan and the exemption of any related trusts from federal income Taxes under Section 501(a) of the Code. Each such Employee Plan has either received a favorable determination as to its qualification under the Code or may rely on an opinion or advisory letter, in either case, issued by the IRS.
(f)Except as set forth on Schedule 3.9(f), the execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment to or acceleration, vesting or increase in the rights of any current or former service provider of the Company.
(g)Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code complies, and since 2005 where applicable has complied, in all material respects with the requirements of Section 409A of the Code and the guidance promulgated thereunder.
(h)No Employee Plan provides for any “gross up,” reimbursement or other payment to compensate any Company employee or other service provider of the Company for any Taxes, including any Taxes incurred pursuant to Sections 4999 or 409A of the Code. No amount paid or payable (whether in cash, property or in the form of benefits) by the Company in connection with the Contemplated Transactions (either solely as a result thereof or as a result of such Contemplated Transactions in conjunction with any other event) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code or give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.
Section 3.10Compliance with Laws and Court Orders.
(a)Except as forth on Schedule 3.10, the Company is, and has been since January 1, 2018, in compliance in all material respects with all Laws and Court Orders applicable to the Company, the Business and the Assets. Except as set forth on Schedule 3.10, the Company has not, since January 1, 2018, received any written notice (whether formal or informal, including whistleblower or similar complaints) regarding any failure to comply with any Law or Court Order applicable to the Company, the Business and the Assets.
(b)The Company has made available to Purchaser true, complete and correct copies of all material documentation and written correspondence between the Company and any Governmental Body made from January 1, 2018 to the date hereof with respect to any inspection or audit observations of noncompliance or which pertain to the receipt of any written notice or communication of non-compliance, including warning letters, from any Governmental Body with respect to the Company, the Business and the Assets.
Section 3.11Permits. Except as set forth on Schedule 3.11, the Company has obtained, maintained in full force and effect, and is operating in material compliance with all Permits which are both material and required to operate the Business as presently conducted in the Ordinary Course of Business, including without limitation, any such Permits required by the FDA and similar federal, state, local or foreign Governmental Bodies. The Company has made all material declarations, filings, reports, or returns with the applicable Governmental Bodies which are required by such Government Entities and which, in each case, are reasonably necessary for the effective carrying on of the Business in the places and materially in the manner in which the Business is now carried on. Except as set forth on Schedule 3.11, to the Knowledge of the Company, no event has occurred prior to Closing which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit. Except as set forth on Schedule 3.11, the Company is not in material default under or in material violation of any such Permits (and all fees and charges with respect to such Permits have been paid in full). Since January 1, 2019, the Company has not received any written notice of any violations by the Company of, or any Actions, pending or threatened, challenging the validity of or seeking to discontinue any such Permits.
Section 3.12Litigation. Except as set forth on Schedule 3.12, there has not been during the past three-year period any Actions against the Company affecting any of its Assets or business (including the Business) or any of their officers or directors (in their capacities as such), nor is there any Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of their officers or directors (in their capacities as such), nor, to the Knowledge of the Company, is there any reasonable basis therefor. During the past three-year period, no allegations of sexual harassment have been made to the Company against any officer, director, employee or agent in his or her capacity as such, and to the Knowledge of the Company, there is no reasonable basis therefor. The Company is not subject to any outstanding Court Order. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as currently contemplated to be conducted. No Person has provided written notice to Company of a claim or loss for which such Person has a contractual right or a right pursuant to applicable Law to indemnification from the Company.
Section 3.13Labor and Employment Matters.
(a)Schedule 3.13(a) contains an accurate and complete list as of the date hereof of all employees of the Company (including any such person who is on a leave of absence, on layoff status or on short-term or long-term disability) and, with respect to them, applicable (i) names, (ii) titles; (iii) dates of hire; (iv) current salaries or wages and all bonuses, commissions, incentives paid at any time during the past 12 months, current accrual of unused paid time off, vacation or sick time; (v) last compensation changes and the dates on which such changes were made; (vi) any amounts to be paid to any employee in connection with the Closing; (vii) outstanding loans or advances made to them; and (viii) for U.S. employees, Fair Labor Standards Act classification (e.g., exempt or non-exempt). Schedule 3.13(a) also contains an accurate and complete list as of the date hereof of all consultants, independent contractors or temporary workers who have provided services to the Company at any time during the prior twelve (12) months, and with respect to each one, applicable (i) names, (ii) titles; (iii) dates of retention; (iv) compensation paid for services at any time during the past 12 months; (v) last date on which any changes in the compensation arrangement were made; (vi) any amounts to be paid in connection with the Closing. Except as listed on Schedule 3.13(a), no other temporary or non-employee labor (consultants, independent contractors, temporary employees, staffing agency employees, seasonal workers) is utilized by the Company. There are no facts or circumstances that could cause a contractor, consultant, temporary employee or staffing agency employee to be deemed an employee of the Company under applicable Law. The Company has delivered to Purchaser copies of all agreements with any employee, consultant, independent contractor or temporary worker set forth on Schedule 3.13(a). Except as set forth on Schedule 3.13(a), all employees of the Company are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages accrued before termination.
(b)Except as set forth on Schedule 3.13(b), no employee of the Company is represented by a labor union or works council and no Company is (or has been for the past five years) a party to, or otherwise subject to, any collective bargaining agreement or other similar labor union contract, and no such agreement or contract is contemplated or being negotiated. There is no strike, organized slowdown or work stoppage, union grievance, picketing, or lockout involving the Company pending or, to the Knowledge of the Company, threatened, and there have been no such actions since January 1, 2019. There are no unfair labor practice charges or complaints before any government body or court pending or, to the Knowledge of the Company, threatened.

(c)    During the 90-day period prior to the date of this Agreement, no Company has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, and/or any similar state, local or foreign plant closing Law (“WARN Act Laws”) or that would create any material Liability or obligation of the Company, taken as a whole, under the WARN Act Laws. Schedule 3.13(c) contains a list of the names, locations, and termination dates of all employees separated from employment with the Company during the 90 days prior to the date of this Agreement.
(d)    The Company is in compliance in all material respects with all applicable federal, state and local Laws relating to employment, including those Laws governing employment practices, the terms and conditions of employment, compensation, payment of wages, health and safety, labor relations, plant closings, unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, minimum wage and overtime compensation, employee classification, pay equity, child labor, hiring, background checks, drug testing, salary history inquiries, promotion and termination of employees, working conditions, meal and break periods, privacy, workers' compensation, leaves of absence, paid sick or family leave, whistleblowing, and unemployment insurance, and all applicable state and local emergency COVID-19 leave laws and business reopening laws and directives, including the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, Occupational Safety and Health Act, and Title VII of the Civil Rights Act of 1964, as amended, for its employees. No Action is pending or, to the Knowledge of the Company, threatened by or on behalf of any past or present employee or applicant related to discrimination, harassment, retaliation, wrongful termination, refusal to hire, workers’ compensation, wage and hours, misclassification, workplace safety, terms and conditions of employment, disability, immigration, or the laws of each foreign jurisdiction related to employment where employees, consultants and independent contractors provide services, nor is the Company in material breach of any employment or severance agreement. The Company is in compliance in all material respects with and has complied with all immigration laws, including any applicable mandatory E-Verify obligations. The Company and each Employee Plan has properly classified and paid all employees and independent contractors and consultants under applicable Law. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified as exempt The Company and each Employee Plan have not incurred, and no circumstances exist under which they could incur, Liability arising from the misclassification of employees or independent contractors under applicable Law (including the Fair Labor Standards Act or similar Laws, and including in connection with an individual improperly being excluded from participating in any Employee Plan). The Company has delivered to Purchaser copies of all current employee manuals and handbooks and policy statements relating to the employment of the current employees of the Company. As of the Closing Date, each current or former employee of the Company has been paid in full all wages, salaries, bonuses, benefits, commissions and other compensation due and payable to him or her or otherwise arising under any Law, plan, policy, practice, program or agreement and the Company has not unlawfully withheld any such wages, salaries, bonuses, benefits, commissions or other compensation.
(e)    All current employees and all former employees whose employment terminated, voluntarily or involuntarily, within three years prior to the date of this Agreement were, legally authorized to work in the United States. The Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”), to the extent required, for the employees hired prior to the date of this Agreement, and has complied with the applicable anti-discrimination provisions of the IRCA.

Section 3.14Intellectual Property.
(a)As used herein: (1) the term “Intellectual Property” means, collectively, all intellectual property rights arising from or associated with any of the following under the laws of the United States or any other jurisdiction: (i) all trade names, trademarks and service marks, business names, fictitious business names, logos, uniform resource locators (URLs), domain names and trade dress, whether registered or unregistered, and registrations, applications to register, and renewals therefor and all of the goodwill associated with the foregoing (collectively, “Trademarks”); (ii) all ideas, conceptions, and inventions (whether or not patentable and whether or not actually reduced to practice), patent disclosures, industrial and utility models, industrial designs, patents and patent applications, including provisionals, reissues, continuations, continuations in part, divisionals, renewals, registrations, confirmations, re-examinations, other post-grant certificates, certificates of inventorship, extensions and the like, all improvements thereto and all rights of priority, and any foreign or international equivalent of any of the foregoing (collectively, “Patents”); (iii) all copyrights, mask works, copyrightable works and databases, including any computer software (including source codes, object codes, data compilations and related documentation), websites, domain name registrations, social media accounts, keywords, and any other works of authorship, whether statutory or common law, registered or unregistered, published or unpublished, and registrations for and pending applications to register the same including all reissues, extensions and renewals thereto (collectively, “Copyrights”); (iv) all trade secrets, confidential know-how, inventions, discoveries, improvements, concepts, ideas, techniques, methods, processes, designs, plans, schematics, drawings, analytics, working notes and memos, formulae, technical data, specifications, research and development information, market studies, consultant reports, prototypes, sales methods, technology and product roadmaps and other proprietary or confidential information, including customer and supplier lists to the extent the foregoing are not otherwise covered under this Section 3.14 (collectively, “Trade Secrets”); (v) other proprietary or moral rights or rights of integrity or attribution; (vi) all rights to income, royalties, damages and payments, including damages and payments, for past, present, or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof; and (vii) any and all corresponding rights or interests that, now or hereafter, may be secured throughout the world; and (2) the term “Business Intellectual Property” means, collectively, all Intellectual Property: (x) owned or purportedly owned, in whole or in part, by the Company (“Company Intellectual Property”), or (y) licensed by the Company that is used, in whole or in part, in the Business as conducted on the date of this Agreement, other than Off-the Shelf Software whose cost of acquiring or maintaining would not individually or in the aggregate exceed $25,000 during any 12 month period.
(b)Schedule 3.14(b) sets forth (on a Product-by-Product basis and designating whether Company Intellectual Property or licensed by the Company) a true and complete list, as of the date of this Agreement, of all Business Intellectual Property that is subject to any issuance, registration, application, or other filing by, to or with any Governmental Body or authorized private registrar by the Company (including where the Company makes such filings on behalf of a third party) in any jurisdiction (the “Intellectual Property Registrations”) and any unregistered Trademark. Except as set forth on Schedule 3.14(b), no filings or fees related to Intellectual Property Registrations are required or payable by the Company to the relevant Governmental Body or authorized registrar, or otherwise fall due, within 180 days after the Closing Date. All material Intellectual Property Registrations are valid, in full force and in good standing. The Company has taken, or caused to be taken by the applicable licensor, commercially reasonable actions to maintain and protect each item of Business Intellectual Property.
(c)The Business Intellectual Property constitutes all material Intellectual Property used in or necessary for the conduct or operation of the Business. Assuming delivery of all notices and receipt of all consents set forth on Schedule 3.2(b), each item of Business Intellectual Property owned, licensed or used by the Company immediately prior to the Closing will be owned, licensed or available for use by the Company on identical terms and conditions immediately following the Closing, and the Company shall have the right to continue to use or exploit them in such manner, except as set forth on Schedule 3.14(c)(i) (on a Product-by-Product basis), without additional payment to any Person, including royalties, milestone payments, or other similar payments except those royalties, milestones and other payments pursuant to the Contracts set forth on Schedule 3.14(c)(i). The Company possessed at the time, or possesses as of the date hereof (as applicable), licenses or other valid rights to use all Business Intellectual Property that is not Company Intellectual Property in the manner in which it has used or is using such Business Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth on Schedule 3.14(c)(ii), the Company owns, free and clear of all Encumbrances, other than Permitted Encumbrances, all right, title, and interest in and to all Company Intellectual Property. Other than Vectans’ interests under the Vectans Transfer Agreement, no other Person has any claim of ownership or right in the Company Intellectual Property, other than licenses granted in the Ordinary Course of Business or included in the Material Contracts. To the extent that any material Intellectual Property has been developed or created independently or jointly by any Person other than the Company for which the Company has provided consideration or resources for such development or creation, the Company has a written agreement with such Person with respect to such Intellectual Property, and pursuant thereto the Company has obtained ownership of all such Intellectual Property by valid and enforceable written assignment. Without limiting the foregoing, each former or current employee, consultant or independent contractor has assigned to the Company all Intellectual Property developed pursuant to his, hers, or its employment, consulting, or contracting with the Company or resulting therefrom that is related to any Product or to the Business, that were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information, or that resulted from the performance of services for the Company. Except as set forth in Schedule 3.14(c)(iii), the Company has not received any written notice asserting any claim with respect to, or challenging or questioning, the ownership, validity of, or right to use any Business Intellectual Property. Except as set forth in Schedule 3.14(c)(iii), no Action is pending, threatened, or anticipated against the Company, or, to the Knowledge of the Company, against any third party, that challenges the legality, validity, enforceability, use, or ownership of any Business Intellectual Property, and except as set forth in Schedule 3.14(c)(iii), no Business Intellectual Property is subject to any Court Order or settlement to which Company is a party.
(d)The Company has not violated or infringed upon or misappropriated any Intellectual Property of any other Person. Neither the Business Intellectual Property, nor the conduct of the Business, has, is, or will (when conducted in substantially the same or reasonably foreseeable manner following the Closing) infringe, violate, or misappropriate any Intellectual Property of any other Person. No Action is pending or threatened against the Company in writing that alleges any such infringement, violation, or misappropriation. Except as set forth in Schedule 3.14(d), to the Company’s Knowledge, no other Person is misappropriating, violating, or infringing upon, or has misappropriated, violated, or infringed upon at any time, any material Business Intellectual Property.
(e)The Company has taken commercially reasonable measures to protect and preserve the security and confidentiality of the Business Intellectual Property (including Trade Secrets). There has been no disclosure by or on behalf of the Company to any other Person of any material Trade Secrets used in or necessary to the conduct or operation of the Business, other than pursuant to a written confidentiality agreement. To the Company’s Knowledge, there has been no unauthorized disclosure of or unauthorized access to any such Trade Secrets.

(f)No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Product or Company Intellectual Property or, to the Knowledge of the Company, any other Business Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any such Product or Company Intellectual Property or, to the Knowledge of Company, other Business Intellectual Property, has performed services for a Government Entity, university, college, or other educational institution or research center in a manner that would affect the Company’s rights in such Product or Business Intellectual Property.
Section 3.15Insurance. Schedule 3.15 sets forth, as of the date hereof, all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance maintained by the Company or on the Company’s behalf (collectively, “Insurance Policies”), and such Insurance Policies are in full force and effect. All premiums and other amounts due on such Insurance Policies have been paid, and the Company has complied in all material respects with the provisions of such policies. Neither Seller nor the Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies outside of the Ordinary Course of Business. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding against the Company in accordance with their terms; (b) are, to the Knowledge of the Company, provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Schedule 3.15, there are no claims by the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.
Section 3.16Absence of Changes. Except as set forth on Schedule 3.16, from Latest Balance Sheet Date until the date of this Agreement, the Business and the operation of the Company has been conducted, in all material respects, in the Ordinary Course of Business, and the Company has not (or as applicable, there has not been with respect to the Company, any):
(a)amended its Organizational Documents;
(b)authorized for issuance, issued, sold, delivered, or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any equity securities or equity equivalents (including any options or appreciation rights);
(c)(i) incurred or assumed any Indebtedness, except for borrowings under existing lines of credit in the Ordinary Course of Business; or (ii) taken any action which would create any Encumbrance upon any Assets, except for Permitted Encumbrances;
(d)acquired any business or Person, whether by merger, consolidation or reorganization or by purchase of substantially all of its assets or equity interests;
(e)sold, leased or disposed of any Assets in any single transaction or series of related transactions having a fair market value in excess of $150,000 in the aggregate, except in the Ordinary Course of Business;
(f)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

(g)changed in any material respect, the manner in which the Company extends discounts, credits or rebates to its customers;
(h)split, combined or reclassified the Units;
(i)issued, sold or otherwise disposed of any of the Units, or granted any warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Units;
(j)declared or paid any dividends or distributions on or in respect of any of the Units or redeemed, purchased, or acquired any of the Units;
(k)changed in any respect any method of accounting or accounting practice of the Company, except as required by applicable Law or GAAP;
(l)made or changed any Tax election or adopted or changed any Tax accounting method or received or requested any Tax ruling or amended any Tax Return;
(m)made any material change in the manufacturing (including any quality assurance or quality control procedures), selling, distribution, advertising, terms of sale or collection practices with respect to the Products that is outside the Ordinary Course of Business, (ii) entered into any material business practices, programs or long-term allowances outside the Ordinary Course of Business, including varying any inventory practices with respect to inventory of the Products in any respect materially inconsistent with past practice; or (iii) engaged in the practice of “channel stuffing” or any similar program, activity or other action (including any rebate, promotion, credit, discount, chargeback or refund policy or practice) with respect to the Products that, in each case ((i) through (iii)), was intended or would reasonably be expected to result in a trade buy-in that is in excess in any material respect of normal customer purchasing patterns of the Business during the twelve months prior to the date hereof;
(n)increased the compensation of the Company’s managers, directors, officers or employees, except with respect to employees with annual compensation under $125,000 in the normal course of business;
(o)adopted any material amendment or modification of any Employee Plan or terminated or started a termination process of any Employee Plan or any agreement with any employee of the Company (including any indemnification agreement);
(p)canceled, amended (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the Ordinary Course of Business) or failed to renew (on substantially similar terms) any Insurance Policy;
(q)discounted any accounts receivable of the Company or accelerated the collection of any accounts receivable or delayed the payment of any accounts payable, other than in the Ordinary Course of Business; or
(r)agreed to take any actions or omissions that would result in any of the foregoing described in clauses (a) through (r) of this Section 3.16.
Section 3.17Compliance with Environmental Laws. The Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining, and complying in all material respects with all Permits required pursuant to Environmental Laws for the ownership, operation and occupation of the Company’s premises and the operation of the Business. The Company has not received, during the past three (3) years (or earlier, if unresolved), any written notice or report, and there are no Actions pending or, to the Company’s Knowledge, threatened against the Company, alleging any material violations of, or material Liabilities under, Environmental Laws, including any relating to the operation of the Business. The Company has not (nor, to the Company’s Knowledge, has any other Person to the extent giving rise to material Liability for the Company) treated, stored, disposed or arranged for the disposal of, transported, distributed, manufactured, handled, released or exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, in each case, as to give rise to any material Liabilities under any Environmental Law. The Company has not retained or assumed, either contractually or by operation of Law, any Liabilities or obligations of any other Person arising under Environmental Law. The Company has made available to Purchaser copies of all environmental audits, reports and other environmental documents relating to the Company, the Business or the current or former facilities or operations of the Company, which are in the possession or under the reasonable control of the Company or its Affiliates.
Section 3.18Related Party Transactions. Except as set forth on Schedule 3.18, neither Seller nor any Affiliate of the Company nor any of their respective members, managers, directors or officers, directly or indirectly, (a) provides any services to the Company, or is a lessor, lessee or supplier to the Company or is otherwise involved in a material business arrangement with the Company; (b) has provided written notice to the Company of any cause of action or other claim against the Company, or has any loan outstanding or otherwise owes any amount to the Company, or has been loaned any amount or otherwise is owed any amount by the Company that is outstanding; (c) has any interest in or owns property or rights used in the operation of the Business, the Company Intellectual Property, or the Leased Real Properties; (d) received from or furnished to the Company any goods or services without adequate consideration, in each case other than employment arrangements entered into in the Ordinary Course of Business, the Employee Plans, and the Company LLC Agreement.
Section 3.19Customers and Suppliers.
(a)Schedule 3.19(a) sets forth (x) a list of the names of each customer of the Company who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000 and during either the twelve months ended September 30, 2021 or the twelve months ended September 30, 2020 (such customers, the “Material Customers”), and (y) the amount of consideration paid by each Material Customer during each such period. Except as set forth in Schedule 3.19(a), the Company has not received any written notice, and the Company has no Knowledge, that any of its Material Customers has ceased or materially reduced, or intends to cease or materially reduce after the Closing, its use of the Products, or to materially decrease the price it pays to the Company, or to re-negotiate the terms of any Contract between the Company and the Material Customer or to otherwise terminate or materially reduce its relationship with the Company. There is no material dispute between the Company and any Material Customer.
(b)Schedule 3.19(b) sets forth (x) a list of the names of each supplier of the Company to whom the Company has paid consideration for goods or services (on a Product-by-Product basis) in an amount greater than or equal to $100,000, during either the twelve months ended September 30, 2021 or during the twelve months ended September 30, 2020 (such suppliers, the “Material Suppliers”) and (y) the amount of purchases from each Material Supplier during such period. Except as set forth in Schedule 3.19(b), the Company has not received any written notice, and the Company has no Knowledge, that any of its Material Suppliers has ceased or materially reduced, or intends to cease or material reduce after the Closing, its supply of goods or services to, or to materially increase the price it charges the Company, or to re-negotiate the terms of any Contract between the Company and the Material

Supplier or to otherwise terminate or materially reduce its relationship with, the Company. There is no material dispute between the Company and any Material Customer.
Section 3.20Brokers. The Company has not entered into any Contract with any broker, finder or similar agent or any Person which will result in the obligation of Purchaser or the Company to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the Contemplated Transactions.
Section 3.21Regulatory Matters.
(a)Except as set forth in Schedule 3.21(a)(i), the Products are and since January 1, 2019 have been tested, developed, manufactured, labeled, packaged, supplied, advertised, promoted, distributed, marketed, exported, imported and sold by the Company in compliance in all material respects with all applicable Laws, including Healthcare Laws (including the FDA’s current good manufacturing practice regulations for products sold in the United States and, where applicable, the respective counterparts thereof promulgated by Governmental Entities in countries outside the United States). All Registrations are set forth on Schedule 3.21(a)(ii). All Registrations have been made available to Purchaser. The Registrations are in full force and effect. Company has not received any written notice that any loss, revocation, termination, suspension or expiration of any Registration is pending or threatened, and to the Knowledge of Company, no event has occurred which would reasonably be expected to allow, or after notice or lapse of time would reasonably be expected to allow such loss, revocation, termination, or suspension or to result in any other material impairment of the rights of the holder of any such Registration. All material applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom (collectively, the “Submissions”), submitted in connection with any application for Registration of a Product with the FDA or any comparable Governmental Body when submitted to the FDA or similar applicable Governmental Body were true, complete and correct in all material respects as of the date of submission and any material necessary or required updates, changes, corrections or modification to such Submissions have been submitted to the FDA or similar Governmental Body. All program fees and other fees invoiced by or payable to any Governmental Body with respect to the Registrations which are due and payable as of the Closing Date have been paid. There are no Actions against the Company pending or, to the Knowledge of the Company, threatened which would reasonably be expected to result in the limitation, modification, revocation, cancellation, or suspension of any Registrations. The Company (x) has not received any FDA Form 483 observations, untitled letters or warning letters; (y) has not had any Product or manufacturing site (whether Company-owned or -operated or that of a contract manufacturer for the Products) subject to a Governmental Body shutdown or import detention or alert; or (z) since January 1, 2019, has not received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body (i) requiring the termination or suspension of any manufacturing, marketing, sale, importation, export or other exploitation of the Products, or (ii) alleging any material violation of any Law with respect to any Products, or (iii) alleging any material deficiencies with respect to any Registration.
(b)The Company has not made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would provide a basis for the FDA or any other Governmental Body to invoke the FDA Application Integrity Policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any similar policy.

(c)Except as set forth in Schedule 3.21(c), the Company has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, removal, market withdrawal, replacement, field action, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action relating to an alleged lack of safety or efficacy or regulatory compliance of any Product (collectively, “Recalls”). To the Knowledge of the Company there are no material Product complaints that are currently unresolved, and no facts that would be reasonably likely to result in (x) the Recall of a Product, (y) a material adverse change in the labeling of a Product, (z) a termination, enjoinment or suspension of the research, development, manufacturing, marketing, or distribution of a Product, or (d) a material negative change in the coverage or reimbursement status of a Product.
(d)The Company is and, since January 1, 2019, has been in compliance with all applicable Healthcare Laws in all material respects. The Company has not received any written notification, correspondence or any other written communication from any Governmental Body, including the FDA, the Centers for Medicare and Medicaid Services, or the Department of Health and Human Services Office of Inspector General, of non-compliance in any material respect by, or material liability of, the Company, under any Healthcare Laws. The Company is not a party to, and has no ongoing reporting obligations relating to the Products or the Company’s Business pursuant to or under, any Court Order (including, for the avoidance of doubt, any corporate integrity agreement, monitoring agreement, deferred or non-prosecution agreement, consent decrees, settlement orders or other similar agreements) and, to the Knowledge of Company, no such Court Order relating to any of the Products or the Company is currently contemplated, proposed or pending. Neither the Company nor any officers, employees or, to the Knowledge of Company, agents of the Company has been excluded, suspended or debarred from any government healthcare program or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (x) debarment under 21 U.S.C. Section 335a or any similar Law or (y) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law, and, to the Knowledge of Company, no such Action is currently contemplated, proposed or pending.
(e)The pre-clinical studies and clinical trials conducted by or on behalf of or sponsored by the Company, or in which the Company has participated were, and, if still pending, are being conducted in all material respects in accordance with all applicable Healthcare Laws. Since January 1, 2019, no investigational device exemption or investigational new drug application filed by or on behalf of the Company with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any other Governmental Body or institutional review board has commenced, or, to the Knowledge of the Company, threatened in writing to initiate, any action to place a clinical hold order on any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company.
(f)In accordance with the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and any other applicable Law, the Company has submitted to the FTC and DOJ, within ten business days of the execution of such agreements, the following two agreements: (1) The Settlement and License Agreement between the Company, Allergan, Inc., and Taro Pharmaceuticals, Inc. dated May 12, 2021 settling the litigation captioned EPI Health, LLC et al. v. Taro Pharmaceuticals Inc., Civil Action No. 1:19-cv-01910-CFC (D. Del.) (“Taro Settlement Agreement”), and (2) The Settlement and License Agreement between the Company, Allergan, Inc., and Padagis Israel Pharmaceuticals Ltd. dated September 3, 2021 settling the litigation captioned EPI Health, LLC et al. v. Padagis Israel Pharmaceuticals Ltd., Civil Action No. 1:21-cv-00498-CFC (D. Del.) (“Padagis Settlement Agreement”.  With respect to both the Taro Settlement Agreement and the Padagis Settlement Agreement, the Company has not received any communications, inquiries, or requests from the FTC, DOJ or any state attorney general or state agency for any additional information regarding said agreements, nor has the Company received any communications, indications, subpoenas, formal or informal requests, or notifications from the FTC, DOJ or any state attorney general or state agency challenging or objecting to any provision of said agreements or instituting or conducting an investigation with respect to said agreements.
Section 3.22Compliance with Anti-Corruption Laws.
(a)None of the Company, Seller, the officers, directors, and employees of the Company, and, to the Knowledge of the Company, any third party agents acting on behalf of the Company, have taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the United Kingdom’s Bribery Act 2010, as amended (the “UK Bribery Act”), or any rules or regulations thereunder or any similar anti-corruption or anti-bribery legal requirements applicable to the Company in any jurisdiction in which the Company conducts business.
(b)To the Knowledge of the Company, there are no claims, complaints, charges, investigations, voluntary disclosures or proceedings pending, expected or threatening against the Company under the FCPA, UK Bribery Act, or any other anti-corruption and anti-bribery laws and regulations.
Section 3.23Import and Export Matters.
(a)The Company has, at all times, conducted its export and import transactions in accordance with all applicable Export and Import Control Laws in all material respects. Without limiting the foregoing: (i)  the Company has obtained and is in compliance with the terms of all applicable Export and Import Approvals; (ii) the Company has never engaged in nor conducted business, directly or indirectly, or derives or has derived any of its operating income from investments in or transactions with, any country that is the subject of a comprehensive sanctions program maintained by the U.S. Treasury Department Office of Foreign Asset Control, the U.S. Treasury Department Financial Crimes Enforcement Network, the U.S. State Department Directorate of Defense Trade Controls, or the U.S. Commerce Department Bureau of Industry and Security (a “Sanctions Program”), or any person specially designated under any Sanctions Program or, to the Knowledge of the Company, any person individually or in the aggregate majority-owned by the same; and (ii) there are no pending or, to the Knowledge of the Company, threatened in writing claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other Actions against the Company with respect to any Export and Import Control Laws.
(b)The Company has established and maintains a written compliance program and reasonable internal controls and procedures designed to provide reasonable assurance of material compliance with the applicable requirements of applicable Export and Import Control Laws.
Section 3.24Company Products. Except as set forth on Schedule 3.24, each Product manufactured, sold, or delivered by the Company since January 1, 2018 is and has been manufactured, sold, or delivered in conformity in all material respects with applicable Law and the Company’s applicable product specifications, applicable Contractual commitments, applicable requirements under the Registration or Permit and applicable warranties.
Section 3.25Inventory.
(a)Except as set forth on Schedule 3.25(a), all items of inventory included in the Company’s assets reflected on the Last Balance Sheet or acquired after the Latest Balance Sheet Date and prior to the Closing Date are, in all material respects, merchantable, fit for the purposes for which it was procured or manufactured and consist of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established in accordance with GAAP and consistent with past practice of the Company and Seller.
(b)The inventory included in the Company’s assets reflected on the Last Balance Sheet or acquired after the Latest Balance Sheet Date and prior to the Closing Date contains sufficient quantities for the operation of the Business, consistent with past practice. No one on behalf of the Business has engaged in any “channel stuffing” or any similar program, activity or other action (including any rebate, discount, chargeback or refund policy or practice) that in each case is intended or would reasonably be expected to result in a trade buy-in that is materially in excess of normal customer purchasing patterns of the Business during the twelve months prior to the date of this Agreement.
Section 3.26Privacy and Data Security.
(a)The Company and, to the Knowledge of the Company, all vendors, processors or other third parties acting for or on behalf of the Business in connection with the processing of Personal Information or that have access to Personal Information in the possession or control of the Company comply in all material respects, and since January 1, 2019 have complied in all material respects, with all of the following: (i) Information Privacy and Security Laws, (ii) the Company Privacy and Data Security Policies and (iii) all obligations or restrictions concerning the privacy, security or processing of Personal Information under any Contract to which the Company is a party or by which the Company is otherwise subject or bound.
(b)The execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller and Company and the consummation of the Contemplated Transactions by the Seller and the Company do not and will not (i) result in a violation or breach of any applicable Information Privacy and Security Laws or Company Privacy and Data Security Policies (that currently exist or that existed at the time Personal Information was collected or processed by or for the Company) or Contract to which the Company is a party or by which the Company is otherwise subject or bound or (ii) require the consent of or notice to any Person concerning such Person’s Personal Information in order to comply in all material respects with applicable Information Privacy and Security Laws or Company Privacy and Data Security Policies or any Contract to which the Company is a party or by which the Company is otherwise subject or bound. There has been no “sale” within the meaning of any Information Privacy and Security Laws of any Personal Information processed by or for the Company.
(c)The Company has posted to its websites and mobile applications a public facing Company Privacy and Data Security Policy. No disclosure or representation made or contained in any Company Privacy and Data Security Policy has been inaccurate, misleading, deceptive or in violation of any Information Privacy and Security Laws in any material respect (including by any material omission). The Company has delivered or made available to Purchaser true, complete, and correct copies of all Company Privacy and Data Security Policies that are currently or in the past were in effect and applicable to any Personal Information processed by or for the Company.
(d)No Personal Information in the possession or control or processed by or for the Company (i) is currently subject to any data or security breach or any unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise or processing (a “Security Incident”); (ii) has been subject to any Security Incident where the Company was required under applicable Law, Company Privacy and Data Security Policies, or Contract to notify any Person, including any Governmental Body, or which otherwise would have a Material Adverse Effect; and (iii) the Company has not notified any Person, including any Governmental Body, of a Security Incident.
(e)The Company has not received any notice, request, claim, complaint, correspondence, in each case in writing, or other communication from any Governmental Body or other Person, and there has not been any enforcement action (including any fines or other sanctions) or other Actions against Company or Seller, relating to any actual, alleged or suspected Security Incident or violation by Company or Seller of any Information Privacy and Security Law involving Personal Information in the possession or control of the Company, or held or processed by any vendor, processor or other third party for or on behalf of the Company.
(f)The Company and, to the Knowledge of Company, any third parties acting on the Company’s behalf each implement, maintain, and comply in all material respects with commercially reasonable security measures, plans, procedures, controls and programs, including written information security policies, to (i) identify and address internal and external risks to the privacy and security of Personal Information processed by Company or in its possession or control, including commercially reasonable administrative, technical and physical safeguards to protect such Personal Information and the operation, integrity and security of the Company’s software, systems, applications and websites used by the Company in collecting and processing Personal Information, (ii) provide notification in compliance with all applicable Information Privacy and Security Laws in the case of any Security Incident, and (iii) comply with all applicable Information Privacy and Security Laws and Contracts to which such party is subject or bound. The Company has reasonable processes in place to monitor the compliance of third parties processing Personal Information on the Company’s behalf with the requirements of this Section 3.26(f) and requires enforcement of all terms, except where the failure to do so would not result in a Material Adverse Effect. Each provider of Personal Information to the Company has the proper legal authority to hold such Personal Information and provide such Personal Information to the Company.
Section 3.27Bank Accounts; Powers of Attorney. Schedule 3.27 sets forth a true and complete list of all bank accounts of the Company, each signatory thereon, and all powers of attorney granted by or on behalf of the Company.
Section 3.28Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article 3 and Article 4 (as modified by the Company Disclosure Schedules), (a) neither the Company nor Seller (or any other Person) makes, or has made, any representation or warranty relating to the Company, or any of their businesses or operations or otherwise in connection with this Agreement or the Contemplated Transactions; (b) no Person has been authorized by the Company or Seller to make any representation or warranty relating to the Company or any of their businesses or operations or otherwise in connection with this Agreement or the Contemplated Transactions, and, if made, such representation or warranty must not be relied upon by Purchaser or any of its Affiliates or the representatives of any of the foregoing as having been authorized by the Company or Seller (or any other Person); and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation, or any other materials or information provided or addressed to Purchaser or any of its Affiliates or the representatives of any of the foregoing, including (i) any management presentations (including responses to any questions, whether oral or written), confidential memoranda or other publications distributed on behalf of the Company, Seller, or any of their Affiliates; (ii) any information included in any data room (electronic or otherwise) or otherwise provided to Purchaser or its Affiliates or representatives (whether orally or in writing), or any other document, information or projection in any form provided to Purchaser or its Affiliates or representatives in connection with the Contemplated Transactions; or (iii) the pro-forma financial information, projections or other forward-looking statements of the Company provided or made in expectation or furtherance of the Contemplated Transactions, are not and shall not be deemed to be or include representations or warranties.
Article 4
REPRESENTATIONS AND WARRANTIES REGARDING SELLER
Seller represents and warrants to Purchaser with respect to itself as set forth in this Article 4, subject to Section 9.11, and except as set forth in the Company Disclosure Schedules, as follows:
Section 4.1Organization and Power.
(a)Seller is duly organized, validly existing and in good standing under the laws of the State of South Carolina and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
(b)Seller has delivered to Purchaser true, complete and correct copies of the Organizational Documents of Seller, as currently in effect. Seller is not in violation of, or default under, the provisions of its Organizational Documents.
Section 4.2Authorization. Seller has all requisite capacity, right, power and authority to enter into, execute and deliver this Agreement, to consummate the Contemplated Transactions, and to perform all of Seller’s obligations under this Agreement. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party by Seller have been duly authorized by all requisite action on the part of Seller, and no other proceedings on the part of Seller are necessary to authorize the execution, delivery or performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party. This Agreement and each other Transaction Document to which Seller is a party has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by the other parties hereto and thereto, is the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited.
Section 4.3Consents and Approvals; No Conflict or Violation.
(a)Except as may be required under applicable state securities Laws, except as set forth on Schedule 4.3(a), no consent, approval or authorization of, declaration to or filing or registration with, any Person, or pursuant to any Court Order, Law or Permit, is required to be made or obtained by Seller in connection with the execution, delivery and performance by Seller of this Agreement or the other Transaction Documents to which Seller is a party and the consummation of the Contemplated Transactions.
(b)Except as set forth on Schedule 4.3(b), the execution, delivery and performance by Seller of this Agreement or the other Transaction Documents to which Seller is a party and the consummation of the Contemplated Transactions by Seller do not and shall not (i) conflict with or result in or constitute a material default under the Organizational Documents of Seller, (ii) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under any Law or Court Order applicable to Seller or by which any of its properties or Assets are bound, (iii) constitute a material default under or material violation of, or otherwise given any Person additional rights or compensation, under the terms of any Contract to which Seller is a party or by which any of the Assets or the properties of Seller are bound, or (iv) result in the creation or imposition of any Encumbrance with respect to, or otherwise have an adverse effect upon, the Units or other equity interests of the Company; except, in the case of subclause (iii) as would not, individually or in the aggregate, reasonably be expected to be material to the Seller.
Section 4.4Ownership of Units. Seller owns of record and has good and valid title to all of the Units, free and clear of all Encumbrances, other than restrictions on transfer arising under applicable state and federal securities laws. Upon the consummation of the Contemplated Transactions, Purchaser will acquire good and valid title to Seller’s Units, free and clear of all Encumbrances, other than restrictions on transfer arising under applicable state and federal securities laws.
Section 4.5Brokers. Seller has not entered into any Contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which has or will result in the obligation of Purchaser, the Company, or any of their respective Affiliates, to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the Contemplated Transactions.
Section 4.6Litigation. There are no Actions pending or, to such Seller’s knowledge, threatened against or affecting Seller at law or in equity, before or by any court or Governmental Body, that would adversely affect Seller’s performance under this Agreement or the other Transaction Documents to which Seller is a party or the consummation of the Contemplated Transactions.
Section 4.7Investor Representations. Seller hereby represents and warrants to and agrees with Purchaser that:
(a)The potential Contingent Shares are being acquired by Seller for investment only, for Seller’s own account and not for the benefit of any other person, and not with a view to the resale or distribution of any part thereof within the meaning of Section 2(11) of the Securities Act. Seller has no current intention of selling, granting participation in or otherwise distributing the Contingent Shares.
(b)Seller understands that the Contingent Shares have not been registered under the Securities Act or any applicable state securities laws on the basis that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act and that Purchaser’s reliance on such exemption is predicated on the representations and warranties of Seller set forth herein.
(c)Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
(d)Seller is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Seller’s investment in Purchaser. Seller (i) is familiar with the business and financial condition, properties, operations and prospects of Purchaser and each of its subsidiaries as set forth in Purchaser Reports (as defined below), and (ii) has had, during the course of the transactions contemplated hereby and prior to its execution of this Agreement, the opportunity to ask questions of, and receive answers from, Purchaser concerning the terms and conditions of the offering and to obtain additional information necessary to verify the accuracy of any information furnished to Seller or to which Seller has had access. Seller has made, either alone or together with Seller’s advisors, such independent investigation of Purchaser as Seller deems to be, or its advisors deem to be, necessary or advisable in connection with this investment. Seller has had the opportunity to seek the advice of counsel and other advisors and acknowledges that neither

Purchaser nor any of its Affiliates has provided Seller with any advice regarding the tax, economic or other impacts to Seller of the investment contemplated hereby.
(e)Seller understands and agrees that Seller will not sell, transfer or otherwise dispose of the Contingent Shares without registration under the Securities Act and applicable state securities laws, or an exemption therefrom. Seller understands that, in the absence of an effective registration statement covering the Contingent Shares or an available exemption from registration under the Securities Act and applicable state securities laws, the Contingent Shares must be held indefinitely. Seller acknowledges that Purchaser has no obligation to repurchase or otherwise acquire or redeem any of the Contingent Shares. Seller acknowledges that no representation has been made respecting the applicable holding periods or other resale restrictions applicable to the Contingent Shares.
(f)Seller acknowledges and agrees that the book-entry notation representing the Contingent Shares shall contain legends substantially in the form of the following, as well as any additional legends that may be required by applicable Law or as Purchaser may reasonably deem necessary or appropriate from time to time for all shares of Purchaser Common Stock then outstanding (and a stop transfer order may be placed against the transfer of the Contingent Shares):
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER SHALL HAVE BEEN DELIVERED TO THE ISSUER TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).
Purchaser, upon the request of Seller, shall remove the legend identified above from the book-entry notation representing any of the Contingent Shares (and terminate any related stop-transfer order) if (i) Seller (or the applicable holder of the Contingent Shares) provides Purchaser reasonable assurances that such Contingent Shares are eligible for sale, assignment or transfer under Rule 144, including proper documentation in the form of a customary representation letter reasonably sufficient to establish compliance with Rule 144, and (ii) Purchaser has received a written opinion of Purchaser’s counsel, in form and substance reasonably acceptable to Purchaser, that such legend may be removed from the book-entry notation representing such Contingent Shares. Seller agrees to reasonably cooperate with Purchaser and its counsel with respect to any such removal.
(g)Seller (i) is capable of bearing the economic risk of holding the Contingent Shares for an indefinite period of time and has adequate means for providing for Seller’s current needs and contingencies, (ii) can afford to suffer a complete loss of this investment and (iii) understands all risk factors related to the purchase of the Contingent Shares as set forth in the Purchaser Reports.
(h)Neither Seller nor anyone acting on Seller’s behalf has paid any commission or other remuneration to any Person in connection with the purchase of the Contingent Shares.
Section 4.8Non-Reliance; No Other Representations or Warranties.

(a)Notwithstanding anything contained in this Agreement to the contrary, Seller acknowledges and agrees that:
(i)Purchaser is not making any representations or warranties whatsoever, express or implied, beyond those expressly set forth in Article 5 (as modified by the Purchaser Disclosure Schedules and the Purchaser Reports, and including for all purposes of this Section 4.8, any certificate delivered in connection with this Agreement), and Seller is entering into and consummating the Contemplated Transactions in reliance solely upon and subject only to the specific representations and warranties set forth in Article 5;
(ii)no officer, agent, representative or employee of Purchaser or any other Person has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement, and Seller expressly disclaims (A) that Seller is relying upon or has relied upon any such other representations or warranties that may have been made or may be alleged to have been made by any Person, and acknowledges and agrees that Purchaser has specifically disclaimed, and does hereby specifically disclaim, any such other representation or warranty that may have been made or may be alleged to have been made by any Person, and (B) any obligation or duty by Purchaser to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article 5;
(iii)the representations and warranties contained in this Agreement are made for risk allocation purposes and are not necessarily assertions of truth, and no officer, director, manager, employee, agent, representative, or other Person has, or has been given, the express, implied or apparent authority to make or negotiate any representations, warranties or agreements not specifically set forth in this Agreement;
(iv)no promise or inducement for this Agreement has been made to Seller except as set forth herein, and Seller has independently determined that the representations and warranties set forth in Article 5 are the only representations and warranties that Seller required in connection with its decision to enter into this Agreement and consummate the Contemplated Transactions; and
(v)the parties’ respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.
(b)Seller further acknowledges and agrees that neither Purchaser, nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Purchaser, the Contemplated Transactions, the prospects of Purchaser’s and the Company’s businesses post-closing, or the effectiveness or the success of any operations, and neither Purchaser nor any of its Affiliates or any other Person will have or be subject to any liability to Seller or any other Person resulting from the distribution to Seller or its Affiliates or representatives, or Seller’s use of, any such information, including (i) any management presentations (including responses to any questions, whether oral or written), confidential memoranda or other publications distributed on behalf of the Purchaser or any of its Affiliates; (ii) any information provided to Seller or its Affiliates or representatives (whether orally or in writing), or any other document, information or projection in any form provided to Seller or its Affiliates or representatives in connection with the Contemplated Transactions; or (iii) the pro-forma financial information, projections or other forward-looking statements of the Company provided or made in expectation or furtherance of the Contemplated Transactions.

Article 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller, except as set forth in the Purchaser Reports, or as set forth in the disclosure schedules delivered by Purchaser to Seller in connection with this Agreement (collectively, the “Purchaser Disclosure Schedules”), as follows:
Section 5.1Organization and Power. Purchaser is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware with full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. Purchaser is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing, qualification, or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.
Section 5.2Authorization. The execution and delivery of this Agreement and the other Transaction Documents to which Purchaser is a party by Purchaser and the consummation by Purchaser of the Contemplated Transactions have been duly approved by the board of directors of Purchaser. No other proceedings on the part of Purchaser are necessary to authorize this Agreement and the other Transaction Documents to which Purchaser is a party and the Contemplated Transactions. This Agreement and each other Transaction Document to which Purchaser is a party have been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by the other parties hereto and thereto, is the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited.
Section 5.3Consents and Approvals; No Violation.
(a)Except as may be required under applicable federal and state securities Laws, no consent, approval or authorization of, declaration to or filing or registration with, any Governmental Body, or pursuant to any Court Order, Law or Permit, is required to be made or obtained by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party and the consummation of the Contemplated Transactions.
(b)Neither the execution, delivery or performance of this Agreement and the other Transaction Documents to which Purchaser is a party nor the consummation of the Contemplated Transactions, nor compliance by Purchaser with any of the provisions hereof, will (i) conflict with or result in or constitute a default under or violation of the Organizational Documents of Purchaser, (ii) conflict with or result in or constitute a default under or violation of any Contract to which Purchaser is a party or by which Purchaser may be bound, or (iii) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under any Law or Court Order applicable to Purchaser or by which any of its properties or Assets of the Purchaser are bound, except, in the case of subclause (ii) as would not, individually or in the aggregate, reasonably be expected to be material to the Purchaser.
Section 5.4Capitalization.
(a)As of the date hereof, the authorized capital stock of the Purchaser consists of (i) 200,000,000 shares of Purchaser Common Stock, of which as of the date hereof,

18,816,892 shares are issued and outstanding, 950 shares are held as treasury shares, 1,791,777 shares are reserved for future issuance pursuant to the Purchaser’s equity incentive plans and standalone inducement stock option grants, of which approximately 1,139,124 shares remain available for future option grants or stock awards, and 274,326 shares are issuable and reserved for issuance pursuant to securities (other than stock options or equity based awards issued pursuant to Purchaser’s stock incentive plans and standalone inducement stock option grants) exercisable or exchangeable for, or convertible into, shares of Purchaser Common Stock, and (ii) 10,000,000 shares of preferred stock, with no per share liquidation preference, of which as of the date hereof zero shares are issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and non-assessable. (i) No shares of Purchaser’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Purchaser, (ii) there are no outstanding debt securities of Purchaser or any of its Subsidiaries, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Purchaser or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which Purchaser or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of Purchaser or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Purchaser or any of its Subsidiaries, (iv) there are no outstanding securities or instruments of Purchaser or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Purchaser or any of its Subsidiaries is or may become bound to redeem a security of Purchaser or any of its Subsidiaries, (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Contingent Shares as described in this Agreement and (vi) Purchaser does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.
(b)Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Purchaser, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
(c)Purchaser has timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file (or furnish, as applicable) since January 1, 2019 with any Governmental Body, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Governmental Body, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other related filings, were complete and accurate and complied with all applicable laws, in each case in all material respects. There (i) is no unresolved violation, criticism, or exception by any Governmental Body with respect to any report or statement relating to any examinations or inspections of Purchaser or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Body with respect to the business, operations, policies or procedures of Purchaser or any of its Subsidiaries, since January 1, 2019.
(d)An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement or information statement filed with or furnished to the Securities and Exchange Commission (the “SEC”) by Purchaser since January 1, 2019 pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “Purchaser Reports”) is publicly available. No such Purchaser Report, as of the date thereof (and, in the case of information statements, on the dates thereof), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.
(e)Since January 1, 2019, as of their respective dates, all Purchaser Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of such officer under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of Purchaser Reports.
(f)The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in Purchaser Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Purchaser and its Subsidiaries have since January 1, 2019, been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2019, no independent public accounting firm of Purchaser has resigned (or informed Purchaser that it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(g)Neither Purchaser nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Purchaser, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Annual Report on Form 10-K for the year ended December 31, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business since December 31, 2021, or in connection with this Agreement and the transactions contemplated hereby.
(h)The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom). Purchaser has implemented and maintains (x) disclosure controls (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Purchaser, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Purchaser by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) to provide reasonable assurance that transactions are recorded as necessary to permit preparation of the consolidated financial statements of Purchaser in accordance with GAAP and that receipts and expenditures of Purchaser are being made only in accordance with authorizations of management and directors of Purchaser. Neither Purchaser nor Purchaser’s independent audit firm, has identified any unremediated material weakness in internal controls. To the knowledge of Purchaser, there is no reason to believe that Purchaser’s chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(i)Since January 1, 2019, (i) neither Purchaser nor any of its Subsidiaries, nor, to the knowledge of Purchaser, any director, officer, auditor, accountant or representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Purchaser, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no executive officer of, or attorney representing Purchaser or any of its Subsidiaries (whether or not employed by Purchaser or any of its Subsidiaries), has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the Board of Directors of Purchaser or any committee thereof, or to the knowledge of Purchaser, to any director or officer of Purchaser.
(j)Neither Purchaser nor any person acting on its behalf has taken any action (including any offering of any securities of Purchaser under circumstances which would require the integration of such offering with the offering of any of the Contingent Shares to be issued pursuant to this Agreement under the Securities Act, and the rules and regulations of the SEC promulgated thereunder) which might subject the offering, issuance or sale of any of the Contingent Shares to Seller pursuant to this Agreement to the registration requirements of the Securities Act. Registration under the Securities Act or the securities laws of any state or other jurisdiction including under any “blue sky” Laws is not required for the offering and sale of the Contingent Shares pursuant to this Agreement.
(k) The Contingent Shares to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action and, when so issued, will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of Purchaser.
Section 5.5Solvency. Immediately after giving effect to the consummation of the Contemplated Transactions at the Closing: (i) the fair saleable value (determined on a going concern basis) of the Assets of the Company shall be greater than the total amount of their Liabilities; (ii) Purchaser and the Company shall be able to pay their debts as they become due; and (iii) the Company shall have adequate capital to carry on its business. No transfer of property is being made by Purchaser and no obligation is being incurred by Purchaser in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser or the Company.
Section 5.6Brokers. Except for H.C. Wainwright & Co., LLC, none of Purchaser and its officers, directors, managers, employees, stockholders, members or partners has entered into any Contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which has or will result in the obligation of Purchaser, the Company, or any of their respective Affiliates to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the Contemplated Transactions.

Section 5.7Litigation; Compliance; Securities Filings
. There has not been during the past three-year period any material Actions against the Purchaser or its subsidiaries affecting any of its assets or business, nor is there any material Action pending or, to the Knowledge of the Purchaser, overtly threatened against the Purchaser or its subsidiaries. There is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser seeking to prevent or challenge the Contemplated Transactions. Neither Purchaser nor its subsidiaries has, since January 1, 2018, received any written notice (whether formal or informal, including whistleblower or similar complaints) regarding any failure to comply with any Law or Court Order applicable to Purchaser.
Section 5.8Access to Information. Purchaser is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended, and has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of the Contemplated Transactions. Purchaser acknowledges that: (a) it has had access to information about the Company, its respective results of operations, financial condition and cash flow, and the Business generally; and (b) has conducted such investigation of the Company and the Units sufficient to enable Purchaser to evaluate the merits and risks of investing in the Company and whether to proceed with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions. Without limiting the generality of the foregoing, Purchaser further acknowledges that it has (i) had the opportunity to review all materials and information requested by it; (ii) had the opportunity to review all of the documents, records, reports and other materials identified in the Company Disclosure Schedules; (iii) received access to the properties and assets of the Company and is familiar with the condition thereof; and (iv) had an opportunity, to its satisfaction, to interview, question or otherwise solicit relevant and non-privileged information concerning the Company from the management of the Company.
Section 5.9Investment Intent. Purchaser is acquiring the Units for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof.
Section 5.10Non-Reliance; No Other Representations or Warranties.
(a)Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that:
(i)Neither Seller nor the Company is making any representations or warranties whatsoever, express or implied, beyond those expressly set forth in Articles 3 or 4 (as modified by the Company Disclosure Schedules, and including for all purposes of this Section 5.10(a), any certificate delivered in connection with this Agreement), and Purchaser is entering into and consummating the Contemplated Transactions in reliance solely upon and subject only to the specific representations and warranties set forth in Articles 3 and 4 (as modified by the Company Disclosure Schedules);
(ii)no officer, agent, representative or employee of the Company or any other Person has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement, and Purchaser expressly disclaims (A) that it is relying upon or has relied upon any such other representations or warranties that may have been made or may be alleged to have been made by any Person, and acknowledges and agrees that the Company and Seller have specifically disclaimed, and do hereby specifically disclaim, any such other representation or warranty that may have been made or may be alleged to have been made by any Person, and (B) any obligation or duty by the Company and Seller to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Articles 3 and 4;
(iii)the representations and warranties contained in this Agreement are made for risk allocation purposes and are not necessarily assertions of truth, and no officer, director, manager, employee, agent, representative, or other Person has, or has been given, the express, implied or apparent authority to make or negotiate any representations, warranties or agreements not specifically set forth in this Agreement;
(iv)no promise or inducement for this Agreement has been made to Purchaser except as set forth herein, and Purchaser has independently determined that the representations and warranties set forth in Articles 3 and 4 are the only representations and warranties that Purchaser required in connection with its decision to enter into this Agreement and consummate the Contemplated Transactions; and
(v)the parties’ respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.
(b)Purchaser further acknowledges and agrees that neither the Company nor Seller, nor any of their Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, or the Contemplated Transactions, or as to habitability, merchantability or fitness for any particular purpose of any assets, the nature or extent of any Liabilities, the prospects of the Company’s businesses, or the effectiveness or the success of any operations, and neither the Company, Seller, nor any of their Affiliates or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its Affiliates or representatives, or Purchaser’s use of, any such information, including (i) any management presentations (including responses to any questions, whether oral or written), confidential memoranda or other publications distributed on behalf of the Company, Seller or any of their Affiliates; (ii) any information included in any data room (electronic or otherwise) or otherwise provided to Purchaser or its Affiliates or representatives (whether orally or in writing), or any other document, information or projection in any form provided to Purchaser or its Affiliates or representatives in connection with the Contemplated Transactions; or (iii) the pro-forma financial information, projections or other forward-looking statements of the Company provided or made in expectation or furtherance of the Contemplated Transactions.
Article 6
COVENANTS
Section 6.1Further Assurances. Each Party agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or appropriate to consummate, make effective, and comply with all of the terms of this Agreement, the other Transaction Documents and the Contemplated Transactions. From time to time after the Closing Date, at the request of a Party, without further consideration and at the expense of the party hereto so requesting, each of the other parties hereto shall, and shall cause its Affiliates to, take such actions, including to promptly execute and deliver to such requesting party, or shall cause to be executed and delivered to such requesting party, such additional instruments or documents, and shall take or cause to be taken such other action, as such requesting Party may reasonably request in order to effectuate the Contemplated Transactions. Consistent with the foregoing, to the extent that any Intellectual Property has been developed by any of the Company’s employees who are party to an agreement pursuant to which such Intellectual Property was assigned to Seller or any of its Affiliates and such Intellectual Property is used solely and exclusively by the Company in the conduct of the Business as conducted on the date hereof, Seller will, at the request of Purchaser, without further consideration and at the expense of Purchaser, promptly execute and deliver to

Purchaser an instrument assigning such Intellectual Property to Purchaser or the Company; provided, however, that if such Intellectual Property is not solely and exclusively used by the Company in the conduct of the Business, Seller will, at the request of Purchaser, without further consideration and at the expense of Purchaser execute and deliver to Purchaser an instrument granting a nonexclusive, perpetual, royalty-free license to such Intellectual Property to Purchaser or the Company.
Section 6.2Director and Officer Indemnification and Insurance.
(a)Purchaser shall cause the Company to comply with all of its obligations in existence or in effect as of the date hereof, under applicable Law, its Organizational Documents or by contract, to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable Law, to each Person who is now, or has been prior to the Closing, a manager, director or officer of the Company (the “Indemnified Officers”) against all Losses arising out of or in connection with any Action or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a manager, director or officer of the Company, whether or not pertaining to any matter existing or occurring at or prior to the Closing and whether or not asserted or claimed prior to, at or after the Closing. The parties hereto intend, to the extent not prohibited by applicable Law, that the indemnification provided for in this Section 6.2 shall apply without limitation to acts or omissions (other than illegal or fraudulent acts), or alleged acts or omissions (other than alleged illegal or fraudulent acts), by the Indemnified Officers in their capacities as such, as the case may be. Purchaser hereby guarantees the payment and performance of the Company’s obligations in this Section 6.2. The obligations of Purchaser and the Company under this Section 6.2 shall not be amended or terminated in such a manner as to adversely affect any Indemnified Officer without his or her consent, it being understood that each Indemnified Officer, and his or her heirs and legal representatives, is intended to be a third party beneficiary of this Section 6.2 and may specifically enforce its terms. This Section 6.2 shall not limit or otherwise adversely affect any rights any Indemnified Officer may have under any agreement with the Company under the Company’s Organizational Documents.
(b)Seller shall maintain in effect (at its cost) insurance policies for a period of six (6) years from the Closing Date with at least [***] ($[***]) in limits of liability, and containing terms and conditions that are not less advantageous to the managers, directors and officers of the Company, in each case with respect to claims against the Company or managers, directors or officers of the Company (including fiduciary and employment practices liability coverage) that arise out of or relate to events which occurred prior to the Closing Date (including in connection with the Contemplated Transactions) (the “D&O Insurance Policies”). To the extent Seller does not maintain such insurance for the period of six (6) years from the Closing Date, Seller shall provide (at Seller’s cost) Purchaser with a supplemental extended reporting period for the balance of such six (6) year period to satisfy the requirements of this Section 6.2(b) (the “Tail Policies”). The Tail Policies shall cover claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).
(c)In the event Seller, within six (6) years of the Closing Date, (i) consolidates with or merges into any other Person and is not the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, Seller shall use its commercially reasonable efforts to ensure that the successors and assigns of Seller assume the obligations of Seller in Section 6.2(b) or provide Purchaser with a supplemental extended reporting period for the balance of such six (6) year period to satisfy the requirements of Section 6.2(b).

(d)With respect to matters for which coverage is available under the D&O Insurance Policies, upon Purchaser’s written request, from and after the Closing, Seller shall and shall cause its Affiliates to make claims under such D&O Insurance Policies to the extent such coverage is available under such policies and any insurance proceeds received with respect thereto shall be promptly delivered to Purchaser. Seller agrees to use its commercially reasonable efforts to pursue all such claims. Purchaser and Seller shall cooperate in connection with making any such claim and each shall provide the other with all reasonably requested information necessary to make such claim.
Section 6.3Preservation of Books and Records. Purchaser and the Company shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business in the possession of Purchaser, the Company or any of their respective Affiliates for a period of seven years after the Closing Date (the “Record Retention Period”). Seller and any of its representatives, upon reasonable notice and for any reasonable business purpose, shall have access during normal business hours to examine, inspect and copy such books and records. Purchaser and the Company shall provide Seller and its representatives with, or cause to be provided to Seller and its representatives, such original books and records of the Business as Seller and its representatives shall reasonably request in connection with any Action to which Seller is a party or in connection with the requirements of any Laws applicable to Seller. After the Record Retention Period, before Purchaser, the Company or any of their respective Affiliates shall dispose of any of such books and records, Purchaser or the Company shall give at least ninety (90) days’ prior written notice of such intention to dispose to Seller, and Seller shall be given an opportunity to receive and retain all or any part of such books and records as Seller may elect.
Section 6.4Employee Benefits.
(a)Purchaser will provide, or cause the Company to provide, to all of the employees of the Company as of the Closing (the “Affected Employees”), for a period ending on December 31, 2022, (i) base salary or wage rate and other compensation and bonus opportunities (excluding equity-based compensation, pension, retiree health and welfare benefits, retention, change in control and long term incentive compensation) that are no less favorable in the aggregate than the base salary or wage rates and other compensation and bonus opportunities provided to Affected Employees immediately prior to the Closing Date, and (ii) employee benefits (excluding equity-based compensation, pension, retiree health and welfare benefits, retention, change in control, paid-time-off and related carryover, and long term incentive compensation) that are substantially comparable, in the aggregate, to those employee benefits provided to the Affected Employees immediately prior to the Closing Date. Nothing contained herein shall be construed as requiring Purchaser or the Company to continue any specific benefit or compensation plans, programs, policies, arrangements or agreements or to continue the employment of any specific Person.
(b)In the event of any change in the welfare benefits provided to any employee of the Company under any plan, Purchaser shall, or shall cause the Company to, to the extent allowable by the applicable insurance carriers, cause each applicable plan to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and his or her covered dependents under such plan, except to the extent that such conditions, exclusions or waiting periods would apply under the Company’s then-existing plans absent any change in such welfare plan coverage, and (ii) provide each Affected Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan. Purchaser shall, or shall cause the Company to, provide each Affected Employee with credit for all service with the Company under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate, except for any plan subject to Title IV of ERISA or any plan, program or policy providing retiree health or life benefits, or except to the extent that it would result in a duplication of benefits with respect to the same period of services.
(c)Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement; (ii) shall alter or limit the ability of Purchaser or the Company to amend, modify or terminate any particular plan, program, agreement or arrangement; or (iii) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement. Nothing contained in this Section 6.4 shall be construed as creating or conferring any right of employment or engagement or continued employment or engagement or any particular term or condition of employment or engagement for any Affected Employee.
Section 6.5R&W Insurance Policy. Purchaser shall not (and shall cause its Affiliates, including the Company, to not) amend, modify, terminate or waive any provision regarding waiver of subrogation set forth in the R&W Insurance Policy in a manner that is adverse to Seller without the prior written consent of Seller.
Section 6.6Covenant Not to Compete.
(a)Except for purposes of performing its obligations under the Transition Services Agreement or any other Transaction Document, Seller hereby covenants and agrees with Purchaser that, during the Non-Compete Period (as such term is defined herein) and within the Non-Compete Area (as such term is defined herein), Seller shall not, and shall cause its Affiliates not to (and Seller shall be responsible for any violation of this Section 6.6 by its Affiliates), whether directly or indirectly (through an Affiliate or otherwise), alone or with others, as a stockholder or otherwise, either for its own benefit or the benefit of any other Person, (a) acquire, manage, consult for, finance, invest in, own any part of, or exercise management control over any Person engaging in, providing or offering to provide goods or services competitive with, the Business; or (b) solicit for employment or hire any person who is or was an officer or employee of the Company as of the date of solicitation (or during the immediately preceding twelve (12) months) or as of the Closing Date; provided that clause (b) shall not restrict Seller (or any of its Affiliates) from employing any person who responds to a general solicitation seeking employees in any trade publication, newspaper or otherwise.  The “Non-Compete Period” shall commence at the Closing and terminate on the fifth (5th) anniversary of the Closing.  The “Non-Compete Area” shall mean North America. Notwithstanding the foregoing, the ownership, whether direct or indirect, of less than five percent (5%) of the stock or other equity interest of any company or other entity by Seller or an Affiliate or an investment in any fund for which Seller or Affiliate does not have a controlling position shall not be deemed a breach of this covenant.
(b)In the event of a breach of Section 6.6, Seller recognizes that monetary damages would be inadequate to compensate Purchaser, and Purchaser shall be entitled, without the posting of a bond or similar security, to seek an injunction restraining such breach. Nothing contained herein shall be construed as prohibiting Purchaser from pursuing any other remedy available to it for such breach or threatened breach. Seller hereby acknowledges (a) the necessity of protection against the competition, solicitation and hiring described in Section 6.6, (b) that Purchaser will be irrevocably damaged if such covenants are not specifically enforced and (c) that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed by the parties to be fair, reasonable and necessary. Seller and the Company acknowledge and agree that such protection is part of the consideration received by Purchaser and that Purchaser would not enter into this Agreement without such protection. The consideration and benefits provided for herein are deemed to be sufficient and adequate to compensate Purchaser for agreeing to the restrictions contained in this Section 6.6. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.
Section 6.7Publicity; Confidentiality.
(a)Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel and in which case the parties shall, to the fullest extent permitted by Law, consult with the other parties as to the form and content of such disclosure), no party to this Agreement shall make any public announcements in respect of this Agreement or the Contemplated Transactions or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
(b)Each of the parties hereto will hold, and will cause its Representatives to hold in confidence all documents and information furnished to it by or on behalf of any other Party to this Agreement in connection with the Contemplated Transactions pursuant to the terms of the non-disclosure agreement between Purchaser and the Company (the “Non-Disclosure Agreement”); and provided, that after the Closing Date, the Non-Disclosure Agreement will terminate only in respect of that portion of the Evaluation Material (as defined in the Non-Disclosure Agreement) exclusively relating to the Contemplated Transactions. Notwithstanding any other provision set forth herein or in any other agreement between the parties hereto, the parties hereto agree that Purchaser and its Affiliates may share non-public or confidential information regarding the Company and the Business with its potential financing sources; provided that the recipients of such information agree to are bound by customary confidentiality arrangements and provided that the disclosing Party shall be responsible for any failure of such financing sources to maintain the confidentiality of such information. Notwithstanding the foregoing, this Section 6.7 shall not prohibit any Person from making any disclosure which is (i) required to avoid a violation of applicable Law by such Person or (ii) required by rule or regulation of any securities exchange or market on which the securities of such Person are listed or quoted, and in each such case the party required to make such disclosure shall do so only to the limited extent necessary to comply with such Law, regulation, rule or obligation and shall, to the extent practicable, give advance notice thereof to the other party and an opportunity to comment on any such disclosure and oppose the need therefor.
Section 6.8Additional Financial Statements.
(a)At or prior to the Closing, Seller shall, and shall cause its Affiliates to, deliver to Purchaser the Financial Statements (in each case which have been prepared as described in Section 3.7), which Purchaser has requested and determined are required to be filed by Purchaser with the SEC in connection with the Contemplated Transactions (the “Required Financial Statements”), together with executed consents of the Company’s independent auditors authorizing Purchaser and any Affiliate of Purchaser to file the Required Financial Statements and each such consent with the SEC, any other applicable securities regulatory authority and any applicable stock exchange in the form set forth on Schedule 6.8(a)(i) (the “Auditor Consent”).
(b)In furtherance and not in limitation of the provisions set forth in Section 6.8(a), following the Closing, subject to the remainder of this Section 6.8(b), Seller shall use commercially reasonable efforts to assist Purchaser and its Affiliates in preparing, within the time periods reasonably requested by Purchaser, any audited and unaudited financial statements, schedules and other financial information relating to the Company or the Contemplated Transactions that Purchaser or any of its Affiliates have determined that any of them is required to file with the SEC; it being acknowledged and agreed that Purchaser shall be responsible for the preparation of such financial statements, schedules and other financial information and Seller’s obligations to assist Purchaser in preparing such financial statements, schedules and other financial information under this Section 6.8(b) shall be limited to providing information and answering questions at the request of Purchaser based on information set forth and contained in Seller’s books and records and Seller’s and its employees’ and other representatives’ knowledge of the Company. Seller also hereby agrees to consent (and cause its applicable Affiliates to consent) to the inclusion of all such information in any filings by Purchaser or any Affiliate of Purchaser with the SEC, any other applicable securities regulatory authority and any applicable stock exchange and to use commercially reasonable efforts to cause the Company’s independent auditors to provide to Purchaser or its applicable Affiliates such auditors’ consent to the inclusion of any such financial information in any filings by or on behalf of Purchaser or any Affiliate of Purchaser with the SEC, any other applicable securities regulatory authority and any applicable stock exchange.
Section 6.9Trademark. From and after the Closing Date, Seller shall use reasonable best efforts obtain the release of the security interests identified on Schedule 3.4 with respect to the Cloderm trademark (Reg. No. 2275169) as soon as practicable following the Closing Date.
Article 7
SURVIVAL; INDEMNIFICATION
Section 7.1Survival of Representations, Warranties and Covenants.
(a)All representations and warranties of Seller (including those regarding the Company) and Purchaser contained in this Agreement shall survive the consummation of the Closing as follows: (i) the Fundamental Representations shall survive the Closing and continue in full force and effect until the longer of (A) six years after the Closing Date and (B) sixty (60) days following the expiration of the full period of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof and which, for the avoidance of doubt, does not mean the statute of limitations applicable to a claim for breach of contract), and (ii) all other representations and warranties shall survive the Closing and continue in full force and effect until the date which is fifteen (15) months after the Closing Date. The representations and warranties of Purchaser contained in Section 5.4 of this Agreement (the “Purchaser General Representations”) shall survive until the end of the Second Sales Milestone Earnout Period.
(b)Each covenant of Seller and Purchaser set forth herein shall survive until such time as such covenant has been fully performed and satisfied (each such date set forth in Section 7.1(a) and this Section 7.1(b), a “Survival Period”).
(c)Unless a claim for indemnification is asserted during the applicable Survival Period, no Responsible Party will have any indemnification obligation or other liability in respect of such claim or in respect of any facts or circumstances underlying such claim. Notwithstanding anything to the contrary herein, any claims asserted in good faith and in writing by notice from the Indemnified Party to the Responsible Party prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or agreement and such claims shall survive until finally resolved. For the avoidance of doubt, nothing in this Section 7.1 shall affect the time periods during which any claim may be made under the R&W Insurance Policy.

(d)Notwithstanding anything to the contrary herein, in the event of any Fraud in respect of any representation or warranty, such representation or warranty shall survive indefinitely.
Section 7.2Indemnification.
(a)Subject to the limitations set forth in this Article 7, Seller shall indemnify, defend and hold harmless Purchaser, the Company, and their respective Affiliates and each of their respective officers, directors, managers, employees and agents (“Purchaser Indemnitees”) from and against any and all Losses arising out of or resulting from:
(i)any misrepresentation, inaccuracy in or breach of representation or warranty regarding the Company in Article 3 or of Seller in Article 4 of this Agreement;
(ii)Covered Taxes;
(iii)any breach or nonperformance of any covenant or agreement of Seller set forth in this Agreement;
(iv)any Indebtedness (but exclusive of Covered Taxes) outstanding after Closing which is not included or taken into account in determining the Total Adjustment Amount as finally determined pursuant to Section 2.6 of this Agreement; or
(v)any Transaction Fees (exclusive of Covered Taxes) outstanding after Closing which are not included or taken into account in determining the Total Adjustment Amount as finally determined pursuant to Section 2.6 of this Agreement;
(vi)the matters set forth on Schedule 7.2(a)(vi).
(b)Subject to the limitations set forth in this Article 7, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, managers, employees and agents (the “Seller Indemnitees”) from and against any and all Losses arising out of or resulting from:
(i)any misrepresentation, inaccuracy in or breach of warranty made by Purchaser in Article 5; or
(ii)any breach or non-performance of any covenant or agreement of Purchaser set forth in this Agreement.
Section 7.3Limitations on Recovery.
(a)Seller shall not be liable to Purchaser Indemnitees for indemnification under Section 7.2(a)(i) (other than for breaches of Fundamental Representations by Seller, which shall be governed by Section 7.3(c)) until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a)(i) exceeds One Hundred Thirty-Seven Thousand Five Hundred Dollars ($137,500.00) (the “Deductible”), and then only to the extent of any such excess.
(b)Following satisfaction of the Deductible pursuant to Section 7.3(a), Purchaser Indemnitees shall be entitled to recover for Losses recoverable hereunder pursuant to Section 7.2(a)(i) (other than for breaches of Fundamental Representations by Seller, which shall be governed by Section 7.3(c)) from the Indemnification Escrow Account, or to the extent such Indemnification Escrow Account has been exhausted, by direct payment from Seller, until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a)(i) exceeds the Retention Level, at which time applicable Losses shall be satisfied solely and exclusively from the R&W Insurance Policy.
(c)Losses recoverable hereunder by Purchaser Indemnitees for indemnification pursuant to Section 7.2(a)(i) with respect to breaches of Fundamental Representations by Seller and pursuant to Section 7.2(a)(ii), shall be satisfied in the following order:
(i)First, from the Indemnification Escrow Account, or to the extent such Indemnification Escrow Account has been exhausted, by direct payment from Seller or set-off pursuant to Section 7.3(m), until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a)(i) exceeds the Retention Level.
(ii)Second, by submission of claims by Purchaser Indemnitees pursuant to the R&W Insurance Policy (to the extent the R&W Insurance Policy provides coverage with respect to such claims) and use of commercially reasonable efforts to recover Losses under such R&W Insurance Policy consistent with Section 7.3(f).
(iii)Third, by direct payment from Seller or set-off pursuant to Section 7.3(m) up to an amount equal to the Base Purchase Price plus the amount of any Earnout Payment that is paid or becomes payable.
(d)The maximum aggregate amount of Losses recoverable hereunder by the Purchaser Indemnitees pursuant to this Article 7 shall be an amount equal to the Base Purchase Price plus the amount of any Earnout Payments that are paid or become payable.
(e)Purchaser shall not be liable to the Seller Indemnitees for indemnification pursuant to Section 7.2(b)(i) with respect to misrepresentations, inaccuracies in or breaches of the Purchaser General Representations until the aggregate amount of all such Losses exceeds the Deductible. The maximum aggregate amount of Losses recoverable hereunder by the Seller Indemnitees pursuant to Section 7.2(b)(i) with respect to misrepresentations, inaccuracies in or breaches of the Purchaser General Representations shall be an amount equal to the value on the date of issuance of the Contingent Shares actually issued to Seller.
(f)Notwithstanding any other provision herein to the contrary, the amount of Losses that any Indemnified Party may recover for indemnification pursuant to this Agreement shall be offset, on a dollar for dollar basis, against any amounts received by such Indemnified Party in respect of the Losses forming the basis of such claim for recovery from a third party pursuant to any indemnification or other similar right or any applicable insurance policy (including the R&W Insurance Policy, as applicable) (and such Indemnified Party shall use its commercially reasonable efforts to recover against such third party under such insurance policies, indemnification rights, and other similar rights applicable to such Losses) provided that an Indemnified Party shall not be required to initiate any litigation against such a collateral source in order to recover such amounts. If any Indemnified Party receives such amount from a third party subsequent to a recovery for indemnification under this Agreement, the applicable Indemnified Party or Indemnified Parties will promptly remit such offset amount to the Responsible Party hereunder. The pendency of an insurance claim or the potential availability of insurance coverage or potential recovery from a collateral source shall not relieve the Responsible Party of its obligation to pay Losses when and as incurred by a Purchaser Indemnitee, in each case subject to the limitations of this Article 7. Termination, modification or amendment of the R&W Insurance Policy or denial of claims under the R&W Insurance Policy will not limit any Purchaser Indemnitee’s rights to indemnification set forth in this Agreement, in each case subject to the limitations of this Article 7. Consistent with this Section 7.3(f), if

Purchaser or the Company receives any recovery of Losses from Allergan or Aclaris subsequent to being indemnified by Seller under Section 7.2(a)(vi), Purchaser will (or will cause the Company to) promptly remit such amount recovered to Seller. The Parties acknowledge that the Company has assigned to Seller certain rights to indemnification and payment under the Allergan Agreement and the Aclaris Agreement pursuant to that certain Assignment of Rights under Allergan Agreement and Aclaris Agreement between the Company and Seller dated on or about the date hereof. Purchaser must deliver the Claim Notice required pursuant to Section 7.4(a) hereof to Seller with respect to any Allergan Arbitration Matter in a timely manner, and in any event prior to the date on which Seller must deliver notice of an indemnity claim as required pursuant to the terms of the Allergan Agreement and the Aclaris Agreement.
(g)Notwithstanding any other provision herein to the contrary, Losses to which an Indemnified Party shall be entitled under this Article 7 shall not be duplicative of any amount taken into account in determining the Total Adjustment Amount pursuant to the procedures set forth in Section 2.6.
(h)No party hereto will be liable to any Indemnified Party for, and the definition of “Losses” shall be construed to entirely exclude, any punitive damages (except to the extent required to be paid to a third party).
(i)All Losses under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.
(j)Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.
(k)Purchaser shall not, and shall cause Company not to, cancel or terminate prior to the end of their then current term any insurance policies (including any directors’ and officers’ liability coverage) the premiums for which have been paid in full as of the Closing or are reserved for in the final determination of the Closing Working Capital. The Responsible Party shall be subrogated to the Company’s rights under such insurance policies to the extent of payments made by such Responsible Party.
(l)For purposes of (i) calculating the amount of Losses incurred by an Indemnified Party resulting from any misrepresentation, inaccuracy in or breach of a warranty, covenant or agreement and (ii) determining the amount of any Losses incurred, and (iii) determining whether or not a breach of a representation, warranty, covenant or agreement has occurred, the references to “material,” “in all material respects,” “Material Adverse Effect” or other materiality qualifications (or correlative terms) shall be disregarded.
(m)Subject to the limitations in this Article 7, Purchaser may set off any amount to which it or any Purchaser Indemnitee has valid indemnification right under Section 7.2(a) solely against (i) any Earnout Payment to the extent not previously paid, (ii) any payments of principal or interest under the Promissory Note, or (iii) any indemnification payment owed by Purchaser but unpaid to any Seller Indemnitee. The exercise of such setoff right in good faith will not constitute a breach or event of default under any agreement relating to any amount against which the set-off is applied. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit any Purchaser Indemnitee in any manner in the enforcement of any remedies that may be available to it. If, on the date that any amount is due from Purchaser to Seller pursuant to this Agreement, Purchaser or any Purchaser Indemnitee has a claim against Seller for indemnification under Section 7.2(a) and such claim has not, by such date, been resolved, Purchaser shall (i) deliver a written notice to Seller stating in good faith its intent to set off hereunder and the amount of the set off (the “Amount in Dispute”), and (ii) deposit the Amount in Dispute in escrow until the date of resolution by agreement of the parties or final non-appealable order. If the Amount in Dispute is less than the amount due to be paid on such date, the Purchaser shall pay the balance of any such payment to Seller. The parties shall execute and deliver a mutually acceptable escrow agreement containing customary terms with a mutually acceptable escrow agent. If it is ultimately determined by agreement of the parties or by final order that all or any portion of the amount so set-off was incorrect (the “Incorrect Setoff Amount”), the escrow agent shall (within ten (10) days thereafter) be directed to pay to the Seller Incorrect Setoff Amount. If it is ultimately determined by agreement of the parties or by final order that all or any portion of the amount so set-off was correct (the “Correct Setoff Amount”), the escrow agent shall (within ten (10) days thereafter) be directed to pay to Purchaser the Correct Setoff Amount. If the set-off is found to be correct, the Seller will pay the costs attributable to the use of the escrow agent, and if the set-off is found to be incorrect, the Purchaser will pay the costs attributable to the use of the escrow agent.
(n)Notwithstanding any of the provision of this Section 7.3, none of the foregoing provisions of this Section 7.3 shall be applicable to limit any remedies that either party may have for Fraud.
Section 7.4Notice of Claims.
(a)Any Purchaser Indemnitee or Seller Indemnitee seeking indemnification hereunder (the “Indemnified Party”) shall, prior to the expiration of the applicable Survival Period, give the party from whom indemnification is being sought (or, in the case of a Purchaser Indemnitee seeking indemnification, such Purchaser Indemnitee shall notify Seller) (the party from whom indemnification is sought, the “Responsible Party”), a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise, or that could reasonably be expected to give rise, to the claim for indemnification hereunder that is the subject of the Claim Notice. The Claim Notice shall include (if and to the extent then known) the amount and the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based and all material documentation relevant to the claim (to the extent not previously provided under this Section 7.4). A Claim Notice shall be given promptly following the Indemnified Party’s determination that facts or events are reasonably expected to give rise to a claim for indemnification hereunder. Notwithstanding any other provision herein or elsewhere to the contrary, the failure to give such written notice shall not relieve any Responsible Party of its obligations hereunder, unless such Responsible Party is actually prejudiced thereby; provided that such Claim Notice has been delivered within the applicable Survival Period set forth in Section 7.1.
(b)A Responsible Party (acting through Purchaser, in the case of indemnification sought by any Seller Indemnitee, and acting through Seller, in the case of indemnification sought by any Purchaser Indemnitee) shall have 30 days after the receipt of any proper Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay or cause to be paid such amount to such Indemnified Party in immediately available funds or (ii) provide such Indemnified Party with written notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”). For a period of 30 days after the giving of any Dispute Notice, the Responsible Party and the Indemnified Party shall negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within 30 days after the date the Dispute Notice is given, the Responsible Party and the Indemnified Party may, subject to the limitations set forth in this Article 7, thereupon submit such dispute to the applicable court or courts having subject matter jurisdiction pursuant to Section 9.6. If the Responsible Party agrees to the Claim Notice pursuant to clause (i) of this Section 7.4(b) or fails to provide a timely Dispute Notice pursuant to clause (ii) of this Section 7.4(b), then (x) if the Indemnified Party is a Purchaser Indemnitee, then the applicable Seller shall, subject to the provisions set forth in this Article 7, promptly (and in any event within 10 Business Days) pay to such Purchaser Indemnitee the amount set forth in the Claim Notice by wire transfer of immediately available funds, subject to the limitations contained in Section 7.3, or (y) if the Indemnified Party is a Seller Indemnitee, then Purchaser shall, using its own funds, promptly (and in any event within 10 Business Days) pay to such Seller Indemnitee the amount set forth in the Claim Notice by wire transfer of immediately available funds, subject to the limitations contained in Section 7.3.
(c)Notwithstanding Section 7.4(a) or Section 7.4(b), the provisions of this Section 7.4 shall not apply in the case of a Claim Notice provided in connection with a Third Party Claim, which claims shall be governed by Section 7.5.
Section 7.5Third Party Claims.
(a)In the event that an Indemnified Party becomes aware of a third party claim which such Indemnified Party believes may result in a claim for indemnification pursuant to this Agreement (a “Third Party Claim”), the following shall apply: Such Indemnified Party shall promptly notify Seller (in the case of indemnification sought by a Purchaser Indemnitee) or Purchaser (in the case of indemnification sought by a Seller Indemnitee), as the case may be, of such Third Party Claim (the “Third Party Claim Notice”) prior to the expiration of the applicable Survival Period. The Third Party Claim Notice shall describe in reasonable detail the facts giving rise or that could reasonably be expected to give rise to the claim for indemnification hereunder that is the subject of the Third Party Claim Notice, the amount and the method of computation of the amount of such claim, a reference to the provision of this Agreement upon which such claim is based and all material documentation relevant to the claim described in the Third Party Claim Notice (to the extent not previously provided under this Section 7.5). A Third Party Claim Notice shall be given promptly following such Indemnified Party’s determination of facts or events that are reasonably expected to give rise to a claim for indemnification hereunder; provided that in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced. No delay in notifying such Responsible Party of such Third Party Claim in accordance with the terms of this Agreement shall affect an Indemnified Party’s rights, unless such Responsible Party is actually prejudiced thereby; provided that such Third Party Claim Notice has been delivered within the applicable Survival Period set forth in Section 7.1. The Responsible Party, at its sole expense, may assume the defense of the applicable Third Party Claim by advising the Indemnified Party in writing that it will undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof and in which event the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and paid at its own expense; provided, further, that if, in the reasonable written opinion of counsel for such Indemnified Party, there is a reasonable likelihood of a conflict of interest between the Responsible Party and the Indemnified Party, the Responsible Party shall be responsible for the reasonable and documented fees and expenses of one counsel to such Indemnified Party in connection with such defense. So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim.
(b)If the Responsible Party assumes the control of the defense of the Third Party Claim in accordance with Section 7.5(a), the Responsible Party shall have full right to enter into any compromise or settlement that is dispositive of the matter involved; provided, however, that the Responsible Party shall not (i) settle or compromise the Third Party Claim or consent to the entry of any judgment which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim, or (ii) settle or compromise the Third Party Claim if the settlement imposes equitable remedies or other non-monetary obligations on the Indemnified Party, in each case, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)If the Responsible Party does not assume the control of the defense of the Third Party Claim in accordance with Section 7.5(a), the Indemnified Party shall control such defense; provided, however, that the Indemnified Party shall not settle or compromise any such Third Party Claim without the prior written consent of the Responsible Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(d)Any Indemnified Party shall cooperate in all reasonable respects with the Responsible Party and its attorneys in the investigation, trial and defense of any Third Party Claim and any appeal arising therefrom and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Responsible Party and its agents and representatives to, and reasonable retention by the Indemnified Party of, records and information which have been identified by the Responsible Party as being reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties shall cooperate with each other in any notifications to insurers.
Section 7.6Exclusive Remedy.
(a)The rights set forth in Section 2.6, this Article 7, the Escrow Agreement and the R&W Insurance Policy shall be the sole and exclusive remedies (whether in contract or in tort, in law or in equity) available to the parties hereto with respect to any and all matters covered by this Agreement and/or the negotiation, execution or performance of this Agreement and, in each case, for any and all claims for indemnification arising under, out of, or relating to this Agreement, the Contemplated Transactions and the negotiation, execution or performance of this Agreement, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being irrevocably agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by applicable Law. Without limiting the generality or effect of the foregoing, as a material inducement to Seller entering into this Agreement, and in light of, among other factors, the representations and acknowledgements contained in Section 5.10, Purchaser, on behalf of the Purchaser Indemnitees, hereby waives, to the fullest extent permitted under applicable Law, any claim or cause of action, known and unknown, foreseen and unforeseen, which they or any of their Affiliates may have against Seller, including under applicable Law, by reason of this Agreement or its subject matter, the negotiations and events giving rise to this Agreement or any other document or instrument delivered in connection herewith and the Contemplated Transactions, except for claims or causes of action brought under and subject to the terms and conditions of the provisions contained in this Article 7. The limited remedies provided in Section 2.6, this Article 7, the Escrow Agreement and the R&W Insurance Policy were specifically bargained for by the parties hereto and were taken into account by the parties hereto in arriving at the Purchase Price and the terms and conditions of this Agreement.
(b)Notwithstanding anything else in this Section 7.6, no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies against another party hereto if and to the extent Fraud is proven on the part of such party, and nothing set forth in this Article 7 shall be deemed to prohibit or limit any party’s right at any time, on or after the Closing Date, to seek injunctive or equitable relief for the failure of another party to perform any covenant or agreement contained herein, including pursuant to Section 9.12. For the avoidance of doubt, the rights and remedies (including indemnification) of the parties under the Transition Services Agreement shall be governed exclusively by the Transition Services Agreement and shall not be subject to this Article 7.
Section 7.7Adjustment to Purchase Price. Any payments made pursuant to this Article 7 shall be treated by all parties hereto as an adjustment to the Purchase Price hereunder to the extent permitted by applicable Law.
Section 7.8R&W Insurance Policy.
(a)For the avoidance of doubt, no Purchaser Indemnitee shall be entitled to recover against Seller for any Losses arising solely as a result of any termination, expiration, amendment and/or modification of, or the denial of any claim by the insurer for any reason or no reason under, the R&W Insurance Policy.
(b)In no event shall the R&W Insurance Policy be deemed to constitute a part of this Agreement or be integrated with this Agreement, and in no event shall the insurer under the R&W Insurance Policy have any right to bring a claim against Seller under this Agreement, except for in the case of Fraud. In no event shall Seller be responsible for the issuing insurance company’s failure to pay any claim made by a Purchaser Indemnitee under the R&W Insurance Policy.
(c)Notwithstanding anything in this Agreement to the contrary, none of the limitations or exceptions set forth in this Article 7, including any Survival Periods with respect to the representations, warranties and covenants set forth herein, shall in any way limit or modify the ability of the Purchaser Indemnitees to make claims under, or recover under, the R&W Insurance Policy.
Section 7.9Escrows.
(a)The Indemnification Escrow Account (and the Working Capital Escrow but only to the extent the aggregate amount of all Losses specified in any unresolved indemnification claims as of the date of final determination of the Total Adjustment Amount is in excess of remaining funds in the Indemnification Escrow Account) shall be available to the Purchaser Indemnitees for amounts due and owing within this Article 7, as well as to pay the Purchaser any adjustments required pursuant to Section 2.6, subject in each case to the terms and conditions of Article 7 and Section 2.6(e) of this Agreement and the Escrow Agreement.
(b)Without limiting the terms contained in the Escrow Agreement, Purchaser and Seller agree to promptly deliver joint instructions to the Escrow Agent to distribute to Purchaser or to Seller amounts out of the Indemnification Escrow Account to which any Purchaser Indemnitee or Seller is entitled in accordance with the terms of this Agreement and the Escrow Agreement.
Section 7.10Payment in Purchaser Common Stock. Notwithstanding anything to the contrary herein, if Seller is required to indemnify a Purchaser Indemnitee for Losses pursuant to this Article 7, Seller shall have the option in its own discretion to pay or reimburse the Purchaser Indemnitee for the Losses either in cash or through redemption by Purchaser of Purchaser Common Stock issued to Seller under this Agreement or in some combination of cash and Purchaser Common Stock; provided that the amount of the Losses that may be deemed paid through redemption of Purchaser Common Stock shall be in proportion to the amount of the Purchase Price that has been paid to Seller in the form of Contingent Shares. For example, if $40 million of the Purchase Price has been paid to Seller and $10 million of such amount has been paid in the form of Contingent Shares, then 75% of a subsequent Loss must be paid in the form of cash and 25% may be deemed paid through the redemption of Contingent Shares held by Seller. For purposes of this Section 7.10, the value of the Purchaser Common Stock shall be equal to the volume weighted average price per share of Purchaser Common Stock on the Nasdaq for the twenty (20) consecutive trading days ending on the second trading day immediately preceding the date when such payment is due.
Article 8
TAX MATTERS
Section 8.1Amended Tax Returns/Refunds.
(a)Except as required by applicable Law pursuant to the final resolution of a Third Party Claim pursuant to Section 7.5 or in connection with obtaining a refund or credit in lieu of refund pursuant to Section 8.1(b), Purchaser shall not, nor shall it permit or cause any of its Affiliates or the Company to, amend, file (including pursuant to a voluntary disclosure or similar process), refile, revoke or otherwise modify any Tax Return or Tax election of the Company with respect to any Pre-Closing Tax Period without Seller’s consent, which it may give or not give in its sole discretion.
(b)Except to the extent (i) reflected as an asset in Closing Working Capital, (ii) arising from losses, deductions, credits, or expenses attributable to the operations of Purchaser or any of its Affiliates after the Closing, or (iii) resulting from a payment of Taxes after the Closing Date that was not indemnified by Seller pursuant to this Agreement or taken into account in the Total Adjustment Amount, Seller will be entitled to any Tax refunds that are received by Purchaser or the Company and any amounts credited against Taxes in lieu of a refund to which either the Purchaser or the Company is or becomes entitled (determined on a “with and without basis”), in each case with respect to any Pre-Closing Tax Period with respect to the Company and to the extent received or utilized before the second anniversary of the Closing Date. Any refund or credit with respect to Taxes for any Straddle Period shall be equitably apportioned consistent with the provisions of the definition of “Pre-Closing Taxes” in Section 8.4. Purchaser will pay over to Seller the amount of such refund or credit in lieu of a Tax refund, net of any increased income Tax liability of Purchaser or any of its Affiliates by reason of the receipt of such refund or credit in lieu of a Tax refund and net of any reasonable expenses of obtaining such refund or credit in lieu of a Tax refund, within 10 days after receipt thereof or entitlement thereto. In the event any portion of any amount paid pursuant to this Section 8.1(b) to Seller shall subsequently be challenged successfully by any taxing authority, Seller shall repay to Purchaser any such portion, together with any interest imposed thereon. At Seller’s reasonable request, Purchaser shall file, or caused to be filed, any application for any such Tax refunds for which the Company is entitled and, further, at Seller’s expense file Tax Returns necessary to obtain refunds or credits in lieu of refund in accordance with this Section 8.1(b). Purchaser shall not, and shall not cause the Company to, waive the carryback of any net operating loss generated in a Pre-Closing Tax Period.
Section 8.2Cooperation. The parties shall, and shall each cause their respective Affiliates to, provide the other with such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, determining Liability for Taxes or the availability of a refund or credit of Taxes, or in conducting any audit or Action with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns and related documents, and making its employees available, to the extent reasonably requested.
Section 8.3Transfer Taxes. Purchaser and Seller shall each be responsible for fifty percent (50%) of all transfer, sales, use, real property transfer, recording, documentary, stamp, registration, stock transfer and other similar Taxes and fees (“Transfer Taxes”) imposed in respect of the purchase and sale of the Units, and Purchaser, with the cooperation of Seller, shall file all Tax Returns and other documentation related thereto.
Section 8.4Straddle Periods. For purposes of this Agreement, the amount of Taxes attributable to the Pre-Closing Tax Period shall be calculated as follows in this Section 8.4. The amount of any Taxes of the Company not based upon or measured by income or gain, proceeds, wages, receipts or expenses (e.g., payroll Taxes) allocated to the portion of the period ending on the Closing Date will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such taxable period. The amount of Taxes based upon or measured by income or gain, proceeds, wages, receipts or expenses for a taxable period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purposes, the taxable period of any partnership or pass through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time); provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis.
Section 8.5Preparation of Tax Returns. Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns of the Company, other than federal income Tax Returns, required to be filed for all periods beginning on or prior to the Closing Date and ending after the Closing Date as finally determined pursuant to this Section 8.5. Purchaser shall prepare (or cause to be prepared) all such Tax Returns in a manner consistent with past practice, except as otherwise required by Laws, and shall deliver any such Tax Return to Seller for its review at least 10 days prior to the date such Tax Return is required to be filed (provided that if any such Tax Return is due within 10 days of the Closing Date, Purchaser shall deliver such Tax Return to Seller for its review as soon as practicable). If Seller disputes any item on such Tax Return, it shall notify Purchaser in writing of such disputed item (or items) and the basis for its objection, and Seller and Purchaser shall negotiate in good faith for 15 days following the Purchaser’s receipt of such written notice to resolve such objections. If Purchaser and Seller are unable to resolve all objections during such 15-day period, then any remaining disputes, and only such remaining disputes, shall be resolved by the Independent Accountant, whose decision shall be final and binding on the parties. In the event any such dispute has not been resolved prior to the due date (taking into account extensions) for filing the applicable Tax Return, Purchaser shall file such Tax Return as proposed by Purchaser, and such Tax Return shall be amended, as necessary, pending the final resolution of such dispute. The fees, costs and expenses of the Independent Accountant shall be allocated equally between Purchaser, on the one hand, and Seller, on the other hand. The Company is a disregarded entity for income tax purposes and its taxable income and deductions are included on the Tax Return of Seller; and Seller shall prepare its own income tax returns for its taxable year including the Closing Date, and such returns shall include the taxable income and deductions of the Company for the period that includes the Closing Date. Notwithstanding anything else in this Agreement, the parties hereto agree that Transaction Tax Deductions shall, to the maximum extent permitted by applicable Law, be considered to arise in a taxable period (or portion thereof) ending on or before the Closing Date and the provisions of this Agreement shall be interpreted and applied in a manner consistent therewith.
Article 9
MISCELLANEOUS
Section 9.1Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules hereto) and the other Transaction Documents (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, whether written, oral or implied, between or among any of the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that, subject to the provisions herein, (y) Seller may assign its rights as provided in Section 2.5(n) and (z) Purchaser may assign without consent its rights and obligations hereunder to any Person that succeeds to all or substantially all of Purchaser’s business. Notwithstanding the foregoing, Purchaser may assign any or all of its rights pursuant to this Agreement to any of its lenders as collateral security without the consent of any of the other parties hereto.
Section 9.2Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and, to such end, the provisions of this Agreement are agreed to be severable.
Section 9.3Amendment. This Agreement may be amended only by an instrument in writing signed by Purchaser and Seller.
Section 9.4Extension; Waiver. At any time prior to the Closing, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 9.5Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email, by nationally-recognized overnight courier or, if only to be given within the United States, also by overnight U.S. mail (postage prepaid, return receipt requested) as follows:
if to Purchaser:
Novan, Inc.
4020 Stirrup Creek Drive, Suite 110
Durham, North Carolina 27703
Attention: Paula Brown Stafford and John M. Gay
Email: [***]

with a copy (which shall not constitute notice) to:
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27609
Attention: Gerald F. Roach
Email: [***]

if to Seller:
Evening Post Group, LLC
174 Meeting Street
Suite 200
Charleston SC 29401

Attn: Joe Waring, EVP and CFO
Email: [***]
with a copy (which shall not constitute notice) to:
Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Jennifer Daniels
Email: [***]

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. All notices and other communications under this Agreement will be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, on the date sent, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.
Section 9.6Governing Law; Jurisdiction; Service of Process; Waiver of Jury Trial.
(a)This Agreement, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party expressly agrees and acknowledges that the State of Delaware has a reasonable relationship to the parties and/or this Agreement.
(b)With respect to any action or claim arising out of or relating to the Contemplated Transactions or any document or instrument delivered in connection therewith, the parties hereto hereby expressly and irrevocably (i) agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware located in Wilmington, Delaware (and in the absence of Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware located in Wilmington, Delaware or, if such court lacks jurisdiction, the other state courts located In Wilmington, Delaware), and agree not to object to venue in the courts or to claim that such forum is inconvenient, and (ii) agree not to bring any action related to the Contemplated Transactions or any document or instrument delivered in connection therewith, including this Agreement, in any other court (except to enforce the judgment of such courts). Final judgment by such courts shall be conclusive and may be enforced in any manner permitted by applicable law. Each party further agrees that service of process may be effected or delivered by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 9.5.
(c)EACH PARTY HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION,

PERFORMANCE AND ENFORCEMENT HEREOF, INCLUDING THE CONTEMPLATED TRANSACTIONS.
Section 9.7Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Section 6.2, Article 7, Section 9.8, and Section 9.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 9.8Personal Liability. Each party hereto acknowledges and agrees that all claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”), and that no Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Laws, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Laws, no claim will be brought or maintained by a Contracting Party or any of its successors or permitted assigns against any Nonparty Affiliates that is not otherwise expressly identified as a Contracting Party, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Contracting Party set forth or contained in this Agreement, any other Transaction Document, any exhibit or schedule thereto, any other document contemplated by this Agreement or by any other Transaction Document or any certificate, instrument, opinion, agreement or other document of any Person delivered hereunder or thereunder.
Section 9.9Expenses. Except as set forth in this Agreement, each of the parties hereto will bear its own costs and expenses incurred in connection with this Agreement and the Contemplated Transactions, including all legal, accounting, investment banking and other expenses incurred by it or on its behalf, it being understood that the fees of the Escrow Agent shall be borne equally by Purchaser and Seller.
Section 9.10Counterparts; Effectiveness. This Agreement may be executed by facsimile in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by facsimile, electronic mail in “portable document format” (PDF) form, electronic transmission or otherwise) by all of the parties hereto. This Agreement and any signed agreement, document, or certificate entered into or executed in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile, electronic mail in PDF form, or any other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.
Section 9.11Company Disclosure Schedules. The representations and warranties contained in Articles 3 and 4 are qualified by reference to the Company Disclosure Schedules. The parties agree that the Company Disclosure Schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of any Person except as and to the extent expressly provided in this Agreement. Purchaser acknowledges that the Company Disclosure Schedules may include items or information which is not required to be disclosed under this Agreement. Inclusion of information in the Company Disclosure Schedules shall not be construed as an admission that such information is material to the Company or Seller. Purchaser acknowledges that headings have been inserted on the individual schedules included in the Company Disclosure Schedules for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or the Company Disclosure Schedules. Information contained in various Company Disclosure Schedules or sections and subsections of the Company Disclosure Schedules may be applicable to other Company Disclosure Schedules or sections and subsections thereof, or representations and warranties of the Company and Seller in this Agreement, and, accordingly, every matter, document or item referred to, set forth or described in one Schedule shall be deemed to be disclosed under each and every part, category or heading of such Schedule and all other Company Disclosure Schedules and shall be deemed to qualify all of the representations and warranties regarding the Company and Seller in this Agreement, in each case, to the extent that the applicability of such matter, document or item is reasonably apparent from the text of the disclosure in the Company Disclosure Schedules.
Section 9.12Specific Enforcement.
(a)The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto will be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the parties hereto further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 9.13No Conflict.
(a)Purchaser, for itself and its Affiliates, (i) hereby confirms that no engagement that Blank Rome LLP has undertaken or may undertake on behalf of Seller or its current or former equity holders or its Affiliates (the “Continuing Clients”) or the Company will be asserted by the Company or Purchaser either as a conflict of interest with respect to, or as a basis to preclude, challenge or otherwise disqualify Blank Rome LLP from, any current or future representation of any of the Continuing Clients, and (ii) hereby waives any conflict of interest that exists on or prior to the Closing, or that might be asserted to exist after the Closing, and any other basis that might be asserted to preclude, challenge or otherwise disqualify Blank Rome LLP in any continuing or post-Closing representation of any of the Continuing Clients.
(b)Purchaser, for itself and its Affiliates (including the Company), hereby irrevocably acknowledges and agrees that all communications and attorney work-product documentation between or among any of the Continuing Clients or the Company, on the one hand, and Blank Rome LLP, on the other hand, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any agreements contemplated by this Agreement, the other Transaction Documents or the Contemplated Transactions, or any matter relating to any of the foregoing (collectively, “Protected Material”): (i) are privileged and confidential communications and documentation between or among one or more of the Continuing Clients and such counsel; (ii) shall be deemed to belong solely to the Continuing Clients and will not pass to, be claimed, held or used by or become, following the Closing, an asset or property of Purchaser or its Affiliates (including the Company) or any insurance carrier providing the R&W Insurance Policy. From and after the Closing, (A) none of Purchaser, the Company and Persons purporting to act on behalf of or through Purchaser or the Company, or any of their respective Affiliates, will seek to obtain Protected Material by any process, and (B) Purchaser, on behalf of itself and its Affiliates (including the Company), irrevocably waives and will not assert against any of the Continuing Clients, or against any manager, director, member, partner, officer, employee or affiliate of any of the Continuing Clients, any attorney-client privilege, or any right to discover or obtain information or documentation, with respect to any communication relating to this Agreement, any other Transaction Documents or the Contemplated Transactions, between Blank Rome LLP, on the one hand, and any of the Continuing Clients, on the other hand, occurring prior to the Closing in connection with any representation from and after the Closing. The Continuing Clients shall not (and shall cause any applicable legal counsel not to) waive any privilege applicable to the Protected Material.
(c)Each of Seller, for itself and its post-Closing Affiliates, hereby irrevocably acknowledges and agrees that all communications and attorney work-product documentation regarding the Company’ business pre-dating the Closing, including between or among the Company and Blank Rome LLP, other than Protected Material (“Pre-Closing Company Material”) shall be deemed to belong solely to the Company and will not pass to, be claimed, held or used by or become an asset or property of the Continuing Clients. In addition, (i) none of the Continuing Clients nor any Person purporting to act on behalf of or through any of the Continuing Clients will seek to obtain Pre-Closing Company Material by any process and (ii) each of the Continuing Clients, on behalf of itself and its Affiliates, irrevocably waives and will not assert against the Company, or against any manager, director, member, partner, officer, employee or affiliate of the Company, any attorney-client privilege or any right to discover or obtain Pre-Closing Company Material; provided, however, that the Continuing Clients shall be entitled to have access to Pre-Closing Company Material in connection with the defense of any indemnification claims, or any other dispute, litigation or other adversarial proceeding involving this Agreement or any other Transaction Document.
(d)Notwithstanding the foregoing, in the event of any third-party adversarial investigation, Action, proceeding, or litigation, the Continuing Clients and the Company will be deemed to jointly hold any and all privileges with respect to Protected Material and Pre-Closing Company Material.
(e)Purchaser and its Affiliates (including the Company) agree that each shall not assert any claim against Blank Rome LLP in respect of legal services provided in connection with this Agreement or the Contemplated Transactions.
(f)Purchaser and Seller further agrees that Blank Rome LLP and its respective partners and employees are third party beneficiaries of this Section 9.13.
[Signature Page Follows]

Each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
PURCHASER:

NOVAN, INC.

By:     /s/ Paula Brown Stafford
Name: Paula Brown Stafford
Title: President and CEO

        [Signature Page to Unit Purchase Agreement]

SELLER:

EVENING POST GROUP, LLC

By:     /s/ Terrance Hurley
Name: Terrance Hurley
Title: Chief Executive Officer

COMPANY:

EPI HEALTH, LLC

By:     /s/ John Donofrio
Name: John Donofrio
Title: President

        [Signature Page to Unit Purchase Agreement]